                                                Filed pursuant to Rule 424(b)(5)
                                                              File No. 333-69741



PROSPECTUS SUPPLEMENT TO
PROSPECTUS DATED AUGUST 23, 2001

                           CNA FINANCIAL CORPORATION

                     UP TO 5,246,854 SHARES OF COMMON STOCK
                 ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS
                               ------------------

- We are distributing to our shareholders of record on August 23, 2001 0.22 rights for each share of our common stock outstanding on that date, or rights to purchase a total of up to 40,327,500 shares, which includes the shares to be purchased by Loews Corporation in the private placement described below.

- Each whole right will entitle you to purchase one share of common stock for $25.00 under the basic subscription privilege. You will also have the right to oversubscribe for up to the maximum number of shares offered in the rights offering if you exercise your basic subscription privilege. If we receive oversubscription requests for more shares than we have available for oversubscription, you will receive only your pro rata portion of these shares based on the number of shares you purchase through your basic subscription privilege.

- The rights offering will expire at 5:00 p.m., New York City time, on September 14, 2001, unless we decide to extend it.

- Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and is also traded on the Philadelphia Stock Exchange, under the symbol "CNA." The last reported sales price on August 23, 2001 on the New York Stock Exchange Composite Tape was $29.25 per share.

- The rights will trade on the New York Stock Exchange under the symbol "CNA.RT." Any shares that you purchase through the exercise of your rights will be listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and may be traded on the Philadelphia Stock Exchange.

- Loews Corporation, the holder of approximately 87% of our shares, has agreed to exercise all of its rights under its basic subscription privilege and its oversubscription privilege, subject to customary conditions. As a result, all of the shares being offered in the rights offering will be sold. Shares issued to Loews will not be registered under the Securities Act of 1933 and will be issued in a private placement concurrently with the sale of the shares to you. Any shares that you purchase in the rights offering will be registered under the Securities Act of 1933.

- Closing:  Expected to occur on September 20, 2001.
                               ------------------

     This investment involves risk. See "Risk Factors" beginning on Page: S-10.
                               ------------------

                                                              PER SHARE       TOTAL
                                                              ---------    ------------
Public offering price/Proceeds to us........................   $25.00      $131,171,350(1)(2)

     -------------------------
     (1) Before deducting expenses payable by us estimated at $850,000.

     (2) The total proceeds of the rights offering, including proceeds from the private placement of shares to Loews, will be approximately $1,008,187,500.
                               ------------------

     Neither the SEC nor any state securities commission has determined whether this prospectus supplement and the accompanying prospectus are truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.
                               ------------------

           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS AUGUST 23, 2001

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                                              PAGE
Summary.....................................................   S-3
Risk Factors................................................  S-10
Forward-Looking Statements..................................  S-16
Use of Proceeds.............................................  S-17
Price Range of Common Stock.................................  S-17
Dividend Policy.............................................  S-17
Capitalization..............................................  S-18
The Rights Offering.........................................  S-19
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................  S-27
Concurrent Private Placement................................  S-50
Federal Income Tax Consequences.............................  S-50
Experts.....................................................  S-51
Where You can Find More Information.........................  S-51

PROSPECTUS
About this Prospectus.......................................     2
Where You Can Find More Information.........................     2
Forward-Looking Statements..................................     3
The CNA Companies...........................................     4
The CNA Capital Trusts......................................     4
Use of Proceeds.............................................     5
Securities to be Offered....................................     6
Description of the Debt Securities..........................     7
Description of the Junior Debt Securities...................    18
Description of Common Stock.................................    28
Description of Preferred Stock..............................    29
Description of Depositary Shares............................    32
Description of Warrants.....................................    35
Description of Preferred Securities.........................    36
Description of Guarantees...................................    48
Description of Purchase Contracts and Purchase Units........    51
Relationship Among the Preferred Securities, the
  Corresponding Junior Debt Securities and the Guarantees...    51
Plan of Distribution........................................    53
Validity of Securities......................................    54
Experts.....................................................    55

     We have not authorized anyone to give any information other than this prospectus supplement and the accompanying prospectus or to make representations as to the rights offering or other matters discussed in this prospectus supplement and the accompanying prospectus or in our documents that are publicly filed with the Securities and Exchange Commission. You must not rely on unauthorized information. This prospectus supplement and the accompanying prospectus are neither offers to sell these securities nor our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. The information contained in or incorporated by reference in the prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement, regardless of the time of delivery of this prospectus supplement. Our affairs may have changed since the date of this prospectus supplement.

                                    SUMMARY

     This summary highlights information from this prospectus supplement. To fully understand the rights offering and its consequences to you, you should also read the more detailed information and consolidated financial statements contained in this prospectus supplement and the accompanying prospectus and in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. In this prospectus supplement, except where the context otherwise requires, we will collectively refer to CNA Financial Corporation and its direct and indirect subsidiaries as "we," "our" and "us."

     When referring to individual companies within our group, we will sometimes use the following abbreviations:

CNA Financial Corporation                    "CNA Financial"
Continental Casualty Company                 "Continental Casualty"
The Continental Insurance Company            "Continental Insurance"
Continental Assurance Company                "Continental Assurance"
The Continental Corporation                  "Continental Corporation"

     We will refer to our majority shareholder, Loews Corporation, as "Loews."

     As described in greater detail in this prospectus supplement, fractional rights that would be issued in the rights offering will be rounded up to the next whole right. Since we do not at this time know the number of additional rights that brokers and other persons that hold shares of common stock for the accounts of others will need in order to round up fractional rights for those accounts, we cannot determine the precise number of shares that we will issue in connection with the rights offering. As set forth on the cover page of this prospectus supplement, we may issue a total of 40,327,500 shares of common stock in the rights offering. This amount includes 7,550 shares, which is our estimate of the maximum number of shares that we will need to issue as a result of the rounding up of fractional rights to the next whole right. Unless otherwise indicated, all information in this prospectus supplement assumes that all 40,327,500 shares will be issued in the rights offering.

                                    ABOUT US

     We are a holding company whose subsidiaries consist primarily of property-casualty and life insurance companies. We are among the largest insurance organizations in the United States. Based on 2000 net written premiums, we are the ninth largest property-casualty insurance company and the 40th largest life insurance company in the United States. Our common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and is also traded on the Philadelphia Stock Exchange. The trading symbol for our common stock is "CNA." As of August 23, 2001, Loews owned approximately 87% of our outstanding common stock. Depending on the number of shares subscribed for in the rights offering by rights holders other than Loews, Loews will own between 87% and 89.3% of our outstanding common stock after the rights offering.

     We conduct our operations through seven operating segments. We report our remaining activities in the Corporate and Other segment. These operating segments reflect the way in which we distribute our products in the marketplace and the way in which we manage our operations and make business decisions. Following is a short description of each segment:

     - "Agency Market Operations" markets property-casualty insurance products and services to small and middle market businesses through an independent agency distribution system. Business products include workers' compensation, commercial packages, general liability, umbrella and commercial auto, as well as other risk management services. In addition, Agency Market Operations includes a professional employer organization, CNA UniSource, which provides employer-related services.

     - "Specialty Operations" provides professional, financial and specialty property-casualty products and services through a network of brokers, managing general underwriters and independent agencies. Clients of Specialty Operations primarily include architects, engineers, lawyers, healthcare professionals, financial intermediaries and corporate directors and officers.

     - "CNA Re" operates globally as a reinsurer in the broker market offering both treaty, for one or more classes of risk, and facultative, for a single risk, products. CNA Re's operations currently include the business of CNA Reinsurance Company Limited, a United Kingdom-based reinsurance company, and United States operations based in Chicago. While CNA Re's primary product is traditional treaty reinsurance, it also offers facultative and financial reinsurance. As further described in "Management's Discussion and Analysis of Financial Condition and Results of Operations," we plan to dispose of the U.K. subsidiaries of CNA Re before the end of 2001.

     - "Global Operations" provides products and services to U.S.-based customers, customers expanding overseas and foreign customers. Its major product lines include marine, commercial and contract surety, warranty and specialty products, as well as commercial property and casualty coverages.

     - "Risk Management" provides products relating to the management of business risks of large domestic commercial businesses. Also, Risk Management, primarily through the RSKCo(SM) business unit, provides total risk management services relating to claims, loss control, cost management and information services to the commercial insurance marketplace.

     - "Group Operations" provides group life and health insurance products and services to employers, affinity groups and other entities that purchase insurance as a group. Group Operations also provides health insurance to federal employees, retirees and their families, medical excess insurance for managed care organizations and self-funded plans and reinsurance for life and health insurers.

     - "Life Operations" provides financial protection to individuals through products such as term life insurance, universal life insurance, long term care insurance and annuities. Life Operations also provides retirement services products to institutions in the form of investment products and administration services. Life Operations distributes its products through managing general agencies, other independent agencies working with our life sales offices, a network of brokers and dealers and various other independent life insurance consultants.

     Our principal executive offices are located at CNA Plaza, Chicago, Illinois 60685 and our telephone number is (312) 822-5000. Our website is located at www.cna.com.

                              THE RIGHTS OFFERING

Rights........................   If you were a record holder of our common stock
                                 at the close of business on August 23, 2001, you will receive, at no charge, 0.22 transferable subscription rights for each share of common stock you held at that time.
                                 Fractional rights will be rounded up to the next whole right.

Subscription Price............   $25.00 per share.

Basic Subscription
Privilege.....................   For each whole right that you own, you will
                                 have a basic subscription privilege to buy from us one share of our common stock at the subscription price. You may exercise the basic subscription privilege for some or all of your rights. Loews has agreed to exercise the basic subscription privilege for all of its rights, subject to customary conditions.

Oversubscription Privilege....   If you exercise your basic subscription
                                 privilege for any rights, you will also have an oversubscription privilege to subscribe for any shares that our other rights holders do not purchase under their basic subscription privilege. Loews has agreed to exercise its oversubscription privilege in full for all of the shares being offered to other rights holders under their basic subscription privilege, subject to customary conditions. As a result, all shares being offered in the rights offering will be sold. If any rights holder other than Loews exercises its oversubscription privilege, the rights offering will be oversubscribed. All rights holders, including Loews, that exercise their oversubscription privilege will receive, from the shares available for oversubscription, the lesser of (1) the number of shares they oversubscribe for and (2) a number of the shares in proportion to the number of shares they purchased using their basic subscription privilege subject to rounding up or down for fractional shares as determined by us. To maximize the number of shares you will receive in the rights offering, you should exercise your basic subscription privilege for all of your rights before you exercise any oversubscription privilege.

Loews Purchase Agreement......   Loews has agreed to exercise its basic
                                 subscription privilege for all of its rights and has agreed to exercise its oversubscription privilege for all of the shares being offered to other rights holders under their basic subscription privilege. Loews's obligation to purchase shares is subject to customary conditions, including the condition that, since
                                 December 31, 2000, there have not been any events or developments that, individually or in the aggregate, could be reasonably expected to have a material adverse affect on our business, financial position, shareholders' equity or results of operations, except as disclosed in our annual or quarterly reports filed with the SEC or this prospectus supplement and the accompanying prospectus. We will not issue shares to you in the rights offering unless
                                 Loews purchases the shares it has agreed to purchase.

Private Placement.............   Shares issued to Loews in the rights offering
                                 will be issued in a private placement at the same time shares are issued to you in the rights offering. As a result, the shares issued to Loews through its exercise of rights will not be registered under the Securities Act of 1933.

Record Date...................   August 23, 2001.

Expiration Date...............   The rights will expire at 5:00 p.m., New York
                                 City time, on September 14, 2001 unless we, in our sole discretion, decide to extend the rights offering. Any rights that are not exercised by or on the expiration date will expire and will no longer be exercisable.

How to Exercise Rights........   Rights will be evidenced by rights certificates
                                 which will be distributed to our shareholders of record shortly after the record date. You may exercise rights by completing and signing your rights certificate and delivering it, together with payment of the subscription price and any other required documents to the subscription agent by the expiration date. It is very important that you read carefully "The
                                 Rights Offering -- Subscription Payments" and the rights certificate and related instructions for more information regarding the methods of delivery and payment, because if you fail to comply with these requirements, your rights may not be properly exercised and may expire without value. Once you have exercised rights, you may not revoke that exercise.

Transferability of Rights.....   The rights are transferable and will trade on
                                 the New York Stock Exchange until the last New
                                 York Stock Exchange trading day prior to the expiration date. Unless we extend the expiration date, the last trading day for the rights will be September 13, 2001. You may arrange to sell your rights through your broker or dealer or you may request the subscription agent to try to sell your rights. If you choose to have the subscription agent try to sell your rights, the subscription agent must receive your rights certificate and any other required documents by 11:00 a.m., New York City time, on the third New York Stock Exchange trading day before the expiration date. We cannot assure you that the subscription agent will be able to sell your rights or at what price it may be able to sell your rights. If you desire to sell any of your rights after 11:00 a.m., New York
                                 City time, on the third New York Stock Exchange trading day before the expiration date, you must attempt to do so through your broker or dealer. If, for any reason, a sale or transfer requires the issuance of a new rights certificate, the sale or transfer may not be made after that time. It is important that you read the instructions for your rights certificate and "The Rights Offering -- Method of Transferring Rights" if you intend to transfer or sell your rights.

Issuance of Common Stock......   You will receive certificates representing
                                 shares of the common stock purchased through the exercise of rights as soon as practicable after the closing of the rights offering. If you have subscribed for shares in the oversubscription privilege and we are unable to sell you all of the shares for which you oversubscribed, due to proration or otherwise, we will return your payment of the subscription price for the unpurchased shares at the time we issue you the shares that you purchased. You will not receive interest on funds you pay to the subscription agent, whether the shares are issued or the funds are returned.

Listing.......................   Our common stock is listed on the New York
                                 Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and also trades on the Philadelphia Stock Exchange, under the symbol
                                 "CNA." The rights will be traded on the New
                                 York Stock Exchange under the symbol "CNA.RT" until the last New York Stock Exchange trading date before the expiration date. Shares that you purchase in the rights offering will be listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and may be traded on the Philadelphia Stock
                                 Exchange.

Use of Proceeds...............   We will contribute the net proceeds of
                                 approximately $1,007 million from the rights offering, which includes proceeds from the private placement of shares to Loews, to our property-casualty insurance subsidiaries to aid us in maintaining adequate financial strength ratings, enhancing our capital and, in the case of one insurance subsidiary, satisfying regulatory minimum capital requirements after the reserve strengthening and other charges recorded in the second quarter of 2001 and described in "Management's

                                 Discussion and Analysis of Financial Condition and Results of Operations."

Federal Income Tax
Consequences..................   For United States federal income tax purposes,
                                 you will generally not recognize taxable income in connection with the distribution or exercise of rights. You may recognize gain or loss if you sell rights or shares for which you subscribe. See "Federal Income Tax
                                 Consequences."

Subscription Agent............   EquiServe Trust Company, N.A. will act as the
                                 subscription agent for the rights offering.

Common Stock Outstanding as of
  August 23, 2001 (not
  including options and
  treasury shares)............   Prior to the rights offering: 183,272,498
                                 shares.

                                 After the rights offering:  223,599,998 shares.

Questions.....................   If you have any questions about the rights
                                 offering or require additional copies of this prospectus supplement and the accompanying prospectus, please contact Georgeson
                                 Shareholder Communications at (800) 223-2064 if you are not a bank or broker, or (212)
                                 440-9800, collect, if you are a bank or broker.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

     Our summary consolidated financial information presented below as of and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 have been derived from our audited consolidated financial statements.

     The summary consolidated financial information as of and for the six months ended June 30, 2001 and 2000 are unaudited and have been derived from our unaudited condensed consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) which are, in our opinion, necessary for a fair presentation of our financial position at such dates and results of operations for such periods. Our results of operations for the six months ended June 30, 2001 are not necessarily indicative of our results for the year. As a result of the significant reserve strengthening of $2,079 million, after-tax; the information technology restructuring and other related charges of $40 million, after-tax; the realized loss related to the planned disposition of certain subsidiary operations of $320 million, after-tax; and the realized gain recorded on the sale of Global Crossing Ltd common stock of $647 million, after tax, all of which were recorded in 2001, our net loss for the six months ended June 30, 2001 may not be comparable to our results of operations for the six months ended June 30, 2000. Please see "Management's Discussion and Analysis of Financial Condition and Results of Operations" for a discussion of these charges.

     You should read this summary consolidated financial information in conjunction with our audited consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2000, and the unaudited consolidated condensed financial statements in our Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2001, each of which is incorporated by reference into this prospectus supplement and the accompanying prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     All information is in millions, except per share data.

                                      AS OF AND FOR THE SIX
                                      MONTHS ENDED JUNE 30       AS OF AND FOR THE YEARS ENDED DECEMBER 31
                                      ---------------------   -----------------------------------------------
                                        2001        2000       2000      1999      1998      1997      1996
                                      ---------   ---------   -------   -------   -------   -------   -------
                                            UNAUDITED
RESULTS OF OPERATIONS
Net earned premiums(a)..............   $ 4,134     $ 5,548    $11,474   $13,282   $13,536   $13,624   $13,525
Revenues(b).........................   $ 6,346     $ 7,328    $15,537   $16,380   $17,162   $17,199   $16,988
                                       -------     -------    -------   -------   -------   -------   -------
Net operating (loss) income(c)(d)...   $(1,956)    $   274    $   544   $   (70)  $   (47)  $   517   $   585
Net realized investment gains.......       550         197        670       117       329       449       380
Cumulative effect of a change in
  accounting principle, net.........       (61)         --         --      (177)       --        --        --
                                       -------     -------    -------   -------   -------   -------   -------
Net (loss) income...................   $(1,467)    $   471    $ 1,214   $  (130)  $   282   $   966   $   965
                                       -------     -------    -------   -------   -------   -------   -------
EARNINGS PER SHARE
Net operating (loss) income(c)(d)...   $(10.67)    $  1.49    $  2.96   $ (0.44)  $ (0.29)  $  2.75   $  3.12
Net realized investment gains, net
  of tax and minority interest......      3.01        1.07       3.65      0.63      1.78      2.42      2.05
Cumulative effect of a change in
  accounting principle, net.........     (0.34)         --         --     (0.96)       --        --        --
                                       -------     -------    -------   -------   -------   -------   -------
Net (loss) income...................   $ (8.00)    $  2.56    $  6.61   $ (0.77)  $  1.49   $  5.17   $  5.17
                                       -------     -------    -------   -------   -------   -------   -------
Weighted average outstanding common
  stock and common stock
  equivalents.......................     183.3       183.8      183.6     184.2     184.9     185.4     185.4
                                       -------     -------    -------   -------   -------   -------   -------
FINANCIAL CONDITION
Invested assets.....................   $35,889     $34,892    $35,122   $35,560   $37,177   $36,203   $35,412
Total assets........................    65,268      62,459     62,068    61,219    62,432    61,675    60,455
Insurance reserves..................    41,908      39,406     39,054    39,271    40,509    39,829    39,981
Debt................................     2,468       2,776      2,729     2,881     3,160     2,897     2,765
Stockholders' equity................     7,593       8,810      9,647     8,938     9,157     8,309     7,060
Book value per common share.........   $ 41.43     $ 48.03    $ 52.64   $ 47.66   $ 47.89   $ 44.01   $ 37.27
Return on average stockholders'
  equity(e).........................     (17.0)%      10.6%      13.1%     (1.4)%     3.2%     12.6%     14.0%

                                      AS OF AND FOR THE SIX
                                      MONTHS ENDED JUNE 30       AS OF AND FOR THE YEARS ENDED DECEMBER 31
                                      ---------------------   -----------------------------------------------
                                        2001        2000       2000      1999      1998      1997      1996
                                      ---------   ---------   -------   -------   -------   -------   -------
                                            UNAUDITED
STATUTORY SURPLUS
Property-casualty companies(f)......   $ 5,431     $ 7,739    $ 8,372   $ 8,679   $ 7,593   $ 7,123   $ 6,349
Life insurance companies............     1,661       1,280      1,274     1,222     1,109     1,224     1,163

---------------
(a) Our Personal Insurance business was transferred to the Allstate Corporation effective October 1, 1999. The net earned premiums for the Personal Insurance business unit related to the 1999, 1998, 1997 and 1996 years are as follows: $1,359 million, $1,655 million, $1,594 million and $1,467 million, respectively.

(b) Beginning in 2001, interest on funds withheld and other deposits is included in net investment income, which is part of revenues. Amounts for 2000, 1999, 1998, 1997 and 1996, which were previously reported in other operating expenses, have been reclassified to conform to the current presentation.

(c) Beginning in 2001, income from limited partnership investments is included in net operating income. Amounts for 2000, 1999, 1998, 1997 and 1996, which were previously reported in net realized investment gains, have been reclassified to conform to the current presentation.

(d) Net operating results for the six months ended June 30, 2001 and for the years ended 1999 and 1998 include after-tax restructuring and other related charges of $40 million, $54 million and $160 million, respectively.

(e) For the six months ended June 30, 2001, the return on average stockholders' equity is based upon the six month results only.

(f) Surplus includes equity of property-casualty insurance companies' ownership in life insurance subsidiaries.

                                  RISK FACTORS

     Our business faces significant risks. The risks described below may not be the only risks we face. Additional risks that we do not yet know of or that we currently think are immaterial may also impair our business operations. You should carefully consider and evaluate all of the information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including the risk factors listed below, before deciding whether to invest in our common stock.

WE FACE INTENSE COMPETITION IN OUR INDUSTRY.

     All aspects of the insurance business are highly competitive. We compete with a large number of stock and mutual insurance companies and other entities for both distributors and customers, and must continuously allocate resources to refine and improve insurance products and services. Insurers compete on the basis of factors including selling effort, product, price, service and financial strength. We seek pricing that will result in adequate returns on the capital allocated to our business. We may lose business to competitors offering competitive insurance products at lower prices, which may materially adversely affect our business, results of operations, financial condition and common stock price.

OUR RESULTS OF OPERATIONS MAY FLUCTUATE AS A RESULT OF MANY FACTORS.

     The results of companies in the insurance industry historically have been subject to significant fluctuations and uncertainties. The industry's profitability can be affected significantly by, among other things:

     - volatile and unpredictable developments, including catastrophes;

     - changes in reserves resulting from the general claims and legal environments as different types of claims arise and judicial interpretations relating to the scope of insurers' liability develop;

     - fluctuations in interest rates and other changes in the investment environment, which affect returns on invested capital; and

     - inflationary pressures that affect the size of losses.

     The demand for property and casualty insurance can also vary significantly, generally rising as the overall level of economic activity increases and falling as such activity decreases. These fluctuations could materially adversely affect our business, results of operations, financial condition and common stock price.

OUR ACTUAL CLAIMS LOSSES MAY EXCEED OUR RESERVES FOR CLAIMS.

     We maintain loss reserves to cover our estimated liability for unpaid losses and loss adjustment expenses, including legal and other fees as well as a portion of our general expenses, for reported and unreported claims incurred as of the end of each accounting period. Reserves do not represent an exact calculation of liability. Rather, reserves represent an estimate of what we expect the ultimate settlement and administration of claims will cost. These estimates, which generally involve actuarial projections, are based on our assessment of facts and circumstances then known, as well as estimates of future trends in claims severity, frequency, judicial theories of liability and other factors. These variables are affected by both internal and external events, such as changes in claims handling procedures, inflation, judicial trends and legislative changes. We cannot quantify many of these items in advance. Additionally, there may be a significant delay between the occurrence of the insured event and the time it is reported to us. The inherent uncertainties of estimating reserves are greater for certain types of liabilities, where the various considerations affecting these types of claims are subject to change and long periods of time may elapse before a definitive determination of liability is made. Our reserve estimates are refined in a regular and ongoing process as experience develops and further claims are reported and settled. Adjustments to reserves are reflected in the results of the periods in which such estimates are changed. Because setting reserves is inherently uncertain, there can be no assurance that our current reserves will prove adequate in light of future events.

OUR LIABILITIES UNDER INSURANCE POLICIES FOR ENVIRONMENTAL POLLUTION AND OTHER MASS TORT CLAIMS MAY BE MORE THAN WHAT WE HAVE ESTIMATED.

     Many policyholders have made claims against various of our insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims generally relate to accident years 1989 and prior. We and the insurance industry are disputing coverage for many such claims. Key coverage issues in these claims include whether cleanup costs are considered damages under the policies, the trigger of coverage, the allocation of liability among triggered policies, the applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and the definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

     Liability for costs for environmental pollution and other mass tort claims is inherently uncertain and the standards for cleanup in environmental pollution matters are uncertain. The scope of federal and state statutes and regulations determining liability and insurance coverage for environmental pollution liabilities have been the subject of extensive litigation. In many cases, courts have expanded the scope of coverage of applicable regulations and liability for cleanup costs beyond the original intent of our insurance policies. While there have been proposals to reform existing regulations, there can be no meaningful prediction of the pattern of future regulation or its impact on us. In addition, the number of sites potentially subject to cleanup under applicable laws is unknown.

     In the second quarter of 2001, we recorded a pretax charge to earnings totaling $349 million relating to environmental pollution claims and a pretax charge to earnings of $100 million relating to other mass tort claims. However, due to the inherent uncertainties described above and uncertainty in estimating reserves for future losses, our ultimate liability for environmental pollution and other mass tort claims may vary substantially from the amount currently recorded. If our claims experience is worse than expected for environmental pollution and mass tort claims, we would be required to increase our reserves in the future, which may materially adversely affect our business, results of operations, financial condition and common stock price.

OUR CLAIMS EXPERIENCE FOR ASBESTOS-RELATED MATTERS HAS BEEN WORSE THAN EXPECTED. OUR ACTUAL LIABILITIES UNDER INSURANCE POLICIES FOR THESE MATTERS MAY BE MORE THAN WHAT WE HAVE ESTIMATED.

     Our property-casualty insurance subsidiaries also have exposure to asbestos claims. Estimation of asbestos claims and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers and insureds, and additional factors such as missing policies and proof of coverage. Furthermore, estimation of asbestos claims is difficult due to, among other reasons, the proliferation of bankruptcy proceedings and attendant uncertainties, the targeting of a broader range of businesses and entities as defendants, the uncertainty as to which other insureds may be targeted in the future and the uncertainties inherent in predicting the number of future claims.

     In addition, some asbestos defendants have asserted that their claims for insurance are not subject to aggregate limits on coverage. We currently have such claims from a number of insureds. Some of these claims involve insureds facing exhaustion of products liability aggregate limits in their policies, which asserted that their asbestos claims fall within so-called "non-products" liability coverage contained within their policies rather than products liability coverage, and that the claimed "non-products" coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage not subject to aggregate limits or predict to what extent, if any, the attempts to assert "non-products" claims outside the products liability aggregate will succeed.

     In the second quarter of 2001, we recorded a pretax charge to earnings totaling $748 million relating to asbestos claims. Due to the uncertainties created by volatility in claim numbers and settlement demands, the effect of bankruptcies, the extent to which non-impaired claimants can be precluded from making claims and the efforts by insureds to obtain coverage not subject to aggregate limits and uncertainty inherent in estimating reserves for future claims, our ultimate liability for asbestos claims may vary substantially from the amount currently recorded. Other variables that will influence our ultimate exposure to asbestos claims will be medical inflation trends, jury attitudes, the strategies of plaintiff attorneys to broaden the scope of defendants, the mix of asbestos-related diseases presented and the possibility of legislative reform. Adverse developments with respect to these matters could cause our claims experience to be worse than expected for asbestos claims. As a result, we would be required to increase our reserves in the future, which may materially adversely affect our business, results of operations, financial condition and common stock price.

OUR CLAIMS EXPERIENCE IN MANY AREAS HAS DETERIORATED.

     Based on reserve studies we completed in the second quarter, we noted the continued emergence of adverse loss experience across several lines of business. As a result, we recorded a pretax charge to earnings totaling $2.0 billion relating to matters other than environmental pollution and other mass tort claims and asbestos claims. An analysis of the assumed reinsurance business in our "CNA Re" segment showed that the paid and reported losses for a number of lines, including excess of loss liability and professional liability accident years 1997 to 2000 were higher than expectations. The adverse development in our "Specialty Operations" segment was driven by emergence of reported losses greater than expected in medical malpractice and national for-profit nursing home chains with exposure in Florida and Texas. The remaining adverse loss development was a result of analyses of several coverages provided to commercial entities, which revealed higher than expected losses, including (1) commercial multiple-peril, general liability and commercial liability coverage in Agency Market Operations; (2) large claim frequency in the marine business in Global Operations; and (3) liability coverage in Risk Management. Several state-specific factors have resulted in higher than anticipated losses, including developments associated with commercial automobile liability coverage in Ohio and general liability coverage provided to contractors in New York.

     Due to the inherent uncertainties in determining reserves for future claims, actual claims may vary substantially from the amount currently recorded. If our claims experience is worse than expected for these matters, we would be required to increase our reserves in the future, which may materially adversely affect our business, results of operations, financial condition and common stock price.

WE EXPECT ADDITIONAL RESTRUCTURING CHARGES AGAINST OUR EARNINGS.

     In an effort to reduce our expense structure to better align our expenses with expected premium volumes, we are in the process of undertaking a restructuring initiative with respect to some of our operations. We are currently evaluating the impact of this restructuring initiative and we expect work on this initiative to continue through the third quarter and into the fourth quarter of 2001. We expect to take an additional restructuring charge against our earnings before the end of the year. We do not know the amount of this restructuring charge or whether we will realize the expected benefit of any restructuring activities. Any restructuring charge may be material and may materially adversely affect our results of operations, financial condition and common stock price.

OUR PREMIUM WRITINGS AND PROFITABILITY ARE AFFECTED BY THE AVAILABILITY OF REINSURANCE.

     We purchase reinsurance for significant amounts of risk underwritten by our insurance company subsidiaries. We also purchase reinsurance on risks underwritten by others which we reinsure, which is called a retrocession. Market conditions beyond our control determine the availability and cost of the reinsurance protection we purchase, which may affect the level of our business and profitability as well as the level and/or types of risk we retain. Our reinsurance facilities are generally subject to annual renewal. We may not be able to maintain our current reinsurance facilities and, if necessary, we may not be able to obtain other reinsurance facilities in adequate amounts and at favorable rates. If we are unable to renew our expiring facilities or to obtain new reinsurance facilities, either our net exposures would increase or, if we are unwilling to bear an increase in net exposures, we would have to reduce the level of our underwriting commitments, especially catastrophe exposed risks. Either of these potential developments could materially adversely affect our business, results of operations, financial condition and common stock price.

RATING AGENCIES MAY DOWNGRADE THEIR RATINGS FOR US IN THE FUTURE.

     Ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Our insurance company subsidiaries are rated by major rating agencies, such as A.M. Best & Company, Standard & Poor's, Moody's Investor Services and Fitch. Ratings reflect the rating agency's opinions of an insurance company's financial strength, operating performance, strategic position and ability to meet its obligations to policyholders. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

     In the past five years, several rating agencies have lowered our financial strength ratings. The agencies have lowered the ratings based upon a number of factors, including our obligations under a settlement of litigation involving Fibreboard Corporation in 1993 and the merger with The Continental Corporation in 1995. More recently, the rating agencies have expressed industry-wide concern about, among other factors, the intensity of the competitive environment in the U.S. commercial insurance markets, the rate of progress of any improvement in profitability, the general adequacy of carried reserves for our exposures, including asbestos and environmental pollution and other mass torts.

     On August 2, 2001, the rating agencies announced further action with respect to us. Although A.M. Best affirmed the Continental Casualty and Continental Assurance pools at "A", upgraded the Continental Insurance pool from "A-" to "A" and removed our negative outlook, Standard and Poor's placed us on CreditWatch with negative implications, pending a further review with our management, Moody's placed the Continental Casualty pool and some of our senior debt under review for a possible downgrade and Fitch downgraded the Continental Casualty pool and our senior debt ratings. For a further discussion of recent developments concerning our ratings, please see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

     A.M. Best has informed us that it intends to downgrade the financial strength rating of our separately rated London based entity, CNA Reinsurance Company Limited, from "A-" to "B+" as a result of uncertainty of its future ownership and the increased possibility of it operating on a "run-off" basis.

     Due to the intense competitive environment in the insurance industry, which may adversely affect our revenues, the inherent uncertainty in determining reserves for future claims, which may cause us to increase our reserves for claims, and possible changes in the methodology or criteria applied by the rating agencies, rating agencies may take action to lower our ratings in the future. As customers place importance on our financial strength ratings, we may lose customers and compete less successfully if we are downgraded. In addition, if our debt ratings are downgraded, it will be more expensive for us to borrow money. As a result, our business, results of operations, financial condition and common stock price may be materially adversely affected.

WE MAY NOT BE ABLE TO DISPOSE OF OUR UNITED KINGDOM-BASED REINSURANCE OPERATIONS AT THE PRICE WE EXPECT OR AT ALL.

     We intend to dispose of certain of our United Kingdom-based reinsurance subsidiaries. In connection with this expected disposal, we recorded a charge to our earnings described in "Management's Discussion and Analysis of Financial Condition and Results of Operation -- CNA Re and -- Investments."

     We may not be able to dispose of these subsidiaries at the price we expect or at all. If we are unable to negotiate a satisfactory price, we may decide not to dispose of these subsidiaries and we may operate them on a "run-off" basis, where these subsidiaries do not transact any new business and only settle existing business. If we operate in this manner, we may be required by regulatory authorities to take additional charges against our earnings to strengthen the reserves of these subsidiaries. A.M. Best has informed us that it intends to downgrade the financial strength rating of our separately rated London based entity, CNA Reinsurance Company Limited, from "A-" to "B+" as a result of uncertainty of its future ownership and the increased possibility of it operating on a "run-off" basis. In addition, rating agencies may further downgrade the financial strength ratings of these subsidiaries. Either of these actions may materially adversely affect our business, results of operations, financial condition and common stock price.

WE ARE SUBJECT TO EXTENSIVE REGULATION IN OUR BUSINESS.

     The insurance industry is subject to comprehensive and detailed regulation and supervision throughout the United States. Most insurance regulations are designed to protect the interests of policyholders rather than shareholders and other investors. Each state in which we do business has established supervisory agencies that regulate the manner in which we do business. Their regulations relate to, among other things:

     - standards of solvency, including risk-based capital measurements;

     - restrictions on the nature, quality and concentration of investments;

     - requiring certain methods of accounting and reporting;

     - requiring reserves for unearned premium, losses and other purposes;

     - potential assessments for the provision of funds necessary for the settlement of covered claims under policies provided by impaired, insolvent or failed insurance companies;

     - licensing of insurers and agents;

     - approval of policy forms; and

     - limitations on the ability of our insurance subsidiaries to pay dividends to CNA Financial.

     Regulatory powers also extend to premium rate regulations which require that rates not be excessive, inadequate or unfairly discriminatory. We also are required by the states to provide coverage to persons who would not otherwise be considered eligible by the insurers. Each state dictates the types of insurance and the level of coverage that must be provided to such involuntary risks. Our share of these involuntary risks is mandatory and generally a function of our respective share of the voluntary market by line of insurance in each state.

     If we do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or fine us. That type of action could materially adversely affect our business, results of operations, financial condition and common stock price.

WE ARE SUBJECT TO MINIMUM CAPITAL REQUIREMENTS.

     In addition to capital requirements set by state regulators, the National Association of Insurance Commissioners has in place risk based capital requirements for both life insurance companies and property-casualty insurance companies. The requirements are to be used by state insurance departments as a minimum capital requirement identifying companies that merit further regulatory action. If we do not comply with these minimum capital requirements, we may be restricted or prohibited from operating our business. If we are required to increase our reserves in the future, as a result of unexpectedly poor claims experience or otherwise, we may violate these minimum capital requirements unless we are able to raise sufficient additional capital. As a result, our business, results of operations, financial condition and common stock price may be materially adversely affected.

WE DEPEND ON DIVIDENDS AND ADVANCES FROM OUR SUBSIDIARIES FOR OUR WORKING CAPITAL NEEDS. OUR INSURANCE SUBSIDIARIES ARE LIMITED BY STATE REGULATORS IN THEIR ABILITY TO PAY DIVIDENDS.

     The payment of dividends to CNA Financial by its insurance subsidiaries must be approved by the subsidiaries' domiciliary state department of insurance. These dividends also are generally limited to amounts determined by formula, which varies by state. The formula for the majority of the states is the greater of 10% of the prior year statutory surplus or the prior year statutory net income, less the aggregate of all dividends paid during the twelve months prior to the date of payment. Some states, however, have an additional stipulation that dividends cannot exceed the prior year's earned surplus. In addition, by agreement with the New Hampshire Insurance Department, as well as certain other state insurance departments, dividend paying capacity for the Continental Insurance pool is restricted to internal and external debt service requirements through September 2003, up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department.

     If we are restricted, by regulatory rule or otherwise, from paying or receiving intercompany dividends, we may not be able to fund our working capital needs from available cash of one or more of our insurance subsidiaries. We would be required to fund these working capital needs from other sources, which may be more expensive than an intercompany dividend or may not be available at all. As a result, our business, results of operations, financial condition and common stock price may be materially adversely affected.

LOEWS OWNS A MAJORITY OF OUR COMMON STOCK AND HAS THE POWER TO ELECT OUR BOARD OF DIRECTORS AND INFLUENCE OUR AFFAIRS.

     Loews beneficially owns approximately 87% of our outstanding common stock. Loews has agreed to exercise all of its rights under its basic subscription privilege and has agreed to exercise its oversubscription for all shares being offered to other rights holders pursuant to their basic subscription privilege, subject to customary conditions. To the extent rights holders other than Loews do not exercise their basic subscription privilege for all of their rights, Loews's percentage ownership of our common stock will increase. As a result, after the rights offering Loews will own between approximately 87% and 89.3% of our outstanding common stock and will continue to have the ability to elect our entire board of directors and determine the outcome of other matters submitted to our shareholders, such as the approval of significant transactions, and otherwise to influence our affairs.

OUR COMMON STOCK HAS A RELATIVELY SMALL PUBLIC FLOAT, A CONDITION WHICH WILL CONTINUE FOLLOWING THE RIGHTS OFFERING.

     Of the 183,272,498 shares of our outstanding common stock, only 22,795,804 shares were owned by persons other than Loews and our executive officers and directors as of August 23, 2001. If every rights holder exercises all of its rights under the basic subscription privilege, the amount of shares held by the public, or the public float, will be approximately 28,042,658 shares. Without a significantly larger public float, our common stock will be less liquid than the common stock of companies with broader public ownership, and as a result, the trading prices for our common stock may be more volatile. Among other things, trading of a relatively small volume of our common stock may have a greater impact on the trading price for our stock than would be the case if our public float were larger.

OUR COMMON STOCK MAY NOT TRADE AT OR ABOVE THE SUBSCRIPTION PRICE.

     A committee of our board of directors determined the subscription price on August 23, 2001. The subscription price represented a discount to the market price of our common stock. The subscription price does not necessarily bear a direct relationship to the book value of our assets, past operations, cash flow, earnings, financial condition or any other established criteria for value and you should not consider the subscription price to be any indication of our underlying value. Our common stock may not trade at prices in excess of the subscription price at any time after the date of this prospectus supplement.

UNLESS YOU EXERCISE ALL RIGHTS ISSUED TO YOU, THE RIGHTS OFFERING WILL DILUTE YOUR RELATIVE OWNERSHIP INTEREST IN US.

     If you choose not to exercise your basic subscription rights fully, your relative ownership interest of our common stock will be diluted.

                           FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus include a number of forward-looking statements which relate to anticipated future events rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by us. Some examples of these risks and uncertainties are:

     - general economic and business conditions;

     - changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

     - changes in foreign, political, social and economic conditions;

     - regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings;

     - the impact of competitive products, policies and pricing;

     - product and policy demand and market responses;

     - development of claims and the impact on loss reserves;

     - the performance of reinsurance companies under reinsurance contracts with us;

     - results of financing efforts;

     - changes in our composition of operating segments;

     - exposure to environmental pollution, mass tort and asbestos liabilities;

     - the sufficiency of our loss reserves and the possibility of future increases in reserves;

     - limitations upon our ability to receive dividends from our insurance subsidiaries imposed by state regulatory agencies and minimum risk-based capital standards established by the National Association of Insurance Commissioners;

     - the possibility of downgrades in our ratings by ratings agencies and changes in rating agency policies and practices; and

     - the actual closing of contemplated transactions and agreements.

     Any forward-looking statements made in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus are made by us as of the date of this prospectus supplement. We do not have any obligation to update or revise any forward-looking statement contained in this prospectus supplement and the accompanying prospectus, even if our expectations or any related facts or circumstances change.

                                USE OF PROCEEDS

     We will contribute the net proceeds of approximately $1,007 million from the rights offering, which includes the proceeds from the private placement of shares to Loews, to our property-casualty insurance subsidiaries to aid us in maintaining adequate financial strength ratings, enhancing our capital and satisfying regulatory minimum capital requirements for one insurance subsidiary after the reserve strengthening and other charges recorded in the second quarter of 2001 described in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                          PRICE RANGE OF COMMON STOCK

     The common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange, and the Pacific Exchange, and also trades on the Philadelphia Stock Exchange, under the trading symbol "CNA." The following table sets forth for the quarters indicated the high and low per share closing sales prices as reported by the New York Stock Exchange Composite Tape.

                                                              HIGH    LOW
                                                              ----    ---
2001
-----
First Quarter...............................................  39.21   32.10
Second Quarter..............................................  40.24   33.80
Third Quarter (through August 23, 2001).....................  39.08   28.60
2000
-----
First Quarter...............................................  39.13   24.56
Second Quarter..............................................  36.94   27.13
Third Quarter...............................................  41.94   34.38
Fourth Quarter..............................................  40.06   32.06
1999
-----
First Quarter...............................................  41.00   33.00
Second Quarter..............................................  45.31   35.06
Third Quarter...............................................  41.25   34.31
Fourth Quarter..............................................  42.13   33.94

     The last reported sales price of the common stock on the New York Stock Exchange Composite Tape on August 23, 2001 was $29.25 per share. As of August 23, 2001, there were approximately 7,500 beneficial holders of our stock.

                                DIVIDEND POLICY

     CNA Financial has not paid cash dividends on its common stock since 1974. Instead, we have chosen to reinvest our earnings in our business. We have no present intention of changing this policy.

     CNA Financial is a holding company, which relies on dividends from its subsidiaries to pay dividends to its shareholders. The dividends paid to CNA Financial by its insurance subsidiaries must be approved by the subsidiaries' domiciliary state department of insurance. These dividends also are generally limited by formula, which varies by state. The formula used by the majority of the states provides that the greater of 10% of prior year statutory surplus or prior year statutory net income, less the aggregate of all dividends paid during the 12 months prior to date of payment, is available to be paid as a dividend to the parent company. In addition, by agreement with the New Hampshire Insurance Department, as well as certain other state insurance departments, dividend paying capacity for the Continental Insurance pool is restricted to internal and external debt service requirements through September 2003 up to a maximum of $85 million annually, without the prior approval of the New Hampshire Insurance Department. As of December 31, 2000, approximately $881 million of dividend payments is available under either the formula described above or the agreement with the New Hampshire Insurance Department. However, all dividends must be reported to the domiciliary insurance department before declaration and payment.

                                 CAPITALIZATION

     The following table shows our consolidated capitalization as of June 30, 2001 on a historical basis and as adjusted to give effect to our receipt of net proceeds of $1,007 million from the sale of all of the shares of our common stock offered in the rights offering, which includes the private placement of shares to Loews, and the application of the net proceeds as described under "Use of Proceeds."

     You should read this table in conjunction with our consolidated financial statements and related notes which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The information in this table is unaudited.

                                                                   JUNE 30, 2001
                                                              ------------------------
                                                               ACTUAL     AS ADJUSTED
                                                              --------    ------------
                                                              (IN MILLIONS OF DOLLARS)
DEBT (NET OF UNAMORTIZED DISCOUNT):
  Variable Debt:
     Commercial Paper(a)....................................  $   400       $   400
     Credit Facility -- CNA Surety Corporation(b)...........       75            75
  Senior Notes:
       7.25%, due March 1, 2003.............................      133           133
       6.25%, due November 15, 2003.........................      249           249
       6.50%, due April 15, 2005............................      491           491
       6.75%, due November 15, 2006.........................      249           249
       6.45%, due January 15, 2008..........................      149           149
       6.60%, due December 15, 2008.........................      199           199
       8.375%, due August 15, 2012..........................       68            68
       6.95%, due January 15, 2018..........................      148           148
       7.25% Debentures, due November 15, 2023..............      240           240
       8.000% -- 19.980% Secured Capital Leases, due through
        December 31, 2011...................................       39            39
       Other debt, due through 2019 (rates of 1.000% to
        8.500%).............................................       28            28
                                                              -------       -------
       Total debt...........................................    2,468         2,468
                                                              -------       -------
STOCKHOLDERS' EQUITY:
  Common Stock with par value of $2.50 per share -- voting
     stock:
     Authorized 500,000,000 shares (185,525,907 shares
      issued, 183,272,498 shares outstanding, actual,
      223,599,998 shares outstanding, as adjusted)..........      464           565
  Preferred Stock with no par value -- non-voting stock:
     Authorized 12,500,000 shares; no shares issued or
      outstanding...........................................       --            --
  Additional paid-in capital................................      126         1,032
  Retained earnings.........................................    6,860         6,860
  Accumulated other comprehensive income....................      286           286
  Treasury stock, at cost...................................      (70)          (70)
  Notes receivable for the issuance of common stock.........      (73)          (73)
                                                              -------       -------
  Total Stockholders' Equity................................    7,593         8,600
                                                              -------       -------
  Total Capitalization......................................  $10,061       $11,068
                                                              -------       -------

---------------
(a) Following the announcement of second quarter 2001 earnings, our commercial paper rating was placed under review by Standard & Poor's. During the period of this review, which is expected to be finalized by the end of third quarter of 2001, we may redeem our outstanding commercial paper loans as they mature using internal funds.

(b) We own approximately 64% of the outstanding shares of CNA Surety Corporation on a fully diluted basis.

                              THE RIGHTS OFFERING

THE RIGHTS

     We are issuing rights at no charge to each record holder of our shares of common stock at the close of business on August 23, 2001. You will receive 0.22 rights for each share of our common stock that you owned on this date. The rights will be evidenced by transferable rights certificates, which we are providing to record holders along with this prospectus supplement and accompanying prospectus. If you execute a rights certificate, you agree that your exercise of the rights will be on the terms and subject to the conditions specified in the rights certificate and related instructions and in this prospectus supplement.

     Fractional rights will be rounded up to the next whole right. We will not issue or pay cash in lieu of fractional rights. Upon request to the subscription agent, you may combine or divide your rights certificate(s) for one or more rights certificates. You may not divide a rights certificate in such a way as to permit you to receive a greater number of rights than you are otherwise entitled to receive. However, a depository, bank, trust company or securities broker or dealer holding shares of the common stock for more than one beneficial owner on August 23, 2001, the record date, may, upon proper showing to the subscription agent, exchange its rights certificate to obtain a rights certificate for the number of rights to which all such beneficial owners in the aggregate would have been entitled had each been a holder of record on the record date.

SUBSCRIPTION PRIVILEGES

     We are offering two types of subscription privileges:

     Basic Subscription Privilege. You may purchase one share of common stock for every whole right that you hold. You may exercise some or all of your rights. Loews has agreed to exercise its basic subscription privilege for all of its rights, subject to customary conditions.

     Oversubscription Privilege. If you exercise the basic subscription privilege for any rights, you may also subscribe for additional shares of our common stock not subscribed for by other rights holders under their basic subscription privilege. If you wish to exercise your oversubscription privilege, you must specify the number of additional shares you want to purchase, up to the maximum number of shares offered in the rights offering, and must submit payment for the subscription price for those additional shares to the subscription agent. Loews has agreed to exercise its oversubscription privilege for all of the shares being offered to other rights holders under their basic subscription privilege, subject to customary conditions. As a result, all of the shares being offered in the rights offering will be sold. If any rights holder other than Loews exercises its oversubscription privilege, then the rights offering will be oversubscribed and shares available for oversubscription will be allocated as described below. To maximize the number of shares you receive in the rights offering, you should exercise your basic subscription privilege for all of your rights before you exercise any oversubscription privilege.

     We will allocate all of the shares being offered in the rights offering as follows:

     - first, to subscribing rights holders (including Loews) according to their exercises of the basic subscription privilege; and

     - second, to subscribing rights holders (including Loews) according to their exercise of the oversubscription privilege. If there are oversubscriptions for more shares than are available to be subscribed for under the oversubscription privilege, rights holders exercising the oversubscription privilege (including Loews) will receive from the available shares the lesser of (1) the number of shares for which they oversubscribed and (2) a number of shares in proportion to the number of shares each holder has purchased under the basic subscription privilege (without regard to how many shares are oversubscribed for), subject to rounding of fractional shares up or down by us. If you are not allocated the full amount of shares for which you oversubscribe, you will receive a refund (without interest) of the subscription price that you delivered for those shares of our common stock that are not allocated to you. The subscription agent will mail refunds together with certificates for any shares purchased after the closing of the offering.

     In order to exercise the oversubscription privilege, banks, brokers and other nominee rights holders who exercise the oversubscription privilege on behalf of beneficial owners must certify to the subscription agent and to us with respect to each beneficial owner:

     - the number of rights exercised under the basic subscription privilege, and

     - the number of shares subscribed for under the oversubscription privilege.

LOEWS PURCHASE AGREEMENT

     Loews has entered into an agreement under which it has agreed to exercise the basic subscription privilege for all of its rights and its oversubscription privilege for all of the shares offered to other rights holders under their basic subscription privilege. We have made customary representations, warranties and covenants in this agreement. Loews's obligation to purchase the shares under this agreement is generally subject to the following conditions:

     - all of our representations and warranties in the agreement being true and correct in all material respects;

     - that we have performed in all material respects all of our obligations under the agreement;

     - this prospectus supplement and the accompanying prospectus being timely filed under the 1933 Act, the related registration statement not being suspended (nor any suspension being threatened) and any SEC requests for information having been complied with;

     - Loews having received an officer's certificate and an opinion of counsel covering customary matters;

     - our receipt of a customary comfort letter and updated comfort letters from our accountants satisfactory to Loews;

     - the absence, since December 31, 2000, of any events or developments that, individually or in the aggregate, could be reasonably expected to have a material adverse affect on our business, financial position, shareholders' equity or results of operations, except as disclosed in our annual or quarterly reports with the SEC or in this prospectus supplement and the accompanying prospectus; and

     - the absence of any law or order that prohibits the purchase and sale of the shares in the rights offering.

     We will not issue shares to you in the rights offering unless Loews purchases the shares it has agreed to purchase under the agreement described above.

SUBSCRIPTION PRICE

     The subscription price is $25.00 per share, payable as provided in "-- Subscription Payments."

DETERMINATION OF THE SUBSCRIPTION PRICE

     A committee of our board of directors determined the subscription price on August 23, 2001. The subscription price represents a discount of $4.25 from the closing market price of our common stock on that date. The committee considered the subscription price to be fair to our shareholders in light of potential dilution to all shareholders. Among other things, the committee considered our financial performance, the performance of securities markets in general and discounts used in similar rights offerings in its determination of the discount in the rights offering.

EXPIRATION TIME AND DATE; CLOSING

     The rights offering will expire at 5:00 p.m., New York City time, on September 14, 2001, unless we, in our sole discretion, extend it. After the expiration of the rights offering, all unexercised rights will be null and void. We will notify you of any extension of the expiration date by issuing a press release. We will not be obligated to honor any purported exercise of rights which the subscription agent receives after the expiration of the offering, regardless of when you sent the documents relating to that exercise, unless you used the guaranteed delivery procedures described below in "-- Notice of Guaranteed Deliveries." The closing of the offering is expected to take place four New York Stock Exchange trading days following the expiration date. Certificates for shares purchased in the rights offering, and any subscription payments for shares not allocated or validly purchased, will be sent as soon as practicable following the closing of the rights offering.

EXERCISE OF RIGHTS

     In order to exercise the rights, you must:

     (1) complete and sign your rights certificate (with any signatures guaranteed if required, as described below); and

     (2) deliver the completed and signed rights certificate together with payment in full of the subscription price for each share for which you subscribe under the basic subscription privilege and the oversubscription privilege to the subscription agent before the expiration of the rights offering.

     Alternatively, if you deliver a notice of guaranteed delivery together with your subscription price payment on or before 5:00 p.m., New York City time, on the expiration date, you may deliver the rights certificate within three New York Stock Exchange trading days after the expiration date using the guaranteed delivery procedures described below in "-- Notice of Guaranteed Deliveries."

     If you do not indicate the number of shares to be subscribed for on your rights certificate or notice of guaranteed delivery (as applicable), or if you indicate a number of shares that does not agree with the aggregate subscription price payment you delivered, you will be deemed to have subscribed for the maximum number of whole shares that may be subscribed for, under both the basic subscription privilege and the oversubscription privilege, based on the aggregate subscription price payment you delivered.

     If you subscribe for fewer than all of the shares represented by your rights certificate you will generally be able to:

     (1) request the subscription agent to attempt to sell your remaining rights; or

     (2) receive from the subscription agent a new rights certificate representing your unused rights. See "-- Method of Transferring Rights" below.

     If you do not specify either action, a new rights certificate evidencing the remaining rights will be mailed to you via overnight courier.

     The signature(s) on the rights certificate should match in every detail the name(s) of the registered owner(s) printed on the rights certificate. If there are joint owners of a rights certificate, each joint owner must sign the rights certificate. All other information on the rights certificate should be printed or typed.

     If the rights certificate is executed by an executor, administrator, trustee, guardian or other fiduciary, or by a corporation, and the rights certificate is not registered in the name of such fiduciary or corporation, the person executing the rights certificate must give his or her full title and furnish proper evidence of authority to act on behalf of the registered owner of the rights certificate.

     If the rights certificate is executed by an attorney-in-fact (except where such execution is by a bank, trust company or broker as agent for the subscriber and the shares are to be registered in the same name as stated on the rights certificate), evidence of authority to act must be furnished.

     Your signature on each rights certificate you deliver must be guaranteed by a bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency or savings association, unless:

     (1) the shares to be issued are to be issued in the name of the registered holder of the rights, as indicated on the rights certificate; or

     (2) the rights certificate is submitted for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association approved medallion program within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, exercising for your account.

     If you hold shares of common stock for the account of others, you should contact the respective beneficial owners of those shares as soon as possible to ascertain their intentions and to obtain instructions and certifications with respect to their rights. If a beneficial owner so instructs, you should complete the appropriate rights certificate and related documents. You should submit these to the subscription agent with the proper subscription price payment.

     If you are a beneficial owner whose shares of our common stock are held for your account by a registered holder, you should give your instructions regarding your beneficially held rights to that holder. You cannot exercise your rights directly if your shares are held for your account by another person.

     You should carefully read the instructions accompanying the rights certificate and follow them closely. You should send your rights certificate (or notice of guaranteed delivery), with any other required documents and the subscription price payment, to the subscription agent. Do not send these materials to us.

     The method of delivery of the rights certificate and the payment of the subscription price to the subscription agent is at your election and risk. If you send your rights certificate (or notice of guaranteed delivery) and payments by mail, we suggest that you send them by registered mail, properly insured. You should also allow sufficient time to ensure delivery to the subscription agent to permit your payment to clear prior to the expiration time.

     We will determine all questions concerning the timeliness, validity, form and eligibility of any exercise of rights, which determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected, or we may reject the purported exercise of any right because of any defect or irregularity. Neither the subscription agent nor we are under any duty to notify you of any defect or irregularity in the exercise of a right, and will not be held liable for any failure to notify you in that regard. We also reserve the right to reject any exercise if it could be deemed unlawful or materially burdensome. See
"-- Regulatory Limitation" below.

     You should direct any questions or requests for assistance concerning the method of exercising rights, or requests for additional copies of this prospectus supplement and the accompanying prospectus, the instructions or the notice of guaranteed delivery, to Georgeson Shareholder Communications at (800) 223-2064 if you are not a bank or broker or (212) 440-9800, collect, if you are a bank or broker.

     If you do not exercise your rights prior to 5:00 p.m., New York City time, on the expiration date, they will expire and be null and void.

SUBSCRIPTION PAYMENTS

     You must pay for all shares you subscribe for, whether under the basic subscription privilege or the oversubscription privilege, in United States dollars, by check or bank draft drawn upon a United States bank (or for Canadian residents only, a bank located in Canada), or postal or express money order, payable to "EquiServe Trust Company, N.A. re: CNA Rights Offering" as subscription agent.

     The subscription price will be considered received by the subscription agent only upon:

  (1) clearance of an uncertified check; or

  (2) receipt by the subscription agent of a certified or cashier's check or bank draft drawn upon a United States bank (or for Canadian residents only, a bank located in Canada) or of a postal or express money order;

in each case, before 5:00 p.m., New York City time, on the expiration date.

     Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you wish to pay the subscription price by uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure its receipt and clearance by that time. We urge you to consider payment by means of certified or cashier's check or money order.

NOTICE OF GUARANTEED DELIVERY

     If you wish to exercise rights, but you will not be able to send your rights certificate to the subscription agent prior to the expiration of the offering, you may nevertheless exercise the rights if:

     (1) before the expiration of the offering, the subscription agent receives:

        (a) payment for each share you subscribe for under the basic subscription privilege and, if applicable, the oversubscription privilege; and

        (b) a notice of guaranteed delivery from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or a member firm of a Stock Transfer Association approved medallion program within the meaning of Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended, guaranteeing the delivery to the subscription agent of the rights certificate evidencing the rights to be exercised within three New York Stock Exchange trading days following the date of that notice; and

     (2) within the three New York Stock Exchange trading day period, the subscription agent receives the properly completed rights certificate with any signatures guaranteed as required.

     You may deliver the notice of guaranteed delivery referred to above to the subscription agent in the same manner as you would deliver a rights certificate. You should refer to the form titled "Notice of Guaranteed Delivery," which is provided with the instructions to the rights certificate distributed with the rights certificate for the information and representations required in the notice of guaranteed delivery. You are responsible for delivering your rights certificate to the subscription agent. If your rights certificate is not delivered as provided above, your rights will not be exercised. CNA is not liable for any failure to deliver the rights certificate within the three New York Stock Exchange trading day period after the expiration date.

NO REVOCATION OF EXERCISE

     Once you have exercised the basic subscription privilege or the oversubscription privilege, you may not revoke that exercise.

METHOD OF TRANSFERRING RIGHTS

     The rights will trade on the New York Stock Exchange and may be purchased and sold through usual investment channels until the close of business on the last trading day prior to the expiration date.

     You may transfer all of the rights evidenced by a single rights certificate by endorsing the rights certificate for transfer in accordance with the instructions accompanying the certificate. You may transfer a portion of the rights evidenced by a single rights certificate, but not fractional rights, by delivering to the subscription agent a rights certificate properly endorsed for transfer, with instructions to register that portion of the rights indicated in the name of the transferee and to issue to the transferee a new rights certificate evidencing the transferred rights. In that event, a new rights certificate evidencing the balance of the rights will be issued to you or will be sold by the subscription agent in the manner described below upon your instructions.

     You may also sell any of the rights evidenced by a rights certificate through a broker or dealer of your choice or you may sell rights through the subscription agent by delivering to it the rights certificate properly executed for sale by the subscription agent.

     Sales through the subscription agent will be through a broker or dealer arranged by the subscription agent, which may be an affiliate of the subscription agent. If you wish to attempt to sell through the subscription agent only a portion of the rights evidenced by a single rights certificate, you should instruct the subscription agent regarding the action to be taken with respect to the rights that are not to be sold as provided in the instructions to your rights certificate. The subscription agent must receive your order to sell rights at or prior to 11:00 a.m., New York City time, on the third New York Stock Exchange trading day before the expiration date. Promptly following the expiration date, the subscription agent will send you a check for the net proceeds from the sale of any rights sold on your behalf. If the subscription agent is able to sell any of your rights, the sale price will be the weighted average sale price of all rights for which the subscription agent received sales orders on the same day your sales order was received by the subscription agent (regardless of what day your rights are actually sold), less expenses and charges of the subscription agent in selling those rights. The subscription agent's obligation to execute orders is subject to its ability to find buyers, and it may not be able to fill all sale orders. If the subscription agent is unable to fill one or more sale orders, it will attempt to fill those orders on future days, before it attempts to fill orders it receives after those unfilled orders. If the subscription agent is unable to fill any sale order on or before the third New York Stock Exchange trading day before the expiration date, it will return the unsold rights to the holder via overnight courier and the holder will not receive any sales proceeds with respect to such rights. Those unsold rights may then be exercised. However, we and the subscription agent cannot assure you that you will receive unsold rights in time to exercise or take any other action with respect to those rights. The subscription agent does not have any duty to notify you as to the status of your pending sale orders. Accordingly, if your rights are not sold, you will not be notified before your rights are returned to you by the subscription agent. Typically, the rights will trade in 100-right increments. Therefore, to trade rights that are not in 100-right increments, you may have to sell those rights through the subscription agent. If you desire to sell any of your rights after 11:00 a.m., New York City time, on the third New York Stock Exchange trading day before the expiration date, you must attempt to do so through your broker or dealer. If, for any reason, a sale or transfer requires the issuance of a new rights certificate, the sale or transfer may not be made after that time.

     If you sell your rights through a broker or dealer of your choice, you will likely receive a different amount of proceeds than if you sell the same amount of rights through the subscription agent. If you sell your rights through your broker or dealer instead of the subscription agent, your sales proceeds may be the actual sales price of your rights rather than the weighted-average sales price described above. You should consider this carefully if you decide to sell your rights.

     You should take into account that transfers, particularly those requiring the issuance of new rights certificates, can take several business days. Therefore, transfers near the expiration date of the rights offering may make it difficult for the recipient to exercise those rights before the expiration date. Neither we nor the subscription agent will have any liability if rights certificates or any other required document are not received in time for exercise or sale prior to the expiration time.

     You will be issued a new rights certificate upon the partial exercise or sale of rights only if the subscription agent receives a properly endorsed rights certificate before 11:00 a.m., New York City time, on the third New York Stock Exchange trading day before the expiration date. All new rights certificates will be sent to you via overnight courier.

     You are responsible for all charges, commissions, fees and other expenses, including brokerage commissions and transfer taxes, incurred in connection with the purchase, sale (whether through your broker or the subscription agent) or exercise of rights.

PROCEDURES FOR DTC PARTICIPANTS

     The rights will be eligible for transfer, and the exercise of the basic subscription privilege (but not the oversubscription privilege) may be effected, through the facilities of The Depository Trust Company ("DTC"). If you are a DTC participant and wish to exercise the oversubscription privilege with regard to rights held of record by DTC, you must execute and deliver to the subscription agent, prior to 5:00 p.m., New York City time, on the expiration date a "DTC Participant Oversubscription Exercise Form," in addition to the other required deliveries. You may obtain a copy of this form from the subscription agent.

SUBSCRIPTION AGENT

     The subscription agent is EquiServe Trust Company, N.A. The subscription agent's address, to which you must make any required deliveries, is:

          By Mail:                   By Overnight Courier:                  By Hand:
EquiServe Trust Company, N.A.    EquiServe Trust Company, N.A.    EquiServe Trust Company, N.A.
       P.O. Box 43025                 40 Campanelli Drive          c/o Securities Transfer and
  Providence, RI 02940-3025            Boston, MA 02184              Reporting Services Inc.
                                                                   100 William Street-Galleria
                                                                       New York, NY 10038

     We will pay the fees and expenses of the subscription agent (except for fees and expenses relating to the sale of rights through the subscription agent), and have agreed to indemnify the subscription agent against certain liabilities that it may incur in connection with the rights offering.

FOREIGN SHAREHOLDERS; SHAREHOLDERS WITH APO OR FPO ADDRESSES

     If you are a holder of record and your address is outside the United States, or if you have an APO or FPO address, a rights certificate will not be mailed to you, but rather will be held by the subscription agent for your account. To exercise the rights, you must notify the subscription agent prior to 11:00 a.m., New York City time, on the second New York Stock Exchange trading day before the expiration date, at which time, if no contrary instructions have been received, the subscription agent will try to sell the rights. If your rights can be sold, the subscription agent will send you a check for the proceeds (based on the weighted average sales price of all rights for which the subscription agent received sales orders on that day less expenses and charges) by mail. If the subscription agent does not know your address or cannot contact you, it will hold the proceeds from sale of your rights in a non-interest bearing account. Any amount remaining unclaimed on the first anniversary of the date of this prospectus supplement will be turned over to us. After that time, you must contact us to obtain any amounts owed to you.

REGULATORY LIMITATION

     We will not be required to issue shares in the rights offering to anyone who, in our opinion, would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares if such clearance or approval has not been obtained at or prior to the expiration of the rights offering.

WITHDRAWAL OF THE RIGHTS OFFERING

     We reserve the right to withdraw the rights offering for any reason and at any time prior to 5:00 p.m., New York City time, on the expiration date, in which event the subscription agent will return all subscription price payments without interest. In the event we withdraw the rights offering, all rights will become null and void.

ISSUANCE OF THE SHARES

     The subscription agent will issue to you certificates representing shares purchased in the rights offering as soon as practicable after the closing of the offering, which is expected to take place four New York Stock Exchange trading days after the expiration date. The subscription agent will retain all funds delivered to it in payment of the subscription price until the certificates are issued. If you are allocated fewer than all the shares for which you subscribed, the subscription agent will return your excess subscription price payment to you, without interest, as soon as practicable after the closing of the offering. You will have no rights as a shareholder with respect to shares subscribed for until the certificates are issued.

NO BOARD RECOMMENDATION

     In making any decision to exercise or transfer rights, you must consider your own best interests. None of our board of directors, we or Loews makes any recommendation as to whether you should exercise or transfer your rights.

CNA OFFICERS

     In the rights offering, Bernard L. Hengesbaugh, the Chairman and Chief Executive officer of our insurance companies, will receive 96,183 rights; Robert
V. Deutsch, our Executive Vice President and Chief Financial Officer, will receive 22,550 rights; and William J. Adamson, Jr., Chief Executive Officer CNA Re, will receive 12,132 rights. Each of these persons has agreed with us that they will sell their rights and on the closing date of the rights offering will use all of the net proceeds from those sales to purchase from us shares of our common stock at a price per share equal to the last reported sales price on the last New York Stock Exchange trading day preceding the closing date. The shares that we sell will be treasury shares and will be sold in a transaction exempt from the registration requirements of the Securities Act of 1933 by Section 4(2) of that Act. Since the shares will be purchased at a price determined on a future date, we cannot at this time determine the number of shares that any of these officers will purchase from us.

     You should not view the purchase of our common stock by these officers as a recommendation to you to exercise or transfer your rights.

NO EFFECT ON STOCK OPTIONS OR BONUS INTERESTS

     We will not make any adjustments in connection with the rights offering to any options or bonus interests issued by us under our stock incentive plans or our senior management bonus plan or to the number of shares reserved for issuance under any of our stock incentive plans.

QUESTIONS

     If you have any questions about the rights offering or require additional copies of this prospectus supplement and the accompanying prospectus, please contact Georgeson Shareholder Communications at (800) 223-2064 if you are not a bank or broker or (212) 440-9800, collect, if you are a bank or broker.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion highlights significant factors influencing our consolidated operations and financial condition. The discussion of our results of operations is limited to the three month and six month periods ended June 30, 2001, and comparisons with the same periods ended June 30, 2000. This discussion should be read in conjunction with our unaudited financial statements as of, and for the three and six month periods ended, June 30, 2001 and accompanying notes included in our Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2001 and incorporated by reference into this prospectus supplement and the accompanying prospectus. For a discussion of the 2000, 1999 and 1998 years and financial statements for those years, please see our Annual Report on Form 10-K for the year ended December 31, 2000 which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

OPERATING RESULTS

     The following table summarizes key components of operating results for the three months and six months ended June 30, 2001 and 2000.

                                                          THREE MONTHS          SIX MONTHS
                                                        -----------------    -----------------
PERIOD ENDED JUNE 30                                     2001       2000      2001       2000
--------------------                                    -------    ------    -------    ------
                                                         (IN MILLIONS, EXCEPT PER SHARE DATA)
Revenues:
  Net earned premiums.................................  $ 1,603    $2,778    $ 4,134    $5,548
  Net investment income...............................      411       598        928     1,130
  Other revenues......................................      152       190        345       346
                                                        -------    ------    -------    ------
Total revenues........................................    2,166     3,566      5,407     7,024
Claims, benefits and expenses.........................    5,345     3,343      8,410     6,627
                                                        -------    ------    -------    ------
Operating (loss) income before income tax and minority
  interest............................................   (3,179)      223     (3,003)      397
Income tax benefit (expense)..........................    1,110       (62)     1,059      (110)
Minority interest.....................................       (6)       (7)       (12)      (13)
                                                        -------    ------    -------    ------
Net operating (loss) income...........................   (2,075)      154     (1,956)      274
Net realized investment gains, net of tax and minority
  interest............................................      313       176        550       197
Cumulative effect of a change in accounting principle,
  net of tax of $33...................................       --        --        (61)       --
                                                        -------    ------    -------    ------
Net (loss) income.....................................  $(1,762)   $  330    $(1,467)   $  471
                                                        =======    ======    =======    ======
Basic and diluted (loss) earnings per share:
  Net operating (loss) income.........................  $(11.32)   $ 0.84    $(10.67)   $ 1.49
  Net realized investment gains, net of tax and
     minority interest................................     1.71      0.96       3.01      1.07
  Cumulative effect of a change in accounting
     principle, net of tax............................       --        --      (0.34)       --
                                                        -------    ------    -------    ------
Basic and diluted (loss) earnings per share available
  to common stockholders..............................  $ (9.61)   $ 1.80    $ (8.00)   $ 2.56
                                                        =======    ======    =======    ======
Weighted average outstanding common stock and common
  stock equivalents...................................    183.3     183.3      183.3     183.8
                                                        =======    ======    =======    ======

     The following table summarizes net operating (loss) income by segment for the three and six months ended June 30, 2001 and 2000.

NET OPERATING (LOSS) INCOME BY SEGMENT

                                                    THREE MONTHS        SIX MONTHS
                                                   ---------------    ---------------
PERIOD ENDED JUNE 30                                2001      2000     2001      2000
--------------------                               -------    ----    -------    ----
                                                             (IN MILLIONS)
Agency Market Operations.........................  $  (772)   $ 68    $  (730)   $111
Specialty Operations.............................     (214)     43       (184)     84
CNA Re...........................................     (369)     24       (351)     45
Global Operations................................     (138)     (1)      (125)     16
Risk Management..................................     (564)     13       (550)     19
Group Operations.................................       16      15         31      25
Life Operations..................................       27      49         69      92
Corporate and Other..............................      (61)    (57)      (116)   (118)
                                                   -------    ----    -------    ----
Net operating (loss) income......................  $(2,075)   $154    $(1,956)   $274
                                                   =======    ====    =======    ====

     Net operating loss was $2,075 million, or a loss of $11.32 a share, for the second quarter of 2001 as compared with net operating income of $154 million, or $0.84 a share, for the same period in 2000. The decline in net operating results was principally due to prior year reserve strengthening of $2.1 billion after-tax in the second quarter of 2001 related to a change in estimate of prior year net loss and allocated loss adjustment expense reserves and retrospective premium accruals and restructuring and other related charges of $36 million after-tax.

     Net earned premiums decreased $1,175 million for the second quarter of 2001 as compared with the same period in 2000 mainly as a result of the change in estimate for retrospective premium accruals and increased ceded premiums related to corporate aggregate excess-of-loss reinsurance treaties.

     Net operating loss was $1,956 million, or a loss of $10.67 a share, for the six month period ended June 30, 2001 as compared with net operating income of $274 million, or $1.49 a share, for the same period in 2000. The decline in net operating results was principally due to prior year reserve strengthening of $2.1 billion after-tax recorded in the second quarter of 2001 related to a change in estimate of prior year net loss and allocated loss adjustment expense reserves and retrospective premium accruals and restructuring and other related charges of $40 million after-tax.

     Net earned premiums decreased $1,414 million for the six month period ended June 30, 2001 as compared with the same period in 2000 mainly as a result of the change in estimate for retrospective premium accruals, increased ceded premiums related to corporate aggregate excess-of-loss reinsurance treaties and a decline in net earned premiums in Group Operations, including the reduction of earned premiums as a result of the sale of Life Reinsurance, our individual life reinsurance business was sold via an indemnity reinsurance agreement on December 31, 2000. See Note K to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2001, which is incorporated by reference into this prospectus supplement, for further details of this transaction.

     The second quarter net operating loss includes the following, which are described in more detail on the following pages.

     - We recorded an after-tax charge of $2.1 billion ($3.2 billion pretax), or $11.34 per share, related to a change in estimate of prior year net loss and allocated loss adjustment expense reserves and retrospective premium accruals. This amount includes the impact of net reserve strengthening, the related increase in the accrual for insurance-related assessments and the ceded premiums and interest cost of the aggregate excess-of-loss reinsurance treaty that attached due to the reserve strengthening. Further details related to the reserve strengthening are discussed below and also in the individual segment discussions of operations.

     - In the second quarter, we continued to record ceded premium, ceded losses and interest related to corporate aggregate excess-of-loss reinsurance treaties in place for the 2001 accident year. In addition, the significant reserve additions noted above fully used the limit on the corporate aggregate excess-of-loss reinsurance treaty for the 1999 accident year. Therefore ceded premium, ceded losses and interest were recorded related to this treaty during the second quarter. Further details regarding the corporate aggregate reinsurance treaties are discussed below. The discussion in "-- Corporate Aggregate Reinsurance Treaties" includes the amounts related to the 1999 accident year to provide an overview of the full impact of the aggregate reinsurance treaties. However, the amounts related to the 1999 accident year are included as part "-- Second Quarter 2001 Reserve Strengthening" which is discussed in more detail below.

     - We recorded after-tax restructuring and other related charges of $36 million, or $0.20 per share, related to workforce reductions and asset write-offs resulting from changes in our information technology organization, which is discussed in more detail below.

SECOND QUARTER 2001 PRIOR YEAR RESERVE STRENGTHENING

     During the second quarter of 2001, we noted the continued emergence of adverse loss experience across several lines of business related to prior years which are discussed in further detail below. We completed a number of reserve studies during the second quarter of 2001 for many of our lines of business, including those in which these adverse trends were noted. In the area of asbestos, environmental pollution and other mass tort claims ("APMT"), we reviewed internal claims data as well as studies generated by external parties, including a significant industry analysis of asbestos and environmental pollution exposures by an international rating agency. As a result of these various reviews, management concluded that ultimate losses, including APMT losses, will be higher in the range of possible outcomes than previously estimated. We recorded $2.6 billion pretax to strengthen reserves ($1.7 billion after-tax) associated with a change in estimate of prior year net loss and allocated loss adjustment expense reserves ("loss reserves"), including $1.2 billion pretax ($0.8 billion after-tax) related to APMT.

     The net reserve strengthening and related items comprising the amounts noted above are detailed by segment in the following table.

                                       AGENCY                                                     CORPORATE
                                       MARKET     SPECIALTY       RISK        GLOBAL                 AND
FOR THE QUARTER ENDED JUNE 30, 2001  OPERATIONS   OPERATIONS   MANAGEMENT   OPERATIONS   CNA RE     OTHER     TOTAL
-----------------------------------  ----------   ----------   ----------   ----------   ------   ---------   ------
                                                                      (IN MILLIONS)
Net reserve strengthening excluding
  the impact of the corporate
  aggregate excess-of-loss
  reinsurance treaty..............
  APMT............................     $  606        $ --         $496         $ 38       $ 57      $ --      $1,197
  Non-APMT........................        456         354          137           88        574       (15)      1,594
                                       ------        ----         ----         ----       ----      ----      ------
    Total.........................      1,062         354          633          126        631       (15)      2,791
Pretax benefit from corporate
  aggregate excess-of-loss
  reinsurance treaty on accident
  year 1999.......................       (150)         --          (47)          --        (26)       --        (223)*
Accrual for insurance-related
  assessments.....................         36          --           12           --         --        --          48
                                       ------        ----         ----         ----       ----      ----      ------
  Net reserve strengthening and
    related accruals..............        948         354          598          126        605       (15)      2,616

                                       AGENCY                                                     CORPORATE
                                       MARKET     SPECIALTY       RISK        GLOBAL                 AND
FOR THE QUARTER ENDED JUNE 30, 2001  OPERATIONS   OPERATIONS   MANAGEMENT   OPERATIONS   CNA RE     OTHER     TOTAL
-----------------------------------  ----------   ----------   ----------   ----------   ------   ---------   ------
                                                                      (IN MILLIONS)
Change in estimate of premium
  accruals........................        333          12          293           (9)       (13)       --         616
Reduction of related commission
  accruals........................        (43)         --           (7)          --         --        --         (50)
                                       ------        ----         ----         ----       ----      ----      ------
  Net premium and related accrual
    reductions....................        290          12          286           (9)       (13)       --         566
  Total pretax second quarter 2001
    reserve strengthening and other
    related accruals..............     $1,238        $366         $884         $117       $592      $(15)     $3,182
                                       ======        ====         ====         ====       ====      ====      ======
  Total after-tax second quarter
    2001 reserve strengthening and
    other related accruals........     $  805        $238         $575         $ 87       $384      $(10)     $2,079
                                       ======        ====         ====         ====       ====      ====      ======

---------------
* $500 million of ceded losses reduced by $230 million of ceded premiums and $47 million of interest charges

     The non-APMT adverse loss development was the result of recent analyses of several businesses. The non-APMT reserve principally related to commercial insurance coverages including automobile liability and commercial multiple-peril, assumed reinsurance and healthcare related coverages. A brief summary of these lines of business and the associated reserve development is discussed below and in more detail in the discussion of our segments. The amount of reserve strengthening related to APMT is disclosed in each segment's discussion on the following pages.

     Concurrent with our review of loss reserves, we completed comprehensive studies of estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. As a result, we recorded a $0.6 billion pretax ($0.4 billion after-tax) charge related to retrospective premium and other premium accruals ("premium accruals"). The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

     As a result of this review and changes in premiums associated with the change in estimates for loss reserves, we recorded a pretax reduction in premium accruals of $566 million. The effect on net earned premiums was $616 million offset by a reduction of accrued commissions of $50 million. Approximately $188 million of this amount resulted from a change in estimate in premiums related to involuntary market facilities, which had an offsetting impact on net losses, and therefore had no impact on the net operating results for the quarter. Accruals for ceded premiums related to other reinsurance treaties increased $83 million due to the reserve strengthening. The remainder of the decrease in premium accruals relates to the change in estimate of the amount of retrospective premium receivables as discussed above.

CORPORATE AGGREGATE REINSURANCE TREATIES

     In 1999, we entered into an aggregate excess-of-loss reinsurance treaty related to the 1999 through 2001 accident years covering substantially all of our property-casualty lines of business (the "Aggregate Cover"). We have two sections of coverage under the terms of the Aggregate Cover. These coverages attach at defined loss and allocated loss adjustment expense (collectively, "losses") ratios for each accident year. Coverage under the first section of the Aggregate Cover, which is available for all accident years covered by the contract, has annual limits of $500 million of losses with an aggregate limit of $1 billion of losses for the three year period. The ceded premiums for each $500 million of limit is up to $230 million. The second section of the Aggregate Cover, which is available for accident year 2001 only, provides additional coverage of up to $510 million of losses for ceded premiums of $310 million. Additional premiums may be payable if the aggregate loss ratio for the three-year period exceeds certain thresholds.

     In the first quarter of 2001, we triggered the coverage under the second section of the Aggregate Cover for the 2001 accident year. In the second quarter of 2001, the significant reserve additions fully used the limit on the 1999 accident year under the first section. Under the Aggregate Cover, interest expense on the funds withheld generally accrues at 8% per annum.

     The impact of the Aggregate Cover on pretax operating results was as follows:

PRETAX IMPACT OF AGGREGATE COVER                             THREE      SIX
FOR THE PERIOD ENDED JUNE 30, 2001                           MONTHS    MONTHS
----------------------------------                           ------    ------
                                                              (IN MILLIONS)
Ceded earned premiums......................................   $418      $460
Ceded losses...............................................    683       722
Interest charges...........................................     53        59
                                                              ----      ----
Pretax benefit on operating results........................   $212      $203
                                                              ====      ====

     In 2001, we entered into a one-year aggregate excess-of-loss reinsurance treaty related to the 2001 accident year covering substantially all property-casualty lines of business in the Continental Casualty Company pool (the "Continental Casualty Cover"). Ceded premiums in the amount of $1.5 million were recorded in the second quarter of 2001 for the Continental Casualty Cover. For the first six months of 2001, ceded premiums were $2.5 million. The loss protection provided by the Continental Casualty Cover has an aggregate limit of $750 million to $825 million of losses depending on Continental Casualty's 2001 actual premium volume. The Continental Casualty Cover provides continuous coverage in excess of the second section of the Aggregate Covers discussed above.

     The pretax benefit (loss) from the Aggregate Cover and the Continental Casualty Cover by operating segment was as follows:

PRETAX BENEFIT (LOSS) OF THE AGGREGATE COVER AND CONTINENTAL CASUALTY COVER  THREE      SIX
FOR THE PERIOD ENDED JUNE 30, 2001                                           MONTHS    MONTHS
---------------------------------------------------------------------------  ------    ------
                                                                              (IN MILLIONS)
Agency Market Operations...........................................           $141      $137
Specialty Operations...............................................             (2)       (3)
CNA Re.............................................................             25        25
Global Operations..................................................             (2)       (3)
Risk Management....................................................             45        45
Corporate and Other................................................              3        --
                                                                              ----      ----
Total..............................................................           $210      $201
                                                                              ====      ====

2001 RESTRUCTURING

     In the second quarter of 2001, we finalized and approved a restructuring plan related to its Information Technology operations. The overall goal of the plan is to improve technology for the underwriting function and throughout our operations, and to eliminate inefficiencies in the deployment of IT resources. These changes will facilitate a strong focus on enterprise-wide system initiatives. The IT plan has two main components: 1) the reorganization of IT resources into the Technology Solutions Group with a structure based on centralized, functional roles; and 2) the implementation of an integrated technology roadmap that includes common architecture and platform standards that directly support our strategies.

     In connection with the IT plan, we have incurred $62 million, pretax, of restructuring and other related charges, primarily related to planned reductions in the workforce of approximately 260 positions (gross and net), and software and hardware asset write-offs. See Note J of Notes to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2001 for further details regarding this restructuring.

     The IT plan is not expected to result in decreased operating expense in the foreseeable future. This is because savings from the workforce reduction will be used to fund new technology-related initiatives.

     As of June 30, 2001, an accrual of approximately $24 million exists related to the IT plan. Approximately $23 million of the accrual relates to workforce reductions with the remainder relating to other costs. Approximately $18 million of this accrual is expected to be paid out during the remainder of 2001.

     The following table summarizes the pretax effect of these costs on our operating segments. Because future savings from the restructuring will be used to fund corporate information technology initiatives, the majority of these costs were borne by the Corporate and Other segment.

                                                             THREE      SIX
FOR THE PERIOD ENDED JUNE 30, 2001                           MONTHS    MONTHS
----------------------------------                           ------    ------
                                                              (IN MILLIONS)
Agency Market Operations...................................   $ 4       $ 4
Specialty Operations.......................................     1         1
Risk Management............................................     2         2
Global Operations..........................................     1         1
Life Operations............................................    17        17
Corporate and Other........................................    31        37
                                                              ---       ---
Total......................................................   $56       $62
                                                              ===       ===

     In connection with our efforts to reduce our expense structure to better align expenses with expected premium volume, we are in the process of undertaking a restructuring initiative. We are currently evaluating the impact of this restructuring initiative and we expect work on this restructuring initiative to continue through the third quarter and into the fourth quarter of 2001. We expect to take an additional restructuring charge against our earnings before the end of the year. Since we have not finalized the plan, we do not know the amount of this restructuring charge or whether we will realize the expected benefit of any restructuring activities. Any restructuring charge may be material and may materially adversely affect our business, results of operations, financial condition and common stock price.

WRITTEN PREMIUM ADJUSTMENT

     Our property-casualty insurance companies implemented a change, effective January 1, 2001, in the timing of recording written premiums for policies with future effective dates. This change was made in conjunction with statutorily required changes in recording written premiums. The change in timing of recording written premiums has no impact on net earned premiums or net income.

     The following table presents the effect of the adjustments made to written premiums for the three and six months ended June 30, 2001 for each of our segments.

ADJUSTMENTS TO NET WRITTEN PREMIUMS                          THREE      SIX
FOR THE PERIOD ENDED JUNE 30, 2001                           MONTHS    MONTHS
-----------------------------------                          ------    ------
                                                              (IN MILLIONS)
Agency Market Operations...................................    $--      $ 84
Specialty Operations.......................................    --         18
Global Operations..........................................     1          9
Risk Management............................................     4          7
                                                               --       ----
Total......................................................    $5       $118
                                                               ==       ====

     DISCUSSION OF THE RESULTS OF OPERATIONS FOR OUR SEGMENTS FOLLOWS. BASED UPON THE MAGNITUDE OF THE SECOND QUARTER 2001 CHARGES RELATED TO RESERVE STRENGTHENING, RESTRUCTURING AND OTHER RELATED CHARGES AND THE CORPORATE AGGREGATE REINSURANCE TREATIES, WHEN WE DISCUSS OUR UNDERWRITING RESULTS AND RATIOS FOR THE SEGMENTS IN COMPARISON WITH PRIOR PERIODS, THE IMPACT OF THESE CHARGES IS EXCLUDED TO PROVIDE A MORE MEANINGFUL ANALYSIS OF THE CURRENT UNDERLYING BUSINESS RESULTS.

AGENCY MARKET OPERATIONS

                                                           THREE MONTHS          SIX MONTHS
OPERATING RESULTS                                        -----------------    ----------------
PERIOD ENDED JUNE 30                                      2001       2000      2001      2000
--------------------                                     -------    ------    ------    ------
                                                                     (IN MILLIONS)
Net written premiums...................................  $   389    $  821    $1,067    $1,648
Net earned premiums....................................      213       837       944     1,670
Underwriting loss......................................   (1,269)      (98)   (1,357)     (209)
Net operating (loss) income............................     (772)       68      (730)      111
Net operating (loss) income excluding restructuring and
  other related charges................................     (769)       68      (727)      111
Ratios:
  Loss and loss adjustment expense.....................    572.9%     79.2%    187.6%     80.3%
  Expense..............................................    112.4      30.0      51.6      29.9
  Dividend.............................................     10.0       2.5       4.5       2.3
                                                         -------    ------    ------    ------
     Combined..........................................    695.3%    111.7%    243.7%    112.5%
                                                         =======    ======    ======    ======
2001 ratios excluding corporate covers, reserve
  adjustment and restructuring and other related
  charges:
  Loss and loss adjustment expense.....................     73.1%               74.4%
  Expense..............................................     31.2                31.9
  Dividend.............................................      2.7                 2.8
                                                         -------              ------
  Combined.............................................    107.0%              109.1%
                                                         =======              ======

     Second quarter net operating income declined by $840 million as compared with the prior year. The after-tax impact of the reserve strengthening on Agency Market Operations was $805 million, including $394 million for asbestos, environmental pollution and other mass tort claims. The remaining reserve strengthening related primarily to commercial multiple-peril, general liability and commercial automobile liability coverages. The strengthening was based upon detailed claim reviews, assessments of legal developments affecting these coverages and actuarial analyses completed in the second quarter. In response to the adverse trends indicated by these reviews, changes were made to more closely involve legal counsel on claims affected by these legal developments and to discontinue writing classes of business where adequate pricing cannot be achieved for the exposure.

     In addition to the impact of the reserve strengthening, net operating income for the second quarter of 2001 decreased by $6 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $3 million of restructuring and other related charges. Apart from those charges, net operating income decreased $26 million for the second quarter of 2001 as compared with the same period of 2000 due primarily to decreased net investment income, principally as a result of a $32 million decline in limited partnership income, and $16 million after-tax related to the non-recurring ceding commission included in the second quarter of 2000 related to the transfer of our Personal Insurance business to The Allstate Corporation in 1999. These quarter-over-quarter declines were partially offset by improved current accident year underwriting results and adverse development in the prior year of $26 million after-tax, which for 2001 is included as part of the reserve strengthening.

     The combined ratio declined 4.7 points to 107.0% for the three months ended June 30, 2001 as compared with 2000, and underwriting losses declined $44 million. The change in underwriting results and the combined ratio was driven by a decrease in the loss ratio, partially offset by increases in the expense and dividend ratios. The loss ratio decline of 6.1 points reflects adverse development in the prior year of $40 million, including $9 million for asbestos, environmental pollution and other mass torts, which for 2001 is included as part of the reserve strengthening, and earned rate achievement and re-underwriting efforts undertaken last year, partially offset by increased catastrophe losses of $8 million. The expense ratio increased 1.2 points due to the reduced net earned premiums base in the current quarter; however, operating expenses have decreased because of higher ceding commissions and lower acquisition expenses. These decreases more than offset the $24 million benefit of the non-recurring ceding commission included in the second quarter of 2000 related to the transfer of Personal Insurance to Allstate in 1999. The dividend ratio increased 0.2 points due to adverse development in dividend reserves in Commercial Insurance.

     Net written premiums for Agency Market Operations in the second quarter of 2001 decreased $432 million over the prior year as a result of $233 million of ceded premiums related to the corporate aggregate reinsurance treaties, additional ceded premiums arising from the reserve strengthening and a change in estimate for involuntary market premium accruals. These declines were partially offset by higher premiums in the worker's compensation, automobile, and package lines. Net earned premiums decreased $624 million in the second quarter of 2001 as compared with the same period in 2000. This decline is attributable to the declines noted above in net written premiums and an additional $100 million in adverse experience in retrospective premium accruals. The change in estimate related to retrospective premium receivables was based upon our completion of comprehensive studies related to estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

     In addition to the impact of the reserve strengthening recorded in the second quarter, net operating income for the first six months of 2001 decreased by $8 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $3 million of restructuring and other related charges. Apart from those charges, net operating income for the first six months of 2001 decreased $25 million as compared with the same period in the prior year due primarily to decreased net investment income, principally as a result of a $34 million decline in limited partnership income, and $40 million related to the non-recurring ceding commission included in the first six months of 2000 related to the transfer of Personal Insurance to Allstate in 1999. These declines for the first six months of 2001 as compared with the same period in the prior year were partially offset by improved current accident year underwriting results.

     The combined ratio declined 3.4 points to 109.1% for the six months ended June 30, 2001 as compared with 2000, and underwriting losses declined $68 million. The change in underwriting results and the combined ratio was driven by a decrease in the loss ratio, partially offset by increases in the expense and dividend ratios. The loss ratio decline of 5.9 points reflects adverse development in the prior year for the second quarter, which for second quarter 2001 is included as part of the reserve strengthening, earned rate achievement and re-underwriting efforts undertaken last year which improved current year loss experience, most notably in worker's compensation and package property lines within Commercial Insurance. The expense ratio increased 2.0 points due to the reduced net earned premiums base in the current quarter; however, operating expenses have decreased because of higher ceding commissions and lower acquisition expenses. These decreases more than offset the $61 million benefit of the non-recurring ceding commission included in 2000 related to the transfer of Personal Insurance business to Allstate in 1999. The dividend ratio increased
0.5 points due to adverse development in dividend reserves in Commercial Insurance.

     Net written premiums for Agency Market Operations for the six months ended June 30, 2001 decreased $581 million as compared with the prior year as a result of $257 million of ceded premiums related to the corporate aggregate reinsurance treaties, additional ceded premiums arising from the second quarter 2001 reserve strengthening and a change in estimate for involuntary market premium accruals and $84 million related to the adjustment in net written premiums. The declines were partially offset by higher premiums in commercial lines. Net earned premiums likewise decreased $726 million for the first six months of 2001 as compared with the same period in 2000. This decline is attributable to the declines noted above in net written premiums and an additional $100 million in adverse experience in retrospective premium accruals. The change in estimate related to retrospective premium receivables was based upon our completion of comprehensive studies related to estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

     Commercial Insurance achieved an average rate increase of 16% for the second quarter of 2001 for the contracts that renewed during the period and had a retention rate of 70% for those contracts that were up for renewal.

SPECIALTY OPERATIONS

                                                            THREE MONTHS         SIX MONTHS
OPERATING RESULTS                                         ----------------    ----------------
PERIOD ENDED JUNE 30                                       2001      2000      2001      2000
--------------------                                      ------    ------    ------    ------
                                                                     (IN MILLIONS)
Net written premiums....................................  $  207    $  173    $  343    $  343
Net earned premiums.....................................     182       152       356       344
Underwriting loss.......................................    (381)       (4)     (403)       (7)
Net operating (loss) income.............................    (214)       43      (184)       84
Net operating (loss) income excluding restructuring and
  other related charges.................................    (213)       43      (183)       84
Ratios:
  Loss and loss adjustment expense......................   279.0%     69.3%    183.9%     74.0%
  Expense...............................................    30.6      33.3      29.3      28.2
  Dividend..............................................     0.2       0.1       0.1       0.0
                                                          ------    ------    ------    ------
     Combined...........................................   309.8%    102.7%    213.3%    102.2%
                                                          ======    ======    ======    ======
2001 ratios excluding corporate covers, reserve
  adjustment and restructuring and other related
  charges:
  Loss and loss adjustment expense......................    79.8%               82.1%
  Expense...............................................    26.7                26.9
  Dividend..............................................     0.2                 0.1
                                                          ------              ------
     Combined...........................................   106.7%              109.1%
                                                          ======              ======

     Second quarter net operating income declined by $257 million as compared with the prior year. The after-tax impact of the reserve strengthening on Specialty Operations was $238 million. The reserve strengthening related primarily to medical malpractice and national for-profit nursing home chains with exposure in Florida and Texas. The strengthening was necessitated by the continuing emergence of reported losses in excess of our expectations and a thorough review of claim exposures by the new management team that was put in place during 2000. In response to these adverse trends, Specialty Operations withdrew from writing these coverages in certain states and have instituted major rate increases.

     In addition to the impact of the reserve strengthening, net operating income for the second quarter of 2001 decreased by $1 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $1 million of restructuring and other related charges. Apart from those charges, net operating income decreased $17 million in the second quarter of 2001 as compared with 2000 due primarily to the decline in underwriting results and decreased net investment income, principally resulting from a $11 million decline in limited partnership income.

     The combined ratio increased by 4.0 points to 106.7% for the second quarter of 2001 as compared with the same period in 2000 and underwriting results declined by $10 million. This decline is due to an increase in the loss ratio of
10.5 points as a result of favorable loss development in the retrospectively rated architects and engineers business taken in 2000 and the decreased use of reinsurance in the current year. Partially offsetting the increase in the loss ratio, was a 6.6 point decrease in the expense ratio. Operating expenses remained relatively flat, while the earned premiums base increased.

     Net written premiums for Specialty Operations in the second quarter of 2001 increased $34 million over the prior year as a result of increased production in lawyers and architects and engineers products, price increases for small not-for-profit long term care facilities and decreased use of treaty reinsurance on the healthcare book, partially offset by $13 million of ceded premiums related to the corporate aggregate reinsurance treaties on accident year 2001. Net earned premiums increased $30 million primarily related to the same reasons noted above as well as the reduction of retrospective premium accruals taken in the second quarter of 2000 because of the favorable loss development in the retrospectively rated architects and engineers business noted above.

     In addition to the impact of the reserve strengthening recorded in the second quarter, net operating income for the first six months of 2001 decreased by $2 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $1 million of restructuring and other related charges. Apart from those charges, net operating income for the first six months of 2001 decreased $27 million as compared with the same period in 2000 due primarily to the decline in underwriting results and decreased net investment income, principally as a result of a $12 million decline in limited partnership income.

     The combined ratio increased by 6.9 points to 109.1% for the first six months of 2001 as compared with the same period in 2000 and underwriting results declined by $28 million. This decline is due to an increase in the loss ratio of
8.1 points as a result of favorable loss development taken in 2000 for the architects and engineers business and decreased use of reinsurance in the current year.

     Net written premiums for Specialty Operations for the first six months of 2001 remained flat at $343 million as compared with the same period in 2000. Net written premiums remained flat based upon increases due to the second quarter of 2001 production increases and the decreased use of reinsurance of $25 million, being partially offset by $18 million related to the adjustment in net written premiums. Net earned premiums increased $12 million for the first six months of 2001 as compared with the same period in 2000 primarily related to the increased production and decreased use of reinsurance mentioned above and the reserve for retrospective premium increase taken in the second quarter of 2000, partially offset by $19 million of ceded premiums related to the corporate aggregate reinsurance treaties on accident year 2001.

     The non-medical professional liability and financial products lines of business achieved an average of a seven percent rate increase for the second quarter of 2001 for the contracts that renewed during the period and had a retention rate of 85% for the second quarter of 2001 for those contracts that were up for renewal. The medical professional liability book achieved an average rate increase of 28% for the second quarter of 2001 for those contracts that renewed during the period and had a retention rate of 72% for the second quarter of 2001 for those contracts that were up for renewal.

CNA RE

                                                                THREE MONTHS         SIX MONTHS
OPERATING RESULTS                                             ----------------    ----------------
PERIOD ENDED JUNE 30                                           2001      2000      2001      2000
--------------------                                          ------    ------    ------    ------
                                                                         (IN MILLIONS)
Net written premiums........................................  $   69    $  176    $  270    $  556
Net earned premiums.........................................     144       270       303       513
Underwriting loss...........................................    (611)      (24)     (634)      (43)
Net operating (loss) income.................................    (369)       24      (351)       45
Ratios:
Loss and loss adjustment expense............................   479.4%     79.3%    267.2%     75.0%
Expense.....................................................    43.5      29.5      41.3      33.4
                                                              ------    ------    ------    ------
Combined....................................................   522.9%    108.8%    308.5%    108.4%
                                                              ======    ======    ======    ======
2001 ratios excluding corporate covers and reserve
  adjustment:
  Loss and loss adjustment expense..........................    75.8%               75.6%
  Expense...................................................    38.1                38.3
                                                              ------              ------
    Combined................................................   113.9%              113.9%
                                                              ======              ======

     We plan to dispose of the United Kingdom subsidiaries of CNA Re, and the disposition is expected to be completed by year end 2001 and will be subject to regulatory approval. Future writing of all U.S. domiciled business will be written from our operations in the U.S. European business will be handled through facilities we are exploring overseas. We cannot provide assurance that the United Kingdom subsidiaries of CNA Re will be sold. Refer to the "-- Investments" section on the following pages for more information.

     Second quarter net operating income declined by $393 million as compared with the prior year. The after-tax impact of the reserve strengthening on CNA Re was $384 million, including $37 million for asbestos, environmental pollution and other mass tort claims. The strengthening was based upon second quarter reviews that showed the emergence of higher than expected reported losses. The reserve strengthening relates to a number of lines, including excess of loss liability and professional liability in accident years 1997 to 2000. CNA Re has focused on charging the appropriate premium for the risk and has therefore continued to take significant underwriting and pricing actions. As a result, premium volume has decreased significantly.

     In addition to the impact of the reserve strengthening, net operating income for the second quarter of 2001 decreased by $1 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties. Apart from those charges, net operating income decreased $8 million for the second quarter of 2001 as compared with the prior year due primarily to decreased net investment income, principally due to a $6 million decline in limited partnership income.

     The combined ratio increased 5.1 points to 113.9% during the second quarter of 2001 as compared with the same period in 2000. An increase in the expense ratio partially offset by a decrease in the loss ratio led to the unfavorable change in the combined ratio. The expense ratio has increased due to a reduced net earned premium base in the current quarter. Overall, acquisition and underwriting expenses have decreased in the second quarter as compared with the same period in 2000, but not at the same pace as the premium base reduction. The decrease in the loss ratio is primarily attributable to the improvement in current year loss experience, particularly in proportional property, property risk excess, and proportional motor liability lines of business.

     Net written premiums for CNA Re for the second quarter of 2001 decreased $107 million over the prior year as a result of $34 million of ceded premiums related to the corporate aggregate reinsurance treaties and decisions made for 2001 not to renew contracts, including multi-year contracts, that management believed did not meet its underwriting profitability targets. These contracts included credit and bond, London market lineslip insurance and European casualty facultative lines of business. Net earned premiums decreased $126 million primarily related to the same reasons noted above.

     In addition to the impact of the reserve change recorded in the second quarter, net operating income for the first six months decreased by $1 million related to the cost of 2001 accident year corporate aggregate reinsurance treaties. Apart from those charges, net operating income decreased $11 million for the first six months of 2001 as compared with the same period in 2000 due to the decline in underwriting results and decreased net investment income, primarily from a $6 million decline in limited partnership income.

     The combined ratio increased 5.5 points to 113.9% for the six months ended June 30, 2001 as compared with the same period in 2000 and underwriting results declined $4 million. Increases in both the loss and expense ratios led to the unfavorable change in the combined ratio. The increase in the loss ratio was principally the result of favorable loss development taken in 2000, which lowered the 2000 loss ratio. Acquisition and underwriting expenses have decreased for the first six months of 2001 compared with the same period in 2000; however, the expense ratio has increased due to a reduced net earned premium base in the current quarter.

     Net written premiums for CNA Re decreased $286 million for the first six months of 2001 as compared with the same period in 2000 as a result of $35 million of ceded premiums related to the corporate aggregate reinsurance treaties and decisions made for 2001 not to renew contracts, including multi-year contracts, that management believed did not meet its underwriting profitability targets. Net earned premiums decreased $210 million for the first six months of 2001 as compared with the same period in 2000 primarily related to the same reasons noted above.

GLOBAL OPERATIONS

                                                            THREE MONTHS         SIX MONTHS
                   OPERATING RESULTS                      ----------------    ----------------
                  PERIOD ENDED JUNE 30                     2001      2000      2001      2000
                  --------------------                    ------    ------    ------    ------
                                                                     (IN MILLIONS)
Net written premiums....................................  $  309    $  295    $  590    $  576
Net earned premiums.....................................     273       266       558       540
Underwriting loss.......................................    (198)      (33)     (208)      (33)
Net operating (loss) income.............................    (138)       (1)     (125)       16
Net operating (loss) income excluding restructuring and
  other related charges.................................    (138)       (1)     (124)       16
Ratios:
  Loss and loss adjustment expense......................   108.7%     68.4%     84.1%     62.5%
  Expense...............................................    63.3      43.6      52.8      42.9
  Dividend..............................................     0.4       0.4       0.3       0.4
                                                          ------    ------    ------    ------
     Combined...........................................   172.4%    112.4%    137.2%    105.8%
                                                          ======    ======    ======    ======
2001 ratios excluding corporate covers, reserve
  adjustment and restructuring and other related
  charges:
  Loss and loss adjustment expense......................    65.8%               63.2%
  Expense...............................................    63.1                52.1
  Dividend..............................................     0.4                 0.3
                                                          ------              ------
     Combined...........................................   129.3%              115.6%
                                                          ======              ======

     Second quarter net operating income declined by $137 million as compared with the prior year. The after-tax impact of the reserve strengthening on Global Operations was $87 million, including $25 million for asbestos, environmental pollution and other mass tort claims. The remaining reserve strengthening related to marine business as a result of a second quarter review which indicated an increase in large claim frequency in marine cargo and hull for accident years 1998 though 2000. In addition, Global Operations strengthened reserves related to higher than expected losses arising from high hazard commercial auto business. In response to these adverse trends, Global Operations has taken rate action and reduced exposure to unprofitable marine cargo and hull classes of business and exited the high hazard commercial auto business.

     In addition to the impact of the reserve strengthening, net operating income for the second quarter of 2001 decreased by $1 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties. Apart from those charges, net operating income decreased $49 million for the second quarter of 2001 as compared with the prior year due primarily to writing off unrecoverable deferred acquisition costs and better aligning premium earnings patterns with the emergence of claims in the vehicle warranty line of business and a $3 million decline in limited partnership income.

     The combined ratio increased 16.9 points to 129.3% for the second quarter of 2001 as compared with the same period in 2000 and underwriting results declined $46 million. These changes were primarily a result of the increase in the expense ratio, partially offset by a decrease in the loss ratio. The increase in the expense ratio was attributable to a $55 million increase in acquisition expenses primarily due to the write-off of unrecoverable deferred acquisition costs in the vehicle warranty line of business. The decrease in the loss ratio was attributable to adverse loss development in the vehicle warranty line of business that increased the 2000 loss ratio.

     Net written premiums for Global Operations for the second quarter of 2001 increased $14 million as compared with the same period in 2000. Net written premiums increased primarily as a result of growth in the commercial casualty and property lines in the European operations and vehicle warranty and medical equipment contract lines, as well as production increases in surety lines. These increases were partially offset by $9 million of additional ceded premiums arising from the corporate aggregate reinsurance treaties, declines in the equipment maintenance warranty line of business and increased ceded premiums in the surety lines. Net earned premiums increased $7 million primarily related to the same reasons noted above.

     In addition to the impact of the reserve strengthening recorded in the second quarter, net operating income for the first six months decreased by $2 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $1 million of restructuring charges and other related charges. Apart from those charges, net operating income decreased $51 million for the six month period of 2001 as compared with the same period in 2000 due primarily to writing off unrecoverable deferred acquisition costs and better aligning premium earnings patterns with the emergence of claims in the vehicle warranty line of business and lower net investment income, primarily due to a $3 million decline in limited partnership income.

     The combined ratio increased 9.8 points to 115.6% for the first six months of 2001 as compared with the same period in 2000 and underwriting results declined $55 million. These changes were principally due to writing off unrecoverable deferred acquisition costs in the second quarter of 2001 for the vehicle warranty line of business.

     Net written premiums for Global Operations for the six months ended June 30, 2001 increased $14 million as compared with the same period in 2000 as a result of growth in the commercial casualty and property lines in the European operations. These increases were partially offset by $9 million related to the adjustment in net written premiums, $15 million of ceded premiums related to the corporate aggregate reinsurance treaties, declines in the equipment maintenance warranty line of business and increased ceded premiums in the surety lines. Net earned premiums increased $18 million primarily related to the same reasons noted above.

     Global Operations achieved 5% average rate increases across its businesses during the second quarter of 2001 for the contracts that renewed during the period. Retention rates were in the 82 percent range for those contracts which were up for renewal. Retention rates do not apply to the Surety and Warranty businesses.

RISK MANAGEMENT

                                                            THREE MONTHS         SIX MONTHS
                   OPERATING RESULTS                      ----------------    ----------------
                  PERIOD ENDED JUNE 30                     2001      2000      2001      2000
                  --------------------                    ------    ------    ------    ------
                                                                     (IN MILLIONS)
Net written premiums....................................  $  (11)   $  155    $  206    $  377
Net earned premiums.....................................    (271)      162      (142)      305
Underwriting loss.......................................    (894)      (34)     (920)      (71)
Net operating (loss) income.............................    (564)       13      (550)       19
Net operating (loss) income excluding restructuring and
  other related charges.................................    (563)       13      (549)       19
Ratios:
  Loss and loss adjustment expense......................      NM      92.4%       NM      92.0%
  Expense...............................................      NM      28.8        NM      31.2
  Dividend..............................................      NM       0.0        NM       0.0
                                                          ------    ------    ------    ------
     Combined...........................................      NM     121.2%       NM     123.2%
                                                          ======    ======    ======    ======
2001 ratios excluding corporate covers, reserve
  adjustment and restructuring and other related
  charges:
  Loss and loss adjustment expense......................    85.0%               85.0%
  Expense...............................................    26.0                29.2
  Dividend..............................................     1.3                 1.4
                                                          ------              ------
     Combined...........................................   112.3%              115.6%
                                                          ======              ======

---------------
NM = NOT MEANINGFUL.

     Second quarter net operating income declined by $577 million as compared with the prior year. The after-tax impact of the reserve strengthening on Risk Management was $575 million, including $322 million for asbestos, environmental pollution and other mass tort claims. The remaining reserve strengthening related primarily to adverse experience in liability coverages and retrospective premium accruals. The change in estimate was driven by adverse indications in loss reserve and retrospective premium studies. Risk Management has continued to focus on re-underwriting the business with adequate price for the exposure and to achieve price increases in 2001.

     In addition to the impact of the reserve strengthening, net operating income for the second quarter of 2001 decreased by $1 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $1 million of restructuring and other related charges. Apart from those charges, net operating income remained flat at $13 million in the second quarter of 2001 as compared with the prior year due to improved current year casualty underwriting results, adverse development taken in 2000 of $13 million after-tax, which for 2001 is included as part of the reserve strengthening, and increased earnings in RSKCo(SM). These quarter-over-quarter improvements were offset by higher catastrophe losses, primarily due to $10 million for the impact of Tropical Storm Allison, and decreased net investment income, principally due to a $8 million decline in limited partnership income.

     The combined ratio declined 8.9 points to 112.3% for the second quarter of 2001 as compared with the same period in 2000 and underwriting losses declined $16 million. The decline in the combined ratio is due to decreases in the loss and expense ratios attributable to improved current year loss experience and acquisition expenses in the casualty line of business and adverse development taken in 2000 of $23 million, including $11 million for asbestos, environmental pollution and other mass torts, which for 2001 is included as part of the reserve strengthening, partially offset by Tropical Storm Allison catastrophe losses in the property book.

     Net written premiums for Risk Management decreased $166 million for the second quarter of 2001 as compared with the same period in 2000 as a result of $133 million of ceded premiums related to the corporate aggregate reinsurance treaties, a change in estimate for involuntary market premium accruals and a continued focus on re-underwriting the book of business. Net earned premiums decreased $433 million for the second quarter of 2001 as compared with the same period in 2000. This decline is attributable to the declines noted above and an additional $265 million in adverse experience in retrospective premium accruals. The change in estimate related to retrospective premium receivables was based upon our completion of comprehensive studies of estimated premium receivable accruals on retrospectively rated insurance policies and involuntary market facilities. The studies included the review of all such retrospectively rated insurance policies and the current estimate of ultimate losses.

     In addition to the impact of the reserve strengthening recorded in the second quarter, net operating income for the first six months of 2001 decreased by $1 million related to the cost of the 2001 accident year corporate aggregate reinsurance treaties and $1 million of restructuring and other related charges. Apart from those charges, net operating income for the first six months of 2001 increased $8 million as compared with the same period in 2000 primarily due to improved current year casualty underwriting results, increased earnings in RSKCo(SM) and adverse development taken in 2000 for the second quarter, which for second quarter 2001 is included as part of the reserve charge, partially offset by decreased net investment income, principally due to a $8 million decline in limited partnership income.

     The combined ratio declined 7.6 points to 115.6% for the six months ended June 30, 2001 as compared with the same period in 2000 and underwriting losses declined by $27 million. Decreases in the loss and expense ratios were partially offset by an increase in the dividend ratio. The decreases in the loss and expense ratios are attributable to improved current year loss experience and acquisition expenses in the casualty line of business, partially offset by Tropical Storm Allison catastrophe losses in the property book.

     Net written premiums for Risk Management decreased $171 million for the first six months of 2001 as compared with the same period in 2000 as a result of $137 million of ceded premiums related to the corporate aggregate reinsurance treaties, a change in estimate for involuntary market premium accruals and a continued focus on re-underwriting the book of business. Net earned premiums decreased $447 million for the first six months of 2001 as compared with the same period in 2000 attributable to $265 million in adverse experience in retrospective premium accruals recorded in the second quarter reserve strengthening as well as the declines as noted above.

GROUP OPERATIONS

                                                             THREE MONTHS       SIX MONTHS
                     OPERATING RESULTS                       ------------    ----------------
                   PERIOD ENDED JUNE 30                      2001    2000     2001      2000
                   --------------------                      ----    ----    ------    ------
                                                                      (IN MILLIONS)
Net earned premiums........................................  $830    $878    $1,648    $1,760
Net operating income.......................................    16      15        31        25

     Net earned premiums for Group Operations decreased $48 million, or 5%, to $830 million for the second quarter of 2001 as compared with the same period in 2000. Net earned premiums declined $57 million as a result of the sale of the Life Reinsurance business on December 31, 2000 and $31 million in the group reinsurance line of business primarily as a result of terminating unprofitable contracts with independent underwriting agencies that occurred in 2000. See Note K to the Condensed Consolidated Financial Statements included in the Quarterly Report on Form 10-Q, as amended, for the period ended June 30, 2001 for a discussion of the Life Reinsurance transaction. These declines were partially offset by increases of $20 million in Federal Markets, mainly due to the mailhandlers health benefit plan, and growth of $20 million in Group Benefits, particularly in the disability and group long-term care lines of business.

     Net operating income increased by $1 million in the second quarter of 2001 as compared with the same period in 2000. This improvement is a result of exiting unprofitable lines of business in 2000 offset by the loss of income resulting from the sale of Life Reinsurance and a decline of $4 million in limited partnership income in 2001.

     Net earned premiums for Group Operations decreased $112 million, or 6%, to $1,648 million for the six months ended June 30, 2001 as compared with the same period in 2000. Net earned premiums declined $106 million as a result of the sale of Life Reinsurance and $82 million in group reinsurance line of business primarily as a result of terminating unprofitable contracts with independent underwriting agencies. These declines were partially offset by increases in Federal Markets of $37 million and growth in the first six months of 2001 of $39 million in Group Benefits, particularly in the disability and group long-term care lines of business.

     Net operating income increased by $6 million for the first six months of 2001 as compared with the same period in 2000. This improvement is a result of exiting unprofitable lines of business which more than offset the sale of Life Reinsurance and a $5 million decline in limited partnership income.

LIFE OPERATIONS

                                                            THREE MONTHS        SIX MONTHS
OPERATING RESULTS                                          --------------    ----------------
PERIOD ENDED JUNE 30                                        2001     2000     2001      2000
--------------------                                       ------    ----    ------    ------
                                                                     (IN MILLIONS)
Sales volume*............................................  $1,014    $666    $1,623    $1,683
Net earned premiums......................................     244     226       492       438
Net operating income.....................................      27      49        69        92
Net operating income excluding restructuring.............      38      49        80        92

---------------
* Sales volume is a cash-based measure that includes premiums and annuity considerations, investment contract deposits and other sales activities that are not reported as premiums under accounting principles generally accepted in the United States of America ("GAAP").

     Sales volume for Life Operations increased $348 million, or 52%, to $1,014 million for the second quarter of 2001 as compared with the same period in 2000. Sales volume increased primarily in guaranteed investment contracts sold to institutional customers and a growing in-force block of business in Long Term Care products. Net earned premiums increased $18 million, or 8%, to $244 million for the second quarter of 2001 as compared with the same period in 2000. This improvement is primarily attributable to improved sales of structured settlement annuities and Long Term Care products, partially offset by decreased annuity sales internationally.

     Excluding restructuring charges, net operating income decreased $11 million, or 21%, to $38 million for the second quarter of 2001 as compared with the same period in 2000. This decrease was due to lower investment performance in the Index 500 product sold to institutions, decreased net investment income primarily due to a $5 million decline in limited partnership income, and increased mortality losses on universal life and term products.

     Sales volume for Life Operations decreased $60 million, or 4%, to $1,623 million for the six months ended June 30, 2001 as compared with the same period in 2000. Sales volume for the six month period decreased in variable annuities which was influenced in part by the decline in the stock market during the first quarter of 2001. These declines were partially offset by the sales improvements of the second quarter as discussed above. Net earned premiums increased $54 million, or 12%, to $492 million for the six months ended June 30, 2001 as compared with the same period in 2000. This improvement is primarily attributable to improved sales of structured settlement annuities and Long Term Care products.

     Excluding restructuring charges, net operating income decreased $12 million, or 13%, to $80 million for the six months ended June 30, 2001 compared with the same period in 2000. This decrease relates primarily to decreased net investment income primarily due to a $13 million decline in limited partnership income.

CORPORATE AND OTHER

     In addition to the $10 million benefit from the reserve strengthening, net operating losses increased $14 million to $71 million for the second quarter of 2001 as compared with $57 million in the same period of 2000. This decrease was primarily attributable to $20 million in restructuring and other related charges.

     In addition to the impact of the reserve strengthening, net operating losses increased $8 million to $126 million for the first six months of 2001 as compared with $118 million in the same period in 2000. Included in the six months ended June 30, 2001 was $23 million in restructuring and other related charges.

ENVIRONMENTAL POLLUTION AND OTHER MASS TORT AND ASBESTOS RESERVES

     Many policyholders have made claims against some of our insurance subsidiaries for defense costs and indemnification in connection with environmental pollution matters. These claims relate to accident years 1989 and prior, which coincides with our adoption of the Simplified Commercial General Liability coverage form, which includes what is referred to in the industry as an "absolute pollution exclusion." We and the insurance industry are disputing coverage for many such claims. Key coverage issues include whether cleanup costs are considered damages under the policies, trigger of coverage, allocation of liability among triggered policies, applicability of pollution exclusions and owned property exclusions, the potential for joint and several liability and the definition of an occurrence. To date, courts have been inconsistent in their rulings on these issues.

     Due to the inherent uncertainties described above, including the inconsistency of court decisions, the number of waste sites subject to cleanup, and the standards for cleanup and liability, our ultimate liability for environmental pollution claims may vary substantially from the amount currently recorded.

     As of June 30, 2001 and December 31, 2000, we carried approximately $680 million and $347 million of claims and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported environmental pollution and other mass tort claims. Unfavorable environmental pollution and other mass tort net claims and claim adjustment expense reserve development for the three months ended June 30, 2001 and 2000 amounted to $449 million and $21 million. Unfavorable environmental pollution and other mass tort net claim and claim adjustment expense reserve development for the six months ended June 30, 2001 and 2000 amounted to $453 million and $21 million.

     Our property-casualty insurance subsidiaries also have exposure to asbestos claims. Estimation of asbestos claims and claim adjustment expense reserves involves many of the same limitations discussed above for environmental pollution claims, such as inconsistency of court decisions, specific policy provisions, allocation of liability among insurers and insureds, and additional factors such as missing policies and proof of coverage. Furthermore, estimation of asbestos claims is difficult due to, among other reasons, the proliferation of bankruptcy proceedings and attendant uncertainties, the targeting of a broader range of businesses and entities as defendants, the uncertainty as to which other insureds may be targeted in the future, and the uncertainties inherent in predicting the number of future claims.

     As of June 30, 2001 and December 31, 2000, we carried approximately $1,271 million and $603 million of net claim and claim adjustment expense reserves, net of reinsurance recoverables, for reported and unreported asbestos-related claims. Unfavorable asbestos net claim and claim adjustment expense reserve development for the three months ended June 30, 2001 and 2000 amounted to $748 million and $5 million. Unfavorable asbestos net claim and claim adjustment expense reserve development for the six months ended June 30, 2001 and 2000 amounted to $769 million and $31 million. We made asbestos payments of $126 million and $43 million in calendar year 2000 and the six months ended June 30, 2001 respectively on a net basis, excluding payments made in connection with the 1993 settlement of litigation related to Fibreboard Corporation. We have attempted to manage our asbestos exposures by aggressively resolving old accounts.

     In addition, some asbestos defendants have asserted that their claims for insurance are not subject to aggregate limits on coverage. We currently have such claims from a number of insureds. Some of these claims involve insureds facing exhaustion of products liability aggregate limits in their policies, who have asserted that their asbestos claims fall within so-called "non-products" liability coverage contained within their policies rather than products liability coverage, and that the claimed "non-products" coverage is not subject to any aggregate limit. It is difficult to predict the ultimate size of any of the claims for coverage not subject to aggregate limits or predict to what extent, if any, the attempts to assert "non-products" claims outside the products liability aggregate will succeed.

     Due to the uncertainties created by volatility in claim numbers and settlement demands, the effect of bankruptcies, the extent to which non-impaired claimants can be precluded from making claims and the efforts by insureds to obtain coverage not subject to aggregate limits, our ultimate liability for asbestos claims may vary substantially from the amount currently recorded. Other variables that will influence our ultimate exposure to asbestos claims will be medical inflation trends, jury attitudes, the strategies of plaintiff attorneys to broaden the scope of defendants, the mix of asbestos-related diseases presented and the possibility of legislative reform. Adverse developments with respect to such matters discussed in this paragraph could have a material adverse effect on our results of operations and/or financial condition.

     Our results of operations and financial condition in future years may continue to be adversely affected by environmental pollution and other mass tort and asbestos claim and claim adjustment expenses. Management will continue to review and monitor these liabilities and make further adjustments, including further reserve strengthening as warranted.

INVESTMENTS

     The components of net investment income for the three and six months ended June 30, 2001 and 2000 are presented in the following table.

                                                              THREE MONTHS      SIX MONTHS
NET INVESTMENT INCOME                                         ------------    --------------
PERIOD ENDED JUNE 30                                          2001    2000    2001     2000
---------------------                                         ----    ----    ----    ------
                                                                      (IN MILLIONS)
Fixed maturity securities:
  Bonds:
     Taxable................................................  $408    $369    $825    $  750
     Tax-exempt.............................................    28      58      62       116
Limited Partnerships........................................    (4)    102      32       158
Short-term investments......................................    37      53      79        91
Other.......................................................   (45)     28     (41)       41
                                                              ----    ----    ----    ------
Gross Investment Income.....................................   424     610     957     1,156
                                                              ----    ----    ----    ------
Investment expense..........................................   (13)    (12)    (29)      (26)
                                                              ----    ----    ----    ------
Net investment income.......................................  $411    $598    $928    $1,130
                                                              ====    ====    ====    ======

     During the first quarter of 2001, we reclassified equity method income from limited partnership investments. This income was previously classified in realized investment gains, net of participating policyholders' and minority interests. Effective in 2001, equity method income from limited partnership investments is classified in net investment income, as shown in the preceding table. Income from limited partnership investments decreased $106 million and $126 million for the three and six month periods ended June 30, 2001 as compared with the same periods in 2000. During the three and six month periods ended June 30, 2000 market conditions allowed for very favorable investment results relative to investment strategies practiced by certain partnerships held. Investment results for the same periods in 2001 were, in general, less than expected. In addition, certain partnerships that were very successful during year 2000 have been dissolved and are no longer held. Also during the first quarter of 2001, we reclassified interest on funds withheld and other deposits. This expense was previously classified in other operating expenses and is now classified in net investment income. Interest on funds withheld and other deposits was $86 million and $17 million for the second quarter of 2001 and 2000. Interest on funds withheld and other deposits was $122 million and $36 million for the first six months of 2001 and 2000.

     We experienced lower net investment income for both the three and six months ended June 30, 2001 as compared with the same period in 2000 due primarily to decreases in limited partnership income as well as an increase in interest on funds withheld and other deposits, partially offset by an improved yield in the core bond portfolio. The bond segment of the investment portfolio yielded 6.5% in the first six months of 2001 as compared with 6.4% during the same period in 2000.

     The components of net realized investment gains for the three and six months ended June 30, 2001 and 2000 are presented in the following table.

                                                             THREE MONTHS       SIX MONTHS
NET REALIZED INVESTMENT GAINS                               --------------    ---------------
PERIOD ENDED JUNE 30                                         2001     2000     2001     2000
-----------------------------                               ------    ----    ------    -----
                                                                      (IN MILLIONS)
Realized investment gains (losses):
  Fixed maturity securities:
     U.S. Government bonds................................  $  (21)   $ 23    $  107    $  (3)
     Corporate and other taxable bonds....................       2     (25)       (6)     (50)
     Tax-exempt bonds.....................................     (15)    (21)       38      (47)
     Asset-backed bonds...................................       4     (41)       55      (58)
     Redeemable Preferred Stock...........................     (21)     --       (21)      --
                                                            ------    ----    ------    -----
          Total fixed maturity securities.................     (51)    (64)      173     (158)
  Equity securities.......................................   1,015     290     1,087      375
  Derivative securities...................................       8      23         3       21
  Other assets............................................    (403)     20      (314)      63
                                                            ------    ----    ------    -----
          Total realized investment gains.................     569     269       949      301
Allocated to participating policyholders and minority
  interest................................................      (1)      2       (10)       3
Income tax expense........................................    (255)    (95)     (389)    (107)
                                                            ------    ----    ------    -----
Net realized investment gains.............................  $  313    $176    $  550    $ 197
                                                            ======    ====    ======    =====

     Net realized investment gains increased $137 million for the second quarter of 2001 compared with the same period in 2000. This increase is primarily a result of after-tax gains from the sale of Global Crossing Ltd common stock ("Global Crossing") and its related hedge of $633 million as compared with $157 million in 2000. Partially offsetting these gains, were estimated losses of $320 million relating to the planned disposition of certain subsidiaries.

     We are currently negotiating the sale of certain subsidiaries and expects the sales to be completed prior to year-end 2001. The assets being held for disposition include the United Kingdom subsidiaries of CNA Re and certain other subsidiaries. We anticipate that we will realize losses in connection with those sales. In determining the anticipated loss from these sales, we estimated sales proceeds, transactional costs, lease termination costs, employee related costs and the cost of certain reinsurance transactions. The sale of the United Kingdom insurance subsidiary will be subject to regulatory approval.

     The estimated after-tax realized loss recorded in connection with the planned disposition of certain subsidiaries by segment is as follows:

                                                                THREE AND
FOR THE PERIOD ENDED JUNE 30, 2001                             SIX MONTHS
----------------------------------                            -------------
                                                              (IN MILLIONS)
Agency Market Operations....................................      $ 17
CNA Re......................................................       285
Global Operations...........................................        18
                                                                  ----
Total.......................................................      $320
                                                                  ====

     Net realized investment gains increased $353 million for the first six months of 2001 compared with the same period in 2000. This increase is primarily a result of after-tax gains from the sale of Global Crossing and its related hedge of $647 million as compared with $166 million in the first six months of 2000 as well as gains of $55 million resulting from the sale of a New York real estate property and gains from the sale of fixed maturity security investments in the first quarter of 2001. These gains are partially offset by the estimated losses recorded for the planned dispositions described above.

     A primary objective in the management of the fixed maturity portfolio is to maximize total return relative to underlying liabilities and respective liquidity needs. In achieving this goal, assets may be sold to take advantage of market conditions or other investment opportunities or credit and tax considerations. This activity will produce realized gains and losses depending on market conditions including interest rates.

     Substantially all invested assets are marketable securities classified as available-for-sale in the accompanying financial statements. Accordingly, changes in fair value for these securities are reported in other comprehensive income.

     The following table presents the carrying values of our investments at June 30, 2001 and December 31, 2000, and the change in unrealized gains (losses) of those securities included in other comprehensive income for the six months ended June 30, 2001.

                                                                                           SIX MONTHS
                                                                                              ENDED
                                                                                            JUNE 30,
                                                                                           2001 CHANGE
                                                                                          IN UNREALIZED
                                                                       DECEMBER 31,           GAINS
GENERAL ACCOUNT INVESTMENTS                         JUNE 30, 2001          2000             (LOSSES)
---------------------------                         -------------    -----------------    -------------
                                                                       (IN MILLIONS)
Fixed maturity securities:
  U.S. Treasury securities and obligations of
     government agencies..........................     $ 6,415            $ 5,298             $ (94)
  Asset-backed securities.........................       5,785              7,623               (16)
  Tax-exempt securities...........................       2,095              3,349               (44)
  Taxable securities..............................      12,521             10,328               170
  Redeemable preferred stock......................          38                 54                --
                                                       -------            -------             -----
Total fixed maturity securities...................      26,854             26,652                16
                                                       -------            -------             -----
Equity securities:
  Common stock....................................       1,296              2,216              (933)
  Non-redeemable preferred stock..................         279                196                (9)
                                                       -------            -------             -----
Total equity securities...........................       1,575              2,412              (942)
  Short-term investments..........................       5,882              4,723                --
  Other investments...............................       1,578              1,335                --
                                                       -------            -------             -----
  Total investments...............................     $35,889            $35,122              (926)
                                                       =======            =======
  Separate account business and other.............                                               83
                                                                                              -----
Change in unrealized gains (losses) reported in
  other comprehensive income......................                                            $(843)
                                                                                              =====

     Our general and separate account investment portfolio consists primarily of publicly traded government bonds, asset-backed securities, mortgage-backed securities, municipal bonds and corporate bonds.

     Investments in the general account had a total net unrealized gain of $384 million at June 30, 2001 compared with $1,310 million at December 31, 2000. The unrealized position at June 30, 2001 was composed of an unrealized gain of $90 million for fixed maturities, and an unrealized gain of $294 million for equity securities.

     Our investment policies for both the general and separate accounts emphasize high credit quality and diversification by industry, issuer and issue. Assets supporting interest rate sensitive liabilities are segmented within the general account to facilitate asset/liability duration management.

     The general account portfolio consists primarily of high quality (rated BBB or higher) bonds, 91% and 93% of which were rated as investment grade at June 30, 2001 and December 31, 2000. The following table summarizes the ratings of our general account bond portfolio at carrying value.

                                                          JUNE 30,           DECEMBER 31,
                                                            2001       %         2000         %
                                                          --------    ---    ------------    ---
                                                                      (IN MILLIONS)
U.S. Government and affiliated agency securities........  $ 7,207      27%     $ 8,689        32%
Other AAA rated.........................................    6,806      25        7,120        27
AA and A rated..........................................    6,149      23        5,954        22
BBB rated...............................................    4,306      16        3,066        12
Below investment-grade..................................    2,348       9        1,769         7
                                                          -------     ---      -------       ---
Total...................................................  $26,816     100%     $26,598       100%
                                                          =======     ===      =======       ===

     At June 30, 2001 and December 31, 2000, approximately 97% and 98% of the general account portfolio were U.S. Government agencies or were rated by Standard & Poor's (S&P) or Moody's Investors Service. The remaining bonds were rated by other rating agencies, outside brokers or Company management.

     Below investment grade bonds, as presented in the table above, are high yield securities rated below BBB by bond rating agencies, as well as other unrated securities that, in the opinion of management, are below investment-grade. High-yield securities generally involve a greater degree of risk than investment-grade securities. However, expected returns should compensate for the added risk. This risk is also considered in the interest rate assumptions for the underlying insurance products.

     Included in our general account fixed maturity securities at June 30, 2001 are $5,785 million of asset-backed securities, at fair value, consisting of approximately 49% in collateralized mortgage obligations (CMOs), 23% in U.S. government agency issued pass-through certificates, 23% in corporate asset-backed obligations and 5% in corporate mortgage-backed pass-through certificates. The majority of CMOs held are actively traded in liquid markets and are priced by broker-dealers.

     Short-term investments at June 30, 2001 and December 31, 2000 primarily consisted of commercial paper and money market funds. The components of the general account short-term investment portfolio are presented in the following table.

SHORT-TERM INVESTMENTS

                                                              JUNE 30,    DECEMBER 31,
                                                                2001          2000
                                                              --------    ------------
                                                                   (IN MILLIONS)
Commercial paper............................................   $3,824        $3,291
U.S. Treasury securities....................................      190           383
Money Market funds..........................................    1,465           620
Other.......................................................      403           429
                                                               ------        ------
Total short-term investments................................   $5,882        $4,723
                                                               ======        ======

     We invest in certain derivative financial instruments primarily to reduce our exposure to market risk (principally interest rate, equity price and foreign currency risk). We consider the derivatives in our general account to be held for purposes other than trading. Derivative securities are recorded at fair value at the reporting date.

     Most derivatives in separate accounts are held for trading purposes. We use these derivatives to mitigate market risk by purchasing S&P 500(R) index futures in a notional amount equal to the contract liability relating to Life Operations' Index 500 guaranteed investment contract product.

LIQUIDITY AND CAPITAL RESOURCES

     The principal operating cash flow sources of our property-casualty and life insurance subsidiaries are premiums and investment income. The primary operating cash flow uses are payments for claims, policy benefits and operating expenses.

     For the six months ended June 30, 2001, net cash used in operating activities was $893 million as compared with $755 million for the same period in 2000. The decline related primarily to increased payments of income taxes, partially offset by decreased paid claims and claim adjustment expenses.

     For the six months ended June 30, 2001, net cash inflows from investment activities was $1,171 million as compared with $1,142 million for the same period in 2000. Cash flows from investing activities were principally related to purchases and sales of invested assets, and were relatively consistent year over year.

     For the six months ended June 30, 2001, net cash used in financing activities was $299 million as compared with $356 million for the same period in 2000. Cash flows from financing activities include proceeds from the issuance of debt or equity securities, outflows for dividends or repayment of debt and outlays to reacquire equity instruments. For the six months ended June 30, 2001, we reduced our commercial paper borrowings by $227 million, including reductions totaling $100 million in the second quarter.

     Effective January 30, 2001, we sold the 180 Maiden Lane, New York, facility. The sale of this property provided us additional liquidity with net sale proceeds of $277 million.

     As of April 30, 2001, CNA Financial replaced its $750 million revolving credit facility with a new $500 million revolving credit facility. No loans were outstanding under either the old facility or the new facility at any time during 2001. The old facility was scheduled to expire on May 10, 2001. The new facility is split into two parts, a $250 million component with a 364-day expiration date (with an option by CNA Financial to turn this part of the new facility into a one-year term loan) and a $250 million component with a 3-year expiration date. CNA Financial pays a facility fee to the lenders of the new facility for having funds available for loans under both components. The facility fee on the 364-day component is 12.5 basis points (which is the same as the fee on the expiring revolver) while the fee on the 3-year component is 15 basis points. The facility is subject to certain restrictive covenants.

     In addition to the facility fees, if CNA Financial borrows under the new facility, CNA Financial at its current debt rating will pay an interest rate on outstanding loans equal to the London Interbank Offering Rate (LIBOR) plus 50 basis points for the 364-day component and LIBOR plus 47.5 basis points for the 3-year component. If CNA Financial's debt ratings are down graded one level, CNA Financial will pay an interest rate on the outstanding loans equal to the LIBOR plus 60 basis points for the 364-day component and LIBOR plus 57.5 basis points for the 3-year component.

     If CNA Financial has outstanding loans equaling more than 50% of the amounts available under the new facility, CNA Financial also will pay a utilization fee of 12.5 basis points on such loans.

     The new facility is used for general corporate purposes including support for the commercial paper program, which currently has $400 million of loans outstanding. There are currently no bank loans drawn under the facility.

     Following the announcement of second quarter 2001 earnings, CNA Financial's commercial paper rating was placed under review by S&P. During the period of this review, which is expected to be finalized by the end of third quarter 2001, we may redeem our outstanding commercial paper loans as they mature using internal funds.

     The table below reflects ratings issued by A.M. Best, S&P, Moody's and Fitch as of August 10, 2001 for the Continental Casualty Pool, the Continental Insurance Pool and the Continental Assurance Pool. Also rated were CNA Financial's senior debt and commercial paper and The Continental Corporation's (Continental) senior debt.

                                                                               DEBT RATINGS
                                                                        --------------------------
                                     INSURANCE RATINGS                        CNA FINANCIAL
                       ----------------------------------------------   --------------------------
                          CONTINENTAL       CONTINENTAL   CONTINENTAL
                            CASUALTY         ASSURANCE     INSURANCE
                              POOL             POOL          POOL
                       ------------------   -----------   -----------      SENIOR       COMMERCIAL   CONTINENTAL SENIOR
                                     FINANCIAL STRENGTH                     DEBT          PAPER             DEBT
                       ----------------------------------------------   -------------   ----------   ------------------
A.M. Best............  A                    A             A             BBB             AMB-2        BBB-
Fitch................  A                    AA-           NR            BBB             NR           NR
Moody's..............  A2                   A2*           A3            Baa1            P2           Baa2
S&P..................  A                    AA-           A-            BBB             A2           BBB-

---------------
* Continental Assurance and Valley Forge Life Insurance Company (VFL) are rated separately by Moody's and both have an A2 rating.

     On August 2, 2001 each of the four rating agencies A.M. Best, S&P, Moody's and Fitch issued press releases specifying their rating action for each of the Pools, rated debt and commercial paper.

     A.M. Best affirmed the ratings of the Continental Casualty and Continental Assurance pools at "A", upgraded the Continental Insurance pool from "A-" to "A" and removed the negative outlook. A.M. Best initiated debt ratings for CNA Financial's senior debt at BBB, CNA Financial's commercial paper at AMB-2, and Continental's senior debt at BBB-. S&P placed all of our rated entities, debt and commercial paper, with the exception of CNA Surety, on CreditWatch with negative implications pending a further review with our management. Moody's placed the Continental Casualty Pool under review for possible downgrade and affirmed the ratings of the Continental Insurance and Continental Assurance Pools at A2 with stable and negative outlooks, respectively. Moody's further affirmed CNA Financial's commercial paper rating at P2 and placed the CNA Financial senior debt currently rated at Baa1 and Continental's senior debt at Baa2 under review. Moody's expects the review will take approximately one month and lead to either a confirmation or a one-notch downgrade. Fitch downgraded the rating of the Continental Casualty Pool from "A+" to "A" and changed the outlook from negative to stable. Fitch further affirmed the AA- rating of the Continental Assurance Pool with a stable outlook. Fitch further downgraded CNA Financial 's senior debt rating from "BBB+" to "BBB" and moved the negative rating outlook to stable.

     Our intention to raise capital through the rights offering was communicated to the rating agencies and regulators and was considered by them in conjunction with their respective actions.

     A.M. Best, S&P and Moody's lowered the ratings associated with the separately rated London based entity, CNA Reinsurance Company Limited. Current ratings for CNA Re UK are as follows: A.M. Best: A- (under review with negative implications); S&P: BBB- (CreditWatch; negative); and Moody's: Baa2 (under review; direction uncertain). A.M. Best has informed us that it intends to downgrade the financial strength rating of CNA Re UK from "A-" to "B+" as a result of uncertainty of its future ownership and the increased possibility of it operating on a "run-off" basis. It is possible that rating agencies will further downgrade the financial strength ratings of CNA Re UK.

     Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency's rating should be evaluated independently of any other agency's rating.

                          CONCURRENT PRIVATE PLACEMENT

     Loews has agreed to exercise its basic subscription privilege for all of its rights and to exercise its oversubscription privilege for all of the shares being offered to other rights holders in the rights offering. As a result, all shares being offered in the rights offering will be sold.

     The sale of shares in connection with Loews's exercise of its basic subscription privilege and its oversubscription privilege will be made in a private placement in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act of 1933. These shares will be restricted securities for purposes of the Securities Act of 1933 and may only be sold pursuant to an effective registration statement or an exemption from registration.

                        FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the material federal income tax consequences of the offering to the holders of the common stock upon the distribution of rights, and to holders of the rights upon their exercise.

GENERAL

     The discussion is based on the Internal Revenue Code of 1986, the Treasury regulations promulgated thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change on a prospective or retroactive basis. The tax consequences of the rights offering under state, local and foreign law are not discussed. Moreover, special considerations not described herein may apply to certain taxpayers or certain types of taxpayers, such as financial institutions, broker-dealers, life insurance companies, tax-exempt organizations and foreign taxpayers. The discussion is limited to those who have held the common stock, and will hold the rights and any shares acquired upon the exercise of rights as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code.

     Issuance of Rights. Holders of our common stock will not recognize taxable income for federal income tax purposes upon distribution of the rights.

     Shareholder Basis and Holding Period of the Rights. Except as provided in the following sentence, the basis of the rights received by a shareholder as a distribution with respect to such shareholder's common stock will be zero. If, however, either (i) the fair market value of the rights on their date of issuance is 15% or more of the fair market value (on the date of issuance) of the common stock with respect to which they are received or (ii) the shareholder properly elects, in his or her federal income tax return for the taxable year in which the rights are received, to allocate part of the basis of such common stock to the rights, then upon exercise or transfer of the rights, the shareholder's basis in such common stock will be allocated between the common stock and the rights in proportion to the fair market values of each on the date of issuance.

     The holding period of a shareholder with respect to the rights received as a distribution on such shareholder's common stock will include the shareholder's holding period for the common stock with respect to which the rights were distributed.

     In the case of a purchaser of rights, the tax basis of such rights will be equal to the purchase price paid, and the holding period for such rights will commence on the day following the date of the purchase.

     Transfer of the Rights. A holder or purchaser of rights who sells rights will recognize gain or loss equal to the difference between the sale proceeds and the basis, if any, in the rights sold. In the case of a holder of the common stock, gain or loss on the sale of rights will be capital gain or loss if gain or loss from a sale of the common stock held by such holder would be characterized as capital gain or loss at that time. In the case of a purchaser of the rights, any gain or loss recognized on a sale of rights will be capital gain or loss.

     Lapse of the Rights. Holders who are not required and do not elect to allocate part of the basis of their common stock to the rights they receive in this offering (as discussed above) and who allow the rights to lapse will not recognize any gain or loss, and no adjustment will be made to the basis of the common stock, if any, they own at the time of such lapse. Purchasers of the rights will recognize a loss equal to their tax basis in the rights, if such rights expire unexercised. Any loss recognized on the expiration of the rights acquired by a purchaser will be a capital loss.

     Exercise of the Rights; Basis and Holding Period of the Common Stock. Holders will not recognize any gain or loss upon the exercise of rights. The basis of the shares acquired through exercise of the rights will be equal to the sum of the subscription price for the rights and the holder's basis in such rights, if any. The holding period for the shares acquired through exercise of the rights will begin on the date the rights are exercised.

     Sale of Shares. The sale of shares will result in the recognition of gain or loss to the shareholder in an amount equal to the difference between the amount realized and the shareholder's basis in the shares. Gain or loss upon the sale of the shares will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules, incorporated by reference in this prospectus supplement and the accompanying prospectus from our Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph as to an accounting change), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and current reports, proxy statements and other information with the SEC, in accordance with the Securities Exchange Act of 1934. You may read and copy any document we file at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at: http://www.sec.gov.

     The SEC allows us to "incorporate by reference" into this prospectus supplement the information we file with them, which means that we can disclose important information to you by referring to our filed SEC documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information we file with the SEC after the date of this document will update and supersede the information in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the rights offering is completed:

     (1) Our Annual Report on Form 10-K for the year ended December 31, 2000;
and

     (2) Our Quarterly Reports on Form 10-Q for the period ended March 31, 2001 and June 30, 2001, as amended.

     We have also filed a registration statement on Form S-3 with the SEC under the Securities Act of 1933 for the common stock offered by this prospectus supplement. This prospectus supplement does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about our common stock and us. The registration statement can be found in the SEC's public reference room or on the SEC's website referred to above, and you may request a copy of any of these filings, at no cost, by writing or calling Jonathan D. Kantor at:

                           CNA Financial Corporation
                                   CNA Plaza
                            Chicago, Illinois 60685
                                  312-822-5000

     You can find additional information by visiting our website at: http://www.cna.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus.

     You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of this prospectus supplement.

PROSPECTUS

                                  $600,000,000

                           CNA FINANCIAL CORPORATION
                             SENIOR DEBT SECURITIES
                          SUBORDINATED DEBT SECURITIES
                      SUBORDINATED JUNIOR DEBT SECURITIES
                                PREFERRED STOCK
                               DEPOSITARY SHARES
                                  COMMON STOCK
                                    WARRANTS
                               PURCHASE CONTRACTS
                                 PURCHASE UNITS

      CNA Financial Corporation's Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and traded on the
          Philadelphia Stock Exchange, under the trading symbol "CNA".
                            ------------------------

                            CNA FINANCIAL CAPITAL I
                            CNA FINANCIAL CAPITAL II
                           CNA FINANCIAL CAPITAL III

                 Preferred Securities fully and unconditionally
                      guaranteed, as described herein, by

                           CNA FINANCIAL CORPORATION
                            ------------------------

     We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell these securities without a supplement.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is August 23, 2001.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement (including any amendments and exhibits, the "Registration Statement") that we filed with the Securities and Exchange Commission (the "SEC") utilizing a "shelf" registration process. Under this shelf process, we may, over the next two years, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $600,000,000. This prospectus provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading WHERE YOU CAN FIND MORE INFORMATION.

     In this prospectus, we refer to:

     - CNA Financial Corporation as "CNAF";

     - CNAF and its subsidiaries as the "CNA Companies";

     - CNA Financial Capital I, CNA Financial Capital II and CNA Financial Capital III as the "CNA Capital Trusts"; and

     - the securities offered by this prospectus as the "Offered Securities".

                      WHERE YOU CAN FIND MORE INFORMATION

     CNAF files annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms at the following addresses:

     - 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549;

     - 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048;
       and

     - Suite 1400, Citicorp Center, 14th Floor, 500 West Madison, Chicago, Illinois 60661.

You can call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     CNAF's common stock ("Common Stock") is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange. You also can find copies of CNAF's SEC filings at the offices of these stock exchanges at the addresses listed below:

     - New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005;

     - Chicago Stock Exchange, Inc., 440 South LaSalle Street, Chicago, Illinois 60603; and

     - Pacific Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     The SEC allows us to disclose certain information to you in this prospectus by referring you to documents previously filed with the SEC that includes such information. This process is generally referred to as "incorporating by reference." The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until we sell all of the Offered Securities.

     - Annual Report on Form 10-K for the year ended December 31, 2000; and

     - Quarterly Report on Form 10-Q for the periods ended March 31, 2001 and June 30, 2001, as amended.

     - The description of the Common Stock contained in the registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990 (the "Common Stock Description").

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

                         Office of the General Counsel
                           CNA Financial Corporation
                                   CNA Plaza
                            Chicago, Illinois 60685
                                 (312) 822-5000

     We have not included, or incorporated by reference, separate financial statements of any of the CNA Capital Trusts. The CNA Capital Trusts are newly formed and have no operating history or independent operations. The sole purposes of the CNA Capital Trusts will be to issue common and preferred securities and to use the proceeds to purchase junior subordinated debt securities ("Junior Debt Securities") from CNAF. All of the common securities of the CNA Capital Trusts will be owned by CNAF and all of the obligations of the CNA Capital Trusts will be fully guaranteed by CNAF. Because of these factors, we do not believe that separate financial statements for the CNA Capital Trusts would be helpful to you in considering an investment in any of the Offered Securities.

     You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

                           FORWARD-LOOKING STATEMENTS

     This prospectus includes a number of statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. You can identify forward-looking statements because generally they include words such as "believes", "expects", "intends", "anticipates", "estimates", and similar expressions. Forward-looking statements, by their nature, are subject to a variety of risks and uncertainties that could cause actual results to differ materially from the results expected in the forward-looking statement. Many of these risks and uncertainties cannot be controlled by the CNA Companies. Some examples of these risks and uncertainties are:

     - general economic and business conditions;

     - competition;

     - changes in financial markets such as fluctuations in interest rates, credit conditions and currency, commodity and stock prices;

     - changes in foreign, political, social and economic conditions; and

     - regulatory initiatives and compliance with governmental regulations, judicial decisions and rulings.

     Any forward-looking statements made in this prospectus are made by CNAF as of the date of this prospectus. CNAF does not have any obligation to update or revise any forward-looking statement contained in this prospectus, even if the expectations of CNAF or any related facts or circumstances change.

                               THE CNA COMPANIES

     CNAF is a holding company whose subsidiaries consist primarily of property/casualty and life insurance companies. The CNA Companies collectively are among the largest insurance organizations in the United States. Based on 2000 net written premiums, CNAF is the ninth largest property-casualty insurance company and the 40th largest life insurance company in the United States. CNAF's common stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange and also trades on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is "CNA". As of August 23, 2001, Loews Corporation ("Loews") owned approximately 87% of CNAF's outstanding common stock.

     CNAF was incorporated as a Delaware corporation in 1967. CNAF's principal subsidiaries are Continental Casualty Company ("CCC"), incorporated in 1897, Continental Assurance Company ("CAC"), incorporated in 1911, and The Continental Corporation ("Continental"), which is the holding company of The Continental Insurance Company ("CIC"), incorporated in 1853.

     The principal business of the CNA Companies is insurance. CCC, CIC and each of their property and casualty insurance affiliates generally conduct the property and casualty insurance operations of the CNA Companies. CAC and Valley Forge Life Insurance Company (a wholly owned subsidiary of CAC) generally conduct the life insurance operations of the CNA Companies. The principal market for insurance products offered by the CNA Companies is the United States.

     AS A HOLDING COMPANY, CNAF RECEIVES ITS OPERATING INCOME AND OPERATING CASH FLOW FROM ITS SUBSIDIARIES. CNAF RELIES UPON DISTRIBUTIONS FROM ITS SUBSIDIARIES AS WELL AS RETURNS ON ITS CASH AND INVESTED ASSETS TO GENERATE THE FUNDS NECESSARY TO MEET ITS OBLIGATIONS, INCLUDING ITS PAYMENT OF PRINCIPAL AND INTEREST ON ITS DEBT AND DIVIDENDS ON ITS CAPITAL STOCK. THE ABILITY OF CNAF'S SUBSIDIARIES TO MAKE SUCH PAYMENTS IS SUBJECT TO MANY FACTORS, INCLUDING APPLICABLE STATE LAWS AND ANY RESTRICTIONS THAT MAY BE CONTAINED IN CREDIT AGREEMENTS OR OTHER FINANCING ARRANGEMENTS ENTERED INTO BY CNAF OR SUCH SUBSIDIARIES. CREDITORS OF CNAF'S SUBSIDIARIES GENERALLY WILL HAVE PRIORITY AS TO THE ASSETS OF SUCH SUBSIDIARIES OVER THE CLAIMS OF CNAF AND THE HOLDERS OF CNAF'S INDEBTEDNESS AND CAPITAL STOCK, INCLUDING THE OFFERED SECURITIES.

                             THE CNA CAPITAL TRUSTS

     Each CNA Capital Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by CNAF, as sponsor of the CNA Capital Trust, and a Delaware trustee for that CNA Capital Trust (the "Delaware Trustee") and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Each CNA Capital Trust exists for the exclusive purposes of (i) issuing and selling its common and preferred securities, (ii) using the proceeds from the sale of its securities to acquire a series of Junior Debt Securities issued by CNAF, and (iii) engaging in other related activities.

     All of the common securities of each CNA Capital Trust ("Common Securities") will be owned by CNAF. The common securities of a CNA Capital Trust will rank equal to, and payments will be made thereon in the same proportion, as the preferred securities ("Preferred Securities") of such CNA Capital Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from an event of default under the indenture with respect to the Junior Debt Securities (a "Junior Debt Related Event of Default"), the rights of CNAF as holder of the Common Securities to payment in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such CNA Capital Trust. See "Description of Preferred Securities--Subordination of Common Securities." CNAF will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each CNA Capital Trust.

     Unless otherwise specified in the applicable prospectus supplement, each CNA Capital Trust has a term of approximately 55 years, but may terminate earlier as provided in the applicable Trust Agreement. Each CNA Capital Trust's business and affairs are conducted by its trustees, each appointed by CNAF as holder of the Common Securities. Unless otherwise specified in the applicable prospectus supplement, the trustees for each CNA Capital Trust will be The First National Bank of Chicago, as the property trustee (the "Property Trustee"), First Chicago Delaware, Inc., as the Delaware Trustee, and two individual trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the CNA Companies (collectively, the "Issuer Trustees"). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The First National Bank of Chicago will also act as trustee under the Guarantees and the Junior Indenture (as defined herein). See "Description of Guarantees" and "Description of Junior Debt Securities." The holder of the Common Securities of a CNA Capital Trust, or the holders of a majority in liquidation amount of the related Preferred Securities if an Event of Default in respect of the Trust Agreement for such CNA Capital Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such CNA Capital Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. CNAF will pay all fees and expenses related to each CNA Capital Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each CNA Capital Trust.

     The principal executive office of each CNA Capital Trust is CNA Plaza, Chicago, Illinois 60685 and its telephone number is (312) 822-5000.

                                USE OF PROCEEDS

     Except as otherwise described in the applicable prospectus supplement, the net proceeds from the sale of the Offered Securities will be added to CNAF's general funds and used for general corporate purposes, which may include, but are not limited to, prepayment of other debt and capital contributions to CNAF's subsidiaries to support such subsidiaries' operations. Each CNA Capital Trust will use all proceeds received from the sale of its Preferred Securities to purchase CNAF's Junior Debt Securities.

                            SECURITIES TO BE OFFERED

SECURITIES TO BE OFFERED BY CNAF

     CNAF may offer and sell from time to time under this prospectus:

     (1) its unsecured senior debt securities ("Senior Debt Securities");

     (2) its unsecured subordinated debt securities ("Subordinated Debt Securities", and collectively with Senior Debt Securities, "Debt Securities");

     (3) Junior Debt Securities;

     (4) shares of its common stock, par value $2.50 per share ("Common Stock");

     (5) shares of its preferred stock, no par value ("Preferred Stock"), which may be represented by depositary shares ("Depositary Shares");

     (6) warrants ("Warrants") to purchase Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock or Depositary Shares;

     (7) purchase contracts ("Purchase Contracts") to purchase any of Debt Securities, Junior Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants or preferred securities ("Preferred Securities") of the CNA Capital Trusts (collectively the "Purchase Contract Securities"); and

     (8) purchase units ("Purchase Units"), each representing ownership of a Purchase Contract and any of (x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including treasury bonds and similar obligations of the United States and/or (z) Trust Preferred Securities, securing the holder's obligations to purchase the applicable Purchase Contract Securities under the Purchase Contract.

     CNAF may offer to sell the Offered Securities in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and set forth in a prospectus supplement. Offered Securities may be sold for U.S. dollars, foreign denominated currency or currency units. Similarly, the amounts payable by CNAF as dividends, interest, principal or other distributions also may be payable in U.S. dollars, foreign denominated currency or currency units. Debt Securities and Junior Debt Securities may consist of debentures, notes or other evidences of indebtedness. CNAF will describe all of these terms in the prospectus supplement relating to the offer.

SECURITIES TO BE OFFERED BY THE CNA CAPITAL TRUSTS

     Each of the CNA Capital Trusts may offer and sell, from time to time, its Preferred Securities. CNAF will guarantee the obligation of the CNA Capital Trusts to pay (i) periodic cash distributions, (ii) liquidation amounts and
(iii) redemption payments with respect to the Preferred Securities. See "Description of Guarantees." EACH GUARANTEE WILL BE AN IRREVOCABLE GUARANTEE BY CNAF ON A SUBORDINATED BASIS THAT THE RELATED CNA CAPITAL TRUST WILL PAY ITS OBLIGATIONS UNDER ITS PREFERRED SECURITIES TO THE EXTENT THAT SUCH RELATED CNA CAPITAL TRUST HAS SUFFICIENT FUNDS TO MAKE SUCH PAYMENTS. THE GUARANTEE IS NOT A GUARANTEE OF COLLECTION FROM CNAF. The guarantee is subordinate to all indebtedness of CNAF (including any Debt Securities which may be issued), except for (i) indebtedness of CNAF that is expressly made junior to or equal with such guarantee, (ii) non-recourse indebtedness, (iii) indebtedness of CNAF to any of the other CNA Companies or to any of its employees, (iv) CNAF's liabilities for taxes, (v) trade debt incurred in the ordinary course of business and (vi) Junior Debt Securities. In connection with the investment of the proceeds from the offering of Preferred Securities, CNA Capital Trusts will purchase Junior Debt Securities issued by CNAF in one or more series. The Junior Debt

Securities purchased by a CNA Capital Trust may be subsequently distributed pro rata to the holder of Preferred Securities and Common Securities of that CNA Capital Trust under certain circumstances. See "Description of Junior Debt Securities".

     You should read the summaries of the Offered Securities below, as well as the description of the particular Offered Securities in any applicable prospectus supplement. For a further description of CNAF's Common Stock, you should refer to the Common Stock description that is incorporated by reference in this prospectus from CNAF's registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990.

                       DESCRIPTION OF THE DEBT SECURITIES

     The Debt Securities will consist of notes, debentures or other evidences of indebtedness. Debt Securities may be issued from time to time in one or more series. The Senior Debt Securities will be issued under an Indenture, dated March 1, 1991, between CNAF and The First National Bank of Chicago, a national banking association, as trustee, as supplemented by a supplemental indenture, dated as of October 15, 1993 (as so supplemented, the "Senior Indenture"). The Subordinated Debt Securities will be issued under an Indenture between CNAF and The First National Bank of Chicago, a national banking association, as trustee (the "Subordinated Indenture"). The Senior Indenture and the Subordinated Indenture are sometimes referred to collectively as the "Indentures" and individually as the "Indenture". The First National Bank of Chicago, in its capacity as trustee under either or both of the Indentures is referred to hereinafter as the "Trustee".

     Each of the Indentures has been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") and is subject to that act. Copies of the Senior Indenture and the form of the Subordinated Indenture are included as exhibits to the Registration Statement. The following description summarizes the material terms of the Indentures and the Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Debt Securities and the Indentures, including the definitions of certain terms used in the description of the Debt Securities in this prospectus, and other terms that are made a part of the Indentures by the Trust Indenture Act.

     The Indentures are substantially identical except for provisions relating to subordination. Any Debt Securities offered by this prospectus and any accompanying prospectus supplement are referred to herein as the "Offered Debt Securities."

GENERAL

     The Indentures do not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provide that Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Offered Debt Securities at par, a premium or an original issue discount. Offered Debt Securities sold at an original issue discount may bear no interest or interest at a below market rate. The specific terms of a series of Offered Debt Securities will be established in or pursuant to a resolution of CNAF's Board of Directors and/or in one or more supplemental indentures. Pursuant to the Indentures, CNAF can establish different rights with respect to each series of Debt Securities issued under the Indentures.

     The applicable prospectus supplement will provide information for the following terms of the Offered Debt Securities (to the extent such terms are applicable to such Offered Debt Securities):

     - the title of such Offered Debt Securities and the particular series thereof;

     - any limit on the aggregate principal amount of such Offered Debt Securities;

     - whether such Offered Debt Securities are to be issuable in registered form ("Registered Securities") or bearer form ("Bearer Securities") or both, whether any of such Offered Debt Securities are to be issuable initially in temporary global form and whether any of such Offered Debt Securities are to be issuable in permanent global form;

     - the price or prices (generally expressed as a percentage of the aggregate principal amount thereof) at which such Offered Debt Securities will be issued;

     - the date or dates on which such Offered Debt Securities will mature;

     - the interest rate or rates per annum for the Offered Debt Securities, or the formula by which such interest rate or rates shall be determined for the Offered Debt Securities, the dates from which any such interest on the Offered Debt Securities will accrue and the circumstances, if any, under which CNAF may reset such interest rate or interest rate formula;

     - the interest payment dates on which any such interest on such Offered Debt Securities will be payable, the regular record date for any interest payable on such Offered Debt Securities that are Registered Securities on any interest payment date, and the extent to which, or the manner in which any interest payable on a Global Security on an interest payment date will be paid if other than in the manner described below under "Global Securities";

     - the person to whom interest on any Registered Security of such series will be payable, if other than the person in whose name such Offered Debt Security (or one or more predecessor Offered Debt Securities) is registered at the close of business on the regular record date for such payment, and the manner in which, or the person to whom, any interest on any Bearer Security of such series will be payable, if otherwise than upon presentation and surrender of the coupons thereto;

     - if other than the principal amount of such Offered Debt Securities, the portion of the principal amount of such Offered Debt Securities which shall be payable upon declaration of acceleration of the maturity thereof or provable in bankruptcy;

     - any mandatory or optional sinking fund or analogous provisions;

     - each office or agency where, subject to the terms of the applicable Indenture as described below under "Payments and Paying Agents," the principal of any interest on such Offered Debt Securities will be payable and each office or agency where, subject to the terms of the applicable Indenture as described below under "Denominations, Registration and Transfer," such Offered Debt Securities may be presented for registration of transfer or exchange;

     - the date, if any, after which and the price or prices at which, such Offered Debt Securities may be redeemed, pursuant to any optional or mandatory redemption provisions, in whole or in part, and the other detailed terms and provisions of any such optional or mandatory redemption provisions;

     - the denominations in which such Offered Debt Securities which are Registered Securities will be issuable, if other than denominations of U.S. $1,000 and any integral multiple thereof, and the denomination in which such Offered Debt Securities which are Bearer Securities will be issuable, if other than denominations of U.S. $5,000;

     - the currency or currencies of payment of principal of and any premium and interest on such Offered Debt Securities;

     - any index used to determine the amount of payments of principal or any interest on such Debt Securities different from those described herein;

     - the application, if any, of any restrictive covenants or events of default that are in addition to or different from those described herein;

     - the form of such Offered Debt Security; and

     - any other terms and provisions of such Offered Debt Securities not inconsistent with the terms and provisions of the applicable Indenture, including without limitations any restrictive covenants which may be applicable to CNAF for the benefit of the holders of such Offered Debt Securities.

Any such prospectus supplement will also describe any special provisions for the payment of additional amounts with respect to such Offered Debt Securities. Offered Debt Securities of any series may be issued in one or more tranches as described in the applicable prospectus supplement.

     If the purchase price of any of the Offered Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal of and any premium and interest on any series of Debt Securities are payable in a foreign currency or currencies or foreign currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currencies or foreign currency unit or units will be described in the applicable prospectus supplement.

RANKING AND SUBORDINATION

     Senior Debt Securities.

     The Senior Debt Securities will rank equally with all of CNAF's other unsecured and unsubordinated indebtedness. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank pari passu with the Senior Debt Securities. The Senior Indenture does not limit the amount of debt, either secured or unsecured, that may be issued by CNAF under the Senior Indenture or otherwise. In addition, CNAF's subsidiaries had approximately $339.0 million of indebtedness outstanding.

     Subordinated Debt Securities.

     Indebtedness evidenced by the Subordinated Debt Securities will be subordinated in right of payment, as set forth in the Subordinated Indenture, to the prior payment in full of all CNAF's existing and future Senior Indebtedness. Senior Indebtedness is defined in the Subordinated Indenture as the principal of and interest on (including any interest that accrues after or would have accrued but for the filing of a petition initiating any proceeding pursuant to any bankruptcy law, regardless of whether such interest is allowed or permitted to the holder of such debt against the bankruptcy or any other insolvency estate of CNAF in such proceeding) and other amounts due on or in connection with any debt incurred, assumed or guaranteed by CNAF, whether outstanding on the date of the Subordinated Indenture or thereafter incurred, assumed or guaranteed, and all renewals, extensions and refundings of any such debt. Amounts outstanding under any Senior Debt Securities will be included in Senior Indebtedness. Excluded from the definition of Senior Indebtedness are the following: (a) any debt which expressly provides (i) that such debt shall not be senior in right of payment to the Subordinated Debt Securities, or (ii) that such debt shall be subordinated to any other debt of CNAF, unless such debt expressly provides that such debt shall be senior in right of payment to the Subordinated Debt Securities; and (b) any of CNAF's debt in respect of the Subordinated Debt Securities. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Subordinated Debt Securities and no borrowings which would rank junior or equal with the Subordinate Debt Securities.

     By reason of such subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of assets, (i) the holders of Subordinated Debt

Securities will be required to pay over their share of such distribution to the holders of Senior Indebtedness until such Senior Indebtedness is paid in full; and (ii) creditors of CNAF who are not holders of Subordinated Debt Securities or holders of Senior Indebtedness may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Subordinated Debt Securities.

     In the event that the Subordinated Debt Securities are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default, CNAF is obligated to notify holders of Senior Indebtedness promptly of such acceleration. CNAF may not pay the Subordinated Debt Securities until 179 days have passed after such acceleration occurs and may thereafter pay the Subordinated Debt Securities if the terms of the Subordinated Indenture otherwise permit payment at that time.

     No payment of the principal, issue price plus accrued original issue discount (if any), redemption price, interest, if any, or any other amount payable with respect to any Subordinated Debt Security may be made, nor may CNAF acquire any Subordinated Debt Securities except as described in the Subordinated Indenture, if any default with respect to Senior Indebtedness occurs and is continuing that permits the acceleration of the maturity of the Senior Indebtedness and either such default is the subject of judicial proceedings or CNAF receives notice of the default, unless

     - 179 days pass after notice of the default is given and such default is not then the subject of judicial proceedings or the default with respect to the Senior Indebtedness is cured or waived; and

     - the terms of the Subordinated Indenture otherwise permit the payment or acquisition of the Subordinated Debt Securities at that time.

DENOMINATIONS, REGISTRATION AND TRANSFER

     The Offered Debt Securities will be issuable as Registered Securities, Bearer Securities or both. Offered Debt Securities may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless otherwise provided in the applicable prospectus supplement, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof and Bearer Securities denominated in U.S. dollars will be issued only in denominations of $5,000 with coupons attached. A Global Security will be issued in a denomination equal to the aggregate principal amount of outstanding Offered Debt Securities represented by such Global Security. The prospectus supplement relating to Offered Debt Securities denominated in a foreign or composite currency will specify the denominations for these Offered Debt Securities.

     In connection with its original issuance, no Bearer Security shall be mailed or otherwise delivered to any location in the United States (as defined below under "Limitations on Issuance of Bearer Securities") and a Bearer Security may be delivered in connection with its original issuance only if the person entitled to receive such Bearer Security furnishes written certification, in the form required by the applicable Indenture, to the effect that such Bearer Security is not being acquired by or on behalf of a United States person (as defined below under "Limitations on Issuance of Bearer Securities"), or, if a beneficial interest in such Bearer Security is being acquired by or on behalf of a United States person, that such United States person is a financial institution (as defined in Treasury Regulation Section 1.165-12(c)(1)(v)) that is purchasing for its own account or for the account of a customer and which agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the United States Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder. See "Global Securities" and "Limitations on Issuance of Bearer Securities" below.

     Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. In addition, if Offered Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder upon request confirmed in writing, and subject to the terms of the applicable Indenture, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default attached) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in an applicable prospectus supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest attached and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the applicable Indenture. Except as provided in an applicable prospectus supplement, Bearer Securities will not be issued in exchange for Registered Securities.

     Offered Debt Securities may be presented for exchange as provided above, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer duly executed), at the office of the security registrar designated by CNAF or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Offered Debt Securities and referred to in an applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the applicable Indenture. Such transfer or exchange will be made when the security registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. CNAF has initially appointed the Trustee as the security registrar under the Indentures. If a prospectus supplement refers to any transfer agent (in addition to the security registrar) initially designated by CNAF with respect to any series of Offered Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts. Exceptions to the prior sentence will occur if Offered Debt Securities of a series are issuable only as Registered Securities. CNAF will be required to maintain a transfer agent in each place of payment for such series. Similarly, if Offered Debt Securities of a series are issuable as Bearer Securities, then CNAF will be required to maintain (in addition to the security registrar) a transfer agent in a place of payment for such series located outside the United States. CNAF may at any time designate additional transfer agents with respect to any series of Offered Debt Securities.

     In the event of any redemption, neither CNAF nor the Trustee shall be required to (i) issue, register the transfer of or exchange Offered Debt Securities of any series during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of Offered Debt Securities of that series selected to be redeemed and ending at the close of business (a) if Offered Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption, and (b) if Offered Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Offered Debt Securities of that series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is immediately surrendered for redemption.

PAYMENTS AND PAYING AGENTS

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any interest on Registered Securities (other than a Global Security) will be made at the office of such paying agent or paying agents (each a "Paying Agent") as CNAF may designate from time to time, except that, at the option of CNAF, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents as CNAF may designate from time to time, except that, at CNAF's option, payment of any interest may be made by check mailed to the address of the payee entitled thereto as such address shall appear in the Security Register. Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Registered Security is registered at the close of business on the regular record date for such interest payment.

     Unless otherwise indicated in an applicable prospectus supplement, payment of principal of and any premium and interest on Bearer Securities will be payable (subject to applicable laws and regulations) at the offices of such Paying Agent or Paying Agents outside the United States as CNAF may designate from time to time, except that, at CNAF's option, payment of any interest may be made by check or by wire transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in an applicable prospectus supplement, payment of interest on Bearer Securities on any interest payment date will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any of CNAF's offices or agencies in the United States or by check mailed to any address in the United States or by wire transfer to an account maintained in the United States. Payments will not be made in respect of Bearer Securities or coupons relating to those Bearer Securities pursuant to presentation to CNAF or its Paying Agents within the United States. Notwithstanding the foregoing, payment of principal of and any interest on Bearer Securities denominated and payable in U.S. Dollars will be made at the office of CNAF's Paying Agent in the United States if, and only if, payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions and CNAF has delivered to the Trustee an opinion of counsel to that effect.

     Unless otherwise indicated in an applicable prospectus supplement, the principal office of the Trustee in The City of New York will be designated as CNAF's sole Paying Agent for payments with respect to Offered Debt Securities which are issuable solely as Registered Securities. Any Paying Agent outside the United States and any other Paying Agent in the United States initially designated by CNAF for the Offered Debt Securities will be named in the applicable prospectus supplement. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Offered Debt Securities of a series are issuable only as Registered Securities, CNAF will be required to maintain a Paying Agent in each place of payment of such series and, if Offered Debt Securities of a series are issuable as Bearer Securities, CNAF will be required to maintain (i) a Paying Agent in each place of payment for such series in the United States for payments with respect to any Registered Securities of such series (and for payments with respect to Bearer Securities of such series in the circumstances described above, but not otherwise), (ii) a Paying Agent in each place of payment located outside the United States where Offered Debt Securities of such series and any coupons belonging thereto may be presented and surrendered for payment; provided that if the Offered Debt Securities of such series are listed on The International Stock Exchange, the London Stock Exchange or the Luxembourg Stock Exchange or any other stock exchange located outside the United States and such stock exchange shall so require, CNAF will maintain a Paying Agent in London or Luxembourg or any other required city located outside the United States, as the case may be, for Offered Debt Securities of such series, and (iii) a Paying Agent in each place of payment located outside the United States where (subject to applicable laws and regulations) Registered Securities of such series may be surrendered for registration of transfer or exchange and where notices and demands to or upon CNAF may be served.

     All monies paid by CNAF to a Paying Agent for the payment of principal of and any interest on any Offered Debt Securities that remains unclaimed for at least two years after such principal, premium, if any, or interest has become due and the payable will be repaid, at the request of CNAF, to CNAF. After this repayment, the holder of such Offered Debt Security or any coupon relating thereto will look only to CNAF for payment thereof.

GLOBAL SECURITIES

     The Offered Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository (the "Depository") identified in the prospectus supplement relating to such series. Global Securities may be issued only in fully registered form and may be issued in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Offered Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by the Depository or any nominee of such Depository to a successor Depository or any nominee of such successor.

     The specific terms of the depository arrangement with respect to a series of Offered Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the following provisions will generally apply to depository arrangements.

     Upon the issuance of a Global Security, the Depository for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Offered Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depository ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Offered Debt Securities or by CNAF if such Offered Debt Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depository or its nominee (with respect to interests of Participants) and records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Offered Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Offered Debt Securities of the series represented by such Global Security Registered in their names, will not receive or be entitled to receive physical delivery of any such Offered Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of and any premium and any interest on individual Offered Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Offered Debt Securities. None of CNAF, the Trustee, any Paying Agent or the Security Registrar for such Offered Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Offered Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     CNAF expects that the Depository for a series of Offered Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Offered Debt Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Security for such Offered Debt Securities as shown on the records of such Depository or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depository for a series of Offered Debt Securities is at any time unwilling, unable or ineligible to continue as depository and a successor depository is not appointed by CNAF within 90 days, CNAF will issue individual Offered Debt Securities of such series in exchange for the Global Security representing such series of Offered Debt Securities. In addition, CNAF may, at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Offered Debt Securities, determine not to have any Offered Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Offered Debt Securities of such series in exchange for the Global Security or Securities representing such series of Offered Debt Securities. Individual Offered Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by CNAF, of $1,000 and integral multiples thereof.

LIMITATIONS ON ISSUANCE OF BEARER SECURITIES

     In compliance with United States federal tax laws and regulations, Bearer Securities may not be offered, sold, resold or delivered in connection with their original issuance in the United States or to United States persons (each as defined below) other than to a Qualifying Foreign Branch of a United States Financial Institution (as defined below), and any underwriters, agents and dealers participating in the offering of Offered Debt Securities must agree that they will not offer any Bearer Securities for sale or resale in the United States or to United States persons (other than a Qualifying Foreign Branch of a United States Financial Institution) or deliver Bearer Securities within the United States. In addition, any such underwriters, agents and dealers must agree to send confirmations to each purchaser of a Bearer Security confirming that such purchaser represents that it is not a United States person or is a Qualifying Branch of a United States Financial Institution and, if such person is a dealer, that it will send similar confirmations to purchasers from it. The term "Qualifying Foreign Branch of a United States Financial Institution" means a branch located outside the United States of a United States securities clearing organization, bank or other financial institution listed under Treasury Regulation Section 1.165-12(c)(1)(v) that agrees to comply with the requirements of Section 165(j)(3)(A), (B) or (C) of the Code and the regulations thereunder.

     Bearer Securities and any coupons relating thereto will bear a legend substantially to the following effect: "Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code." Under Sections 165(j) and 1287(a) of the Code, holders that are United States persons, with certain exceptions, will not be entitled to deduct any loss on Bearer Securities and must treat as ordinary income, any gain realized on the sale or other disposition (including the receipt of principal) of Bearer Securities.

     The term "United States person" means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, an estate or, for taxable years beginning before January 1, 1997, a trust the income of which is subject to United States federal income taxation regardless of its source or, for taxable years beginning after December 31, 1996, a trust if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust. The term "United States" means the United States of America (including the states and the District of Columbia), its territories, its possessions and other areas subject to its jurisdiction (including the Commonwealth of Puerto Rico).

DEFEASANCE

     The Indentures provide that CNAF will be discharged from any and all obligations in respect of the Debt Securities of any series (except for certain obligations to register the transfer or exchange of Debt Securities of such series, to replace stolen, lost or mutilated Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Trustee for such series of Debt Securities in trust of money and/or U.S. Government Obligations (as defined below) in an amount sufficient to pay the principal of and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. Such a trust may only be established if, among other things, CNAF has delivered to such Trustee an Opinion of Counsel (who may be CNAF's counsel) to the effect that (i) holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and
(ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit, defeasance and discharge.

     The Indentures provide that, if applicable, CNAF may omit to comply with any additional restrictive covenants imposed on CNAF in connection with the establishment of any series of Debt Securities and that clause (d) under "Events of Default" with respect to such restrictive covenants and clause (e) under "Events of Default" shall not be deemed to be an Event of Default under the applicable Indenture and the Debt Securities of any series, upon the deposit with the Trustee under the applicable Indenture, in trust of money and/or U.S. Government Obligations which through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of, and each installment of interest, if any, on the Debt Securities of such series on the maturity of such payments in accordance with the terms of the applicable Indenture and the Debt Securities of such series. The obligations of CNAF under the applicable Indenture and Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, CNAF has delivered to the Trustee an Opinion of Counsel (who may be counsel for CNAF) to the effect that (i) the holders of the Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, and (ii) the Debt Securities of such series, if then listed on The New York Stock Exchange, will not be delisted as a result of such deposit and defeasance.

     In the event CNAF exercises its option to omit compliance with certain covenants of an Indenture with respect to the Debt Securities of any series as described above and the Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in clauses (d) or (e) under "Events of Default," the amount of money and U.S. Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on the Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, CNAF will remain liable for such payments.

     The term "U.S. Government Obligation" means direct noncallable obligations of, or noncallable obligations guaranteed by, the United States or an agency thereof for the payment of which guarantee or obligation, the full faith and credit of the United States is pledged.

MODIFICATION OF THE INDENTURES

     The Indentures contain provisions permitting CNAF and the Trustee, with the consent of the holders of a majority of the principal amount of the Debt Securities of each series then outstanding under such Indenture, to execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the applicable Indenture or modifying the rights of the holders of the Debt Securities of such series, except that no such supplemental indenture may, among other things, (i) extend the final maturity of any Debt Securities, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof, impair the right to institute suit for payment thereof or reduce any amount payable upon any redemption thereof without the consent of the holder of the Debt Security so affected, or
(ii) reduce the aforesaid percentage of Debt Securities, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all outstanding Debt Securities. CNAF's Board does not have the power to waive any of the covenants of the Indentures including those relating to consolidation, merger or sale of assets.

EVENTS OF DEFAULT

     An Event of Default with respect to any series of Debt Securities is defined in the Indentures as being:

     - default by CNAF for thirty (30) days in the payment of any installment of interest on the Debt Securities of such series;

     - default by CNAF in the payment of any principal on the Debt Securities of such series when due;

     - default by CNAF in the payment of any sinking fund installment with respect to such series of Debt Securities;

     - default by CNAF in the performance of any of the agreements in the applicable Indenture contained therein for the benefit of the Debt Securities of such series which shall not have been remedied within a period of 60 days after receipt of written notice by CNAF from the Trustee for such series of Debt Securities or by CNAF and such Trustee from the holders of not less than 25% in principal amount of the Offered Debt Securities of such series then outstanding;

     - with respect to any series of Offered Debt Securities (unless otherwise specified in the accompanying prospectus supplement), the acceleration, or failure to pay at maturity, of any of CNAF's indebtedness for money borrowed exceeding $20,000,000 in principal amount, which acceleration is not rescinded or annulled or indebtedness paid within 15 days after the date on which written notice thereof shall have first been given to CNAF as provided in the applicable Indenture;

     - certain events of bankruptcy, insolvency or reorganization of CNAF (a "Bankruptcy Default"); or

     - any other Event of Default established in accordance with the applicable Indenture with respect to any series of Debt Securities.

No Event of Default (other than a Bankruptcy Default) with respect to a particular series of Debt Securities necessarily constitutes an Event of Default with respect to any other series of Debt Securities.

     The Indentures provide that if an Event of Default with respect to any series of Debt Securities shall have occurred and is continuing, either the Trustee with respect to the Debt Securities of that series or the holders of at least 25% in aggregate principal amount of Debt Securities of that series then outstanding may declare the principal amount (or, if the Debt Securities of that series were sold at an original issue discount, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series and interest, if any, accrued thereon to be due and payable immediately, but upon certain conditions such declaration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of or interest on Debt Securities of that series) may be waived by the holders of a majority in principal amount of the Debt Securities of that series then outstanding.

     The Indentures each contain a provision entitling the Trustee with respect to any series of Debt Securities, subject to the duty of the Trustee during default to act with the required standard of care, to be indemnified by the holders of Debt Securities of such series before proceeding to exercise any right or power under the applicable Indenture at the request of the holders of such Debt Securities. The Indentures also provide that the holders of a majority in principal amount of the outstanding Debt Securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee for such series of Debt Securities, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of such series. The Indentures each contain a covenant that CNAF will file annually with the Trustee a certificate as to the absence of any default or specifying any default that exists.

     No holder of any Debt Security of any series will have any right to institute any proceeding with respect to the applicable Indenture or for any remedy under such Indenture, unless (i) such holder previously shall have given the Trustee for such series of Debt Securities written notice of an Event of Default with respect to Debt Securities of that series and (ii) the holders of at least 25% in aggregate principal amount of the outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to such Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, any right of a holder of any Debt Security to receive payment of the principal of and any interest on such Debt Security on or after the due dates expressed in such CNAF Debt Security and to institute suit for the enforcement of any such payment on or after such dates shall not be impaired or affected without consent of such holder.

CONSOLIDATION, MERGER AND SALE OF ASSETS

     CNAF covenants that it will not merge or consolidate with any other corporation or sell or convey all or substantially all of its assets to any Person, unless (i) either CNAF shall be the continuing corporation, or the successor corporation or the Person which acquires by sale or conveyance substantially all of the assets of CNAF (if other than CNAF) shall be a corporation organized under the laws of the United States or any state thereof and shall expressly assume the due and punctual payment of the principal of and interest on all the Debt Securities, according to their tenor, and the due and punctual performance and observance of all of the covenants and conditions of the applicable Indenture to be performed or observed by CNAF, by supplemental indenture satisfactory to the Trustee, executed and delivered to the Trustee by such corporation, and (ii) CNAF or such successor corporation, as the case may be, shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any such covenants or condition.

     Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Indentures and the Debt Securities do not contain any covenants or other provisions designed to afford holders of the Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

NO PERSONAL LIABILITY

     No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Debt Securities or the Indentures or for any claims based on, in respect of, or by reason of, such obligations or their creation. Each holder of Debt Securities by accepting such Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Debt Securities.

THE TRUSTEE

     The Trustee in its individual or any other capacity may become the owner or pledgee of Debt Securities and may otherwise deal with CNAF or its Affiliates with the same rights it would have if it were not the Trustee provided it complies with the terms of the applicable Indenture. The CNA Companies and the Trustee may engage in normal and customary banking transactions from time to time.

                     DESCRIPTION OF JUNIOR DEBT SECURITIES

     The Junior Debt Securities may be issued in one or more series under a Junior Subordinated Indenture (the "Junior Indenture"), between CNAF and The First National Bank of Chicago, as trustee (the "Junior Indenture Trustee"). The Junior Indenture has been qualified under the Trust Indenture Act and is subject to that act. The form of the Junior Indenture is included as an exhibit to the Registration Statement. The following description summarizes the material terms of the Junior Indenture and the Junior Debt Securities. Because it is only a summary, it does not contain all of the details found in the full text of the Junior Debt Securities and the Junior Indenture, including the definitions of certain terms used in the description of the Junior Debt Securities in this prospectus, and those terms made a part of the Junior Indenture by the Trust Indenture Act.

GENERAL

     The Junior Indenture does not limit the aggregate principal amount of Junior Debt Securities that may be issued thereunder and provides that Junior Debt Securities may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars, foreign currencies or units based on or related to foreign currencies. CNAF may sell Junior Debt Securities at par, a premium or a discount. As of June 30, 2001, CNAF had approximately $2.13 billion aggregate principal amount of indebtedness for borrowed money which would rank senior to the Junior Debt Securities, and no such indebtedness which is equal or junior to the Junior Debt Securities.

     The Junior Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Junior Indenture or a resolution of CNAF's Board of Directors or a committee thereof.

     The applicable prospectus supplement will provide information for the following terms of the Junior Debt Securities:

     - the title of the Junior Debt Securities or series thereof;

     - any limit upon the aggregate principal amount of the Junior Debt Securities;

     - the date or dates on which the principal of the Junior Debt Securities is payable (the "Stated Maturity") or the method of determination thereof;

     - the interest rate or rates, if any, for the Junior Debt Securities, the dates on which any such interest shall be payable, the right, if any, of CNAF to defer or extend an interest payment date, and the regular record date for any interest payable on any interest payment date or the method by which any of the foregoing shall be determined;

     - the place or places where, subject to the terms of the Junior Indenture as described below under "Payment and Paying Agents," the principal of and premium, if any, and interest on the Junior Debt Securities will be payable and where, subject to the terms of the Junior Indenture as described below under "--Denominations, Registration and Transfer," the Junior Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon CNAF in respect of the Junior Debt Securities and the Junior Indenture may be made ("Place of Payment");

     - the obligation or the right, if any, of CNAF to redeem, purchase or repay the Junior Debt Securities and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

     - the denominations in which any Junior Debt Securities shall be issuable if other than denominations of $25 and any integral multiple thereof;

     - if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Debt Securities shall be payable, or in which the Junior Debt Securities shall be denominated;

     - any additions, modifications or deletions in the Events of Default or covenants of CNAF specified in the Junior Indenture with respect to the Junior Debt Securities;

     - if other than the principal amount thereof, the portion of the principal amount of Junior Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof;

     - any additions or changes to the Junior Indenture with respect to a series of Junior Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons;

     - any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Debt Securities and the manner in which such amounts will be determined;

     - the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Debt Securities of such series and the exchange of such temporary Global Security for definitive Junior Debt Securities of such series;

     - subject to the terms described under "--Global Junior Debt Securities," whether the Junior Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

     - the appointment of any Paying Agent or Agents;

     - the terms and conditions of any obligation or right of CNAF or a holder to convert or exchange the Junior Debt Securities into other securities;

     - the form of the Trust Agreement and Guarantee Agreement, if applicable;

     - the relative degree, if any, to which such Junior Debt Securities of the series shall be senior to or be subordinated to other series of such Junior Debt Securities or other indebtedness of CNAF in right of payment, whether such other series of Junior Debt Securities or other indebtedness are outstanding or not; and

     - any other terms of the Junior Debt Securities not inconsistent with the provisions of the Junior Indenture.

     If the purchase price of any of the Junior Debt Securities is payable in a foreign currency or currencies or foreign currency unit or units or if the principal, premium, if any, and interest on any Junior Debt Securities are payable in a foreign currency or currencies or currency unit or units, the restrictions, elections, general tax considerations, specific terms and other information with respect to such issue of Junior Debt Securities and such foreign currency or currency units will be set forth in the applicable prospectus supplement.

DENOMINATIONS, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, the Junior Debt Securities will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Junior Debt Securities of any series will be exchangeable for other Junior Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, and bearing the same terms.

     Junior Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by CNAF for such purpose with respect to any series of Junior Debt Securities and referred to in the applicable prospectus supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Indenture. CNAF will appoint the Junior Indenture Trustee as Securities Registrar under the Junior Indenture. If the applicable prospectus supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by CNAF with respect to any series of Junior Debt Securities, CNAF may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that CNAF maintains a transfer agent in each Place of Payment for such series. CNAF may at any time designate additional transfer agents with respect to any series of Junior Debt Securities.

     In the event of any redemption, neither CNAF nor the Junior Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Debt Securities so selected for redemption, except, in the case of any Junior Debt Securities being redeemed in part, any portion thereof not to be redeemed.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of (and premium, if any) and any interest on Junior Debt Securities will be made at the office of the Junior Indenture Trustee in The City of New York or at the office of such Paying Agent or Paying Agents as CNAF may designate from time to time in the applicable prospectus supplement, except that at the option of CNAF payment of any interest may be made (i), except in the case of Global Junior Debt Securities, by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the regular record date. Unless otherwise indicated in the applicable prospectus supplement, payment of any interest on Junior Debt Securities will be made to the Person in whose name such Junior Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of defaulted interest. CNAF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however CNAF will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Junior Debt Securities.

     All monies paid by CNAF to the Junior Indenture Trustee or any Paying Agent, or then held by CNAF in trust, for the payment of the principal, premium, if any, or interest on any Junior Debt Security that remains unclaimed for two years after such principal, premium, if any, or interest has become due and payable, at the request of CNAF, will be repaid to CNAF. After this repayment, the holder of such Junior Debt Security will look only to CNAF for payment thereof.

GLOBAL JUNIOR DEBT SECURITIES

     The Junior Debt Securities of a series may be issued in whole or in part in the form of one or more Global Junior Debt Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the prospectus supplement relating to such series. Global Junior Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Debt Securities represented thereby, a Global Junior Debt Security may not be transferred except as a whole by the Depositary for such Global Junior Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Junior Debt Securities will be described in the prospectus supplement relating to such series. CNAF anticipates that the provisions described above under the heading "Description of Debt Securities-Global Securities" will generally apply to depositary arrangements with respect to the Junior Debt Securities, as if the Junior Debt Securities were "Debt Securities" as discussed in that section.

OPTION TO EXTEND INTEREST PAYMENT DATE

     If provided in the applicable prospectus supplement, CNAF shall have the right at any time and from time to time during the term of any series of Junior Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (each, an "Extension Period"), subject to the terms, conditions and covenants, if any, specified in such prospectus supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Junior Debt Securities.

REDEMPTION

     Unless otherwise indicated in the applicable prospectus supplement, Junior Debt Securities will not be subject to any sinking fund.

     Unless otherwise indicated in the applicable prospectus supplement, CNAF may, at its option, redeem the Junior Debt Securities of any series in whole at any time or in part from time to time. Except as otherwise specified in the applicable prospectus supplement, the redemption price for any Junior Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof.

     Except as otherwise specified in the applicable prospectus supplement, if a Tax Event (as defined below) or an Investment Company Event (as defined below) in respect of a series of Junior Debt Securities shall occur and be continuing, CNAF may, at its option, redeem such series of Junior Debt Securities in whole (but not in part) at any time within 90 days of the occurrence of such Tax Event, or Investment Company Event, at a redemption price equal to 100% of the principal amount of such Junior Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

     "Tax Event" means, with respect to a CNA Capital Trust, the receipt by CNAF and that CNA Capital Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement, such determination or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement, determination or decision is announced on or after the date of original issuance of the applicable series of Junior Debt Securities under the Junior Indenture, there is more than an insubstantial risk that (i) that such CNA Capital Trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to income received or accrued on the applicable Junior Debt Securities, (ii) interest payable by CNAF on such series of Junior Debt Securities is not, or within 90 days of the date of such opinion will not be, deductible by CNAF, in whole or in part, for United States federal income tax purposes, or (iii) such CNA Capital Trust is, or will be within 90 days of the date of such opinion, subject to more than the minimal amount of the taxes, duties or other government charges.

     "Investment Company Event" means the receipt by CNAF and a CNA Capital Trust of an opinion of counsel, experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, that such CNA Capital Trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act of 1940, which change becomes effective on or after the date of original issuance of the applicable series of Junior Debt Securities.

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of Junior Debt Securities to be redeemed at its registered address. Unless CNAF defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Debt Securities or portions thereof called for redemption.

MODIFICATION OF JUNIOR INDENTURE

     From time to time CNAF and the Junior Indenture Trustee may, without the consent of the holders of any series of Junior Debt Securities, amend, waive or supplement the Junior Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of Junior Debt Securities or, in the case of Junior Debt Securities issued to a CNA Capital Trust ("Corresponding Junior Debt Securities"), the holders of the Preferred Securities issued by such CNA Trust ("Related Preferred Securities") so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Junior Indenture under the Trust Indenture Act. The Junior Indenture contains provisions permitting CNAF and the Junior Indenture Trustee, with the consent of the holders of a majority in principal amount of each outstanding series of Junior Debt Securities affected, to modify the Junior Indenture in a manner affecting the rights of the holders of such series of the Junior Debt Securities; provided, that no such modification may, without the consent of the holder of each outstanding Junior Debt Security so affected, (i) change the Stated Maturity of any series of Junior Debt Securities, or reduce the principal amount thereof, or reduce the rate (or change the manner of calculation of the rate) or extend the time of payment of interest thereon (except such extension as is contemplated hereby), (ii) change any of the redemption, conversion or exchange terms, (iii) reduce the percentage of principal amount of Junior Debt Securities of any series, the holders of which are required to consent to any such modification of the Junior Indenture, (iv) modify the provisions relating to modifications, waivers of covenants or waivers of past default except under certain limited circumstances or (v) change any of the subordination provisions provided that, in the case of Corresponding Junior Debt Securities, so long as any of the Related Preferred Securities remain outstanding, no such modification may be made without the prior consent of a majority in liquidation amount of such Related Preferred Securities, or, in the case of the preceding provision, each holder of the Related Preferred Securities, and no termination of the Junior Indenture may occur, and no waiver of any Junior Debt Security Event of Default or compliance with any covenant under the Junior Indenture may be effective, without the prior consent of the holders of a majority of the aggregate liquidation amount of such Related Preferred Securities unless and until the principal of the Corresponding Junior Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

     In addition, CNAF and the Junior Indenture Trustee may execute, without the consent of any holder of Junior Debt Securities, any supplemental Junior Indenture for the purpose of creating any new series of Junior Debt Securities.

JUNIOR DEBT RELATED EVENTS OF DEFAULT

     The Junior Indenture provides that any one or more of the following described events with respect to a series of Junior Debt Securities that has occurred and is continuing constitutes a "Junior Debt Related Event of Default" with respect to such series of Junior Debt Securities:

     - failure for 30 days to pay any interest on such series of the Junior Debt Securities, when due (subject to the deferral of any due date in the case of an Extension Period); or

     - failure to pay any principal or premium on such series of Junior Debt Securities when due whether at maturity, upon redemption by declaration or otherwise; or

     - failure to observe or perform in any material respect certain other covenants contained in the Junior Indenture for 90 days after written notice to CNAF from the Junior Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such series of outstanding Junior Debt Securities; or

     - certain events in bankruptcy, insolvency or reorganization of CNAF.

     The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee. The Junior Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Debt Securities may declare the principal due and payable immediately upon a Junior Debt Related Event of Default. In the case of Corresponding Junior Debt Securities, should the Junior Indenture Trustee fail to make such declaration, the holders of at least 25% in aggregate liquidation amount of the Related Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Junior Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee. In the case of Corresponding Junior Debt Securities, the holders of a majority in aggregate liquidation amount of the Related Preferred Securities shall have such right.

     The holders of a majority in aggregate outstanding principal amount of the Junior Debt Securities affected thereby may, on behalf of the holders of all the Junior Debt Securities, waive any past default, except a default in the payment of principal, premium, if any, or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Indenture Trustee) or a default in respect of a covenant or provision which under the Junior Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debt Security. In the case of Corresponding Junior Debt Securities, the holders of a majority in aggregate liquidation amount of the Related Preferred Securities shall have such right. CNAF is required to file annually with the Junior Indenture Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Junior Indenture.

     In case a Junior Debt Related Event of Default shall occur and be continuing as to a series of Corresponding Junior Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Debt Securities, and any other amounts payable under the Junior Indenture, to be immediately due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Debt Securities.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF PREFERRED SECURITIES

     If a Junior Debt Related Event of Default has occurred and is continuing and such event is attributable to the failure of CNAF to pay interest or principal on the related Junior Debt Securities on the date such interest or principal is otherwise payable, a holder of Related Preferred Securities may institute a legal proceeding directly against CNAF for enforcement of payment to such holder of the principal and premium, if any, of or interest on such related Junior Debt Securities having a principal amount equal to the aggregate liquidation amount of the Related Preferred Securities of such holder (a "Direct Action"). CNAF may not amend the Junior Indenture to remove this right to bring a Direct Action without the consent of all holders of the Related Preferred Securities. If such right is removed, the applicable Issue may become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. CNAF shall have the right under the Junior Indenture to set-off any payment made to such holder of Preferred Securities by CNAF in connection with a Direct Action.

     The holders of the Preferred Securities would not be able to exercise directly any remedies other than those described in the preceding paragraph available to the holders of the Junior Debt Securities unless there shall have been an Event of Default under the Trust Agreement. See "Description of Preferred Securities -- Events of Default; Notice."

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Junior Indenture provides that CNAF shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into CNAF or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to CNAF, unless (i) in case CNAF consolidates with or merges into another Person or conveys, transfers or leases its properties and assets as an entirety or substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes CNAF's obligations on the Junior Debt Securities issued under the Junior Indenture; (ii) immediately after giving effect thereto, no Junior Debt Related Event of Default, and no event which, after notice or lapse of time or both, would become a Junior Debt Related Event of Default, shall have happened and be continuing; (iii) in the case of Corresponding Junior Debt Securities, such transaction is permitted under the related Trust Agreement and Guarantee and does not give rise to any breach or violation of the related Trust Agreement or Guarantee; and (iv) delivery of appropriate officers certificates and opinions of counsel go to the satisfaction of the above listed conditions.

     Other than the covenants described above, or as set forth in any accompanying prospectus supplement, the Junior Indenture and the Junior Debt Securities do not contain any covenants or other provisions designed to afford holders of the Junior Debt Securities protection in the event of a takeover, recapitalization or highly leveraged transaction involving CNAF.

SATISFACTION AND DISCHARGE

     The Junior Indenture provides that when, among other things, all Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year, and CNAF deposits or causes to be deposited with the Junior Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Debt Securities not previously delivered to the Junior Indenture Trustee for cancellation, for the principal, premium, if any, and interest, if any, to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Indenture will cease to be of further effect (except as to CNAF's obligations to pay all other sums due pursuant to the Junior Indenture and to provide the officers' certificates and opinions of counsel described therein), and CNAF will be deemed to have satisfied and discharged the Junior Indenture.

CONVERSION OR EXCHANGE

     If and to the extent indicated in the applicable prospectus supplement, the Junior Debt Securities of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Debt Securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of CNAF, in which case the number of shares of Preferred Securities or other securities to be received by the Holders of Junior Debt Securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

SUBORDINATION

     In the Junior Indenture, CNAF has agreed that any Junior Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt (as defined below) to the extent provided in the Junior Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of CNAF, the holders of Senior Debt will be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Junior Debt Securities or, in the case of Corresponding Junior Debt Securities, the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Junior Debt Securities.

     In the event of the acceleration of the maturity of any Junior Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Debt Securities will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the Junior Debt Securities.

     No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     "Debt" means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

     - every obligation of such Person for money borrowed;

     - every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     - every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

     - every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

     - every capital lease obligation of such Person;

     - all indebtedness of CNAF, whether incurred on or prior to the date of the Junior Indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, futures contracts, options and swaps and similar arrangements; and

     - every obligation of the type referred to in the preceding bullet points of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

     "Senior Debt" means the principal of (and premium, if any) and interest, if any, including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to CNAF, whether or not such claim for post-petition interest is allowed in such proceeding, on Debt, whether incurred on or prior to the date of the Junior Indenture or thereafter incurred (including, without limitation, Debt incurred pursuant to the Senior Indenture and the Subordinated Indenture), unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Debt Securities or to other Debt which is pari passu with, or subordinated to, the Junior Debt Securities; provided, however, that Senior Debt shall not be deemed to include:

     - any Debt of CNAF which, when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to CNAF;

     - any Debt of CNAF to any of its subsidiaries;

     - Debt to any employee of CNAF;

     - any liability for taxes;

     - indebtedness or monetary obligations to trade creditors or assumed by CNAF or any of its subsidiaries in the ordinary course of business in connection with the obtaining of goods, materials or services; and

     - any other Junior Debt Securities.

     The Junior Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable prospectus supplement.

INFORMATION CONCERNING THE JUNIOR INDENTURE TRUSTEE

     The Junior Indenture Trustee, other than during the continuance of a Junior Debt Related Event of Default, undertakes to perform only such duties as are specifically set forth in the Junior Indenture, and in the event an Event of Default has occurred and is continuing, exercise the same degree of care and skill in the exercise of its rights and powers as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. The Junior Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Indenture at the request of any holder of Junior Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. The Junior Trustee in its individual or any other capacity may become the owner or pledgee of Junior Debt Securities or Related Preferred Securities and may otherwise deal with CNAF or its Affiliates with the same rights it would have if it were not the Junior Trustee provided it complies with the terms of the Junior Indenture. The CNA Companies and the Junior Trustee may engage in normal and customary banking transactions from time to time.

CORRESPONDING JUNIOR DEBT SECURITIES

     The Corresponding Junior Debt Securities may be issued in one or more series of Junior Debt Securities under the Junior Indenture with terms corresponding to the terms of a series of Related Preferred Securities. In that event, concurrently with the issuance of the applicable CNA Capital Trust's Preferred Securities, such CNA Capital Trust will invest the proceeds thereof and the consideration paid by CNAF for the Common Securities in a series of Corresponding Junior Debt Securities issued by CNAF to such CNA Capital Trust. Each series of Corresponding Junior Debt Securities will be in the principal amount equal to the aggregate liquidation amount of the Related Preferred Securities and the Common Securities of such CNA Capital Trust and will rank pari passu with all other series of Junior Debt Securities. Holders of the Related Preferred Securities for a series of Corresponding Junior Debt Securities will have the rights in connection with modifications to the Junior Indenture or upon occurrence of Junior Debt Security Events of Default described under "--Modification of Junior Indenture" and "--Junior Debt Security Events of Default", unless provided otherwise in the prospectus supplement for such Related Preferred Securities.

     CNAF will covenant in the Junior Indenture as to each series of Corresponding Junior Debt Securities, that if and so long as (i) the CNA Capital Trust of the related series of Trust Securities is the holder of all such Corresponding Junior Debt Securities and (ii) a Tax Event in respect of such CNA Capital Trust has occurred and is continuing CNAF will pay to such CNA Capital Trust the applicable Additional Sums (as defined under "Description of Preferred Securities--Redemption or Exchange"). CNAF will also agree, as to each series of Corresponding Junior Debt Securities:

     - to maintain directly or indirectly 100% ownership of the Common Securities of the CNA Capital Trust to which Corresponding Junior Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Indenture may succeed to CNAF's ownership of the Common Securities

     - not to voluntarily terminate, wind-up or liquidate any CNA Capital Trust, except in connection with (a) a distribution of Corresponding Junior Debt Securities to the holders of the Preferred Securities in liquidation of such CNA Capital Trust, (b) the redemption of Preferred Securities or (c) certain mergers, consolidations or amalgamations, in each case as permitted by the related Trust Agreement; and

     - to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause (a) such CNA Capital Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes or (b) each holder of Preferred Securities to be treated as owning an undivided beneficial interest in the Securities.

NO PERSONAL LIABILITY

     No past, present or future director, officer, employee or stockholder, as such, of CNAF or any successor thereof shall have any liability for any obligations of CNAF under the Junior Debt Securities or the Junior Indenture or for any claims based on, in respect of, or by reason of, such obligations or their creation. Each holder of Junior Debt Securities by accepting such Junior Debt Security waives and releases all such liability. The waiver and release are part of the consideration for the issue of the Junior Debt Securities.

                          DESCRIPTION OF COMMON STOCK

     CNAF is authorized to issue 200 million shares of Common Stock. As of June 30, 2001, 185.5 million shares of Common Stock were issued and 183.3 million were outstanding. The Common Stock has a par value of $2.50 per share. As of February 28, 1999, Loews Corporation owned approximately 85% of CNAF's outstanding Common Stock.

     The following summary description of the terms of the Common Stock sets forth certain general terms and provisions of the Common Stock. This description is qualified in its entirety by reference to (i) CNAF's Certificate of Incorporation, a copy of which is filed as an exhibit to CNAF's Registration Statement on Form S-8 (File No. 333-65493), (ii) CNAF's By-laws, a copy of which is filed as an exhibit to CNAF's Annual Report on Form 10-K for the year ended December 31, 1998, and (iii) the description of the Common Stock set forth in CNAF's registration statement on Form S-3 (File No. 33-35250) filed on June 6, 1990, all of which are incorporated herein by reference.

DIVIDENDS

     Subject to the rights of the holders of Preferred Stock, holders of Common Stock are entitled to receive dividends and other distributions in cash, stock or CNAF's property, when, as and if declared by CNAF's Board of Directors out of assets or funds of CNAF legally available therefor and shall share equally on a per share basis in all such dividends and distributions.
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

VOTING RIGHTS

     At every meeting of stockholders, every holder of Common Stock is entitled to one vote per share. Subject to any voting rights of the holders of Preferred Stock and as otherwise required by Delaware law, any action submitted to stockholders (other than the election of directors) is approved, if approved by a majority of the stock having voting power present at a meeting at which there is a quorum. A quorum generally requires the presence, in person or proxy, of the holders of a majority of the stock issued and outstanding. Delaware law requires that the holders of a majority of the issued and outstanding shares of stock, eligible to vote thereon, approve (i) amendments to the Certificate of Incorporation, (ii) most mergers and consolidations of CNAF and (iii) sale of all or substantially all of CNAF's assets.

LIQUIDATION RIGHTS

     In the event of any liquidation, dissolution or winding-up of CNAF, whether voluntary or involuntary, the holders of Common Stock are entitled to share equally in the assets available for distribution after payment of all liabilities and provision for the liquidation preference of any shares of Preferred Stock then outstanding.

MISCELLANEOUS

     The holders of Common Stock have no preemptive rights, cumulative voting rights, subscription rights, or conversion rights and the Common Stock is not subject to redemption.

     The transfer agent and registrar with respect to the Common Stock is First Chicago Trust Company of New York. The Common Stock is listed on the New York Stock Exchange, the Chicago Stock Exchange and the Pacific Exchange, and also is traded on the Philadelphia Stock Exchange. The trading symbol for the Common Stock is "CNA".

                         DESCRIPTION OF PREFERRED STOCK

     CNAF is authorized to issue up to 12,500,000 shares of Preferred Stock, without par value, in one or more series. All shares of Preferred Stock, irrespective of series, constitute one and the same class. The following description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. Certain terms of any series of Preferred Stock offered by the prospectus supplement will be described in the prospectus supplement relating to such series of Preferred Stock. If so indicated in the prospectus supplement, the terms of any such series may differ from the terms set forth below.

     The following summary description of the terms of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock. This description is qualified in its entirety by reference to CNAF's Certificate of Incorporation and By-Laws, copies of which are filed as exhibits to CNAF's registration statement on Form S-8 (File No. 333-65493) and to the Registration Statement.

GENERAL

     The Board of Directors is authorized to establish and designate series and to fix the number of shares and the relative rights, preferences and limitations of the respective series of Preferred Stock, including:

     - the designation and number of shares comprising such series, which may be increased or decreased from time to time by the Board of Directors;

     - the dividend rate or rates on the shares of such series and the relation which such dividends bear to the dividends payable on any other class or classes or of any other series of capital stock, the terms and conditions upon which and the periods in respect of
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

       which dividends shall be payable, whether and upon what conditions such dividends shall be cumulative and, if cumulative, the dates from which dividends shall accumulate;

     - whether the shares of such series shall be redeemable, the limitations and restrictions with respect to such redemption, the time or times when, the price or prices at which and the manner in which such shares shall be redeemable, including the manner of selecting shares of such series for redemption if less than all shares are to be redeemed;

     - the rights to which the holders of shares of such series shall be entitled, and the preferences, if any, over any other series (or of any other series over such series), upon the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of CNAF, which rights may vary depending on whether such liquidation, dissolution, distribution or winding-up is voluntary or involuntary, and, if voluntary, may vary at different dates;

     - whether the shares of such series shall be subject to the operation of a purchase, retirement or sinking fund, and, if so, whether and upon what conditions such purchase, retirement or sinking fund shall be cumulative or noncumulative, the extent to which and the manner in which such fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes and the terms and provisions relative to the operation thereof;

     - whether the shares of such series shall be convertible into or exchangeable for shares of any other class or classes or of any other series of any class or classes of capital stock of CNAF, and, if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of such conversion or exchange;

     - the voting powers, full and/or limited, if any, of the shares of such series; and whether and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more matters;

     - whether the issuance of any additional shares of such series, or of any shares of any other series, shall be subject to restrictions as to issuance, or as to the powers, preferences or rights of any such other series; and

     - any other preferences, privileges and powers, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such series, as the Board of Directors may deem advisable.

Unless otherwise specifically described in the applicable prospectus supplement for a series of Preferred Stock, all shares of Preferred Stock shall be of equal rank, preference and priority as to dividends; when the stated dividends are not paid in full, the shares of all series of the Preferred Stock shall share ratably in any payment thereof; and upon liquidation, dissolution or winding up, if assets are insufficient to pay in full all Preferred Stock, then such assets shall be distributed among the holders ratably.

     The description of certain provisions of the Preferred Stock described below is only a summary and is subject to and qualified in its entirety by reference to the Certificate of Incorporation and the Certificate of Designations that relates to a particular series of Preferred Stock.

DIVIDEND RIGHTS

     Except as may be set forth in an applicable prospectus supplement relating to a series of Preferred Stock, the holders of Preferred Stock shall be entitled to receive, but only when and as declared by the Board of Directors out of funds legally available for that purpose, cash dividends at the rates and on the dates set forth in the applicable prospectus supplement relating to a particular series of Preferred Stock. Such rate may be fixed or variable. Each such dividend will be payable to the holders of record as they appear on the stock register of CNAF on such record dates as will be fixed by the Board of Directors of CNAF or a duly authorized committee thereof. Dividends payable on the Preferred Stock for any period less than a full dividend period (being the period between such dividend payment dates) will be computed on the basis of the actual number of days elapsed over a 360 day year. For a full dividend period, the amount of dividends payable will be computed on the basis of a 360 day year consisting of twelve 30 day months. Except as may be set forth in the prospectus supplement relating to a series of Preferred Stock, such dividends shall be payable from, and shall be cumulative from, the date of original issue of each share, so that if in any dividend period, dividends at the rate or rates as described in the applicable prospectus supplement relating to such series of Preferred Stock shall not have been declared and paid or set apart for payment on all outstanding shares of Preferred Stock for such dividend period and all preceding dividend periods from and after the first day from which dividends are cumulative, then the aggregate deficiency shall be declared and fully paid or set apart for payment, but without interest, before any dividends shall be declared or paid or set apart for payment on the Common Stock by CNAF. After payment in full of all dividend arrearages on the Preferred Stock, dividends on the Common Stock may be declared and paid out of funds legally available for that purpose as the Board of Directors may determine.

REDEMPTION

     The prospectus supplement will describe whether and under what circumstances (i) any shares of Preferred Stock may be redeemed by CNAF and (ii) the holders of Preferred Shares may require CNAF to redeem any or all of such shares.

CONVERSION OR EXCHANGE

     The holders of Preferred Stock will have such rights, if any, to convert such shares into or to exchange such shares for shares of any other class or classes, or of any other series of any class, of the capital stock of CNAF and/or other property or cash, as described in the applicable prospectus supplement.

VOTING RIGHTS

     The holders of Preferred Stock will have such voting rights, if any, as described in the applicable prospectus supplement relating to a series of Preferred Stock. Unless and except to the extent required by the law or provided by the Board of Directors, holders of Preferred Stock shall have no voting power with respect to any matter. In no event shall the Preferred Stock be entitled to more than one vote per share in respect of each share of stock.

     The holders of the outstanding shares of a series of Preferred Stock shall be entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the Certificate of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series of Preferred Stock, increase or decrease the par value of the shares of such series of Preferred Stock, or alter or change the powers, preferences, or special rights of the shares of such series of Preferred Stock so as to affect them adversely. If any proposed amendment would alter or change the powers, preferences, or special rights of one or more series of Preferred Stock so as to affect them adversely, but shall not so affect the entire series, then only the shares of the series so affected by the amendment shall be considered a separate series for purposes of this paragraph. The number of authorized shares of any such series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of CNAF entitled to vote irrespective of the previous two sentences, if so provided in the Certificate of Incorporation, in any amendment thereto which created such series of Preferred Stock, or in any amendment thereto which was authorized by a resolution or resolutions adopted by the affirmative vote of the holders of a majority of such series of Preferred Stock. This paragraph is subject to any amendments to Delaware law regarding these matters.

     The foregoing voting provisions will not apply if, in connection with the matters specified, provision is made for the redemption or retirement of all outstanding Preferred Stock.

LIQUIDATION RIGHTS

     Upon any liquidation, dissolution or winding up of CNAF, whether voluntary or involuntary, holders of Preferred Stock will have such preferences and priorities, if any, with respect to distribution of the assets of CNAF or the proceeds thereof as may be set forth in the applicable prospectus supplement relating to a series of Preferred Stock.

MISCELLANEOUS

     The transfer agent, dividend disbursing agent and registrar for the Preferred Stock issued in connection with this prospectus will be as described in the applicable prospectus supplement. The holders of Preferred Stock, including any Preferred Stock issued in connection with this prospectus, will not have any preemptive rights to purchase or subscribe for any shares of any class or other securities of any type of CNAF. When issued, the Preferred Stock will be fully paid and nonassessable. The Certificate of Designations setting forth the provisions of each series of Preferred Stock will become effective after the date of this prospectus, but on or before issuance of the related series of Preferred Stock.

                        DESCRIPTION OF DEPOSITARY SHARES

     The description set forth below and in any prospectus supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

GENERAL

     CNAF may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the "Deposit Agreement") between CNAF and a bank or trust company selected by CNAF (the "Preferred Stock Depositary"). The prospectus supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

     The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable prospectus supplement.

     A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

     In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of CNAF, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

     The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by CNAF or the Preferred Stock Depositary on account of taxes.

CONVERSION AND EXCHANGE

     If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the prospectus supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

REDEMPTION OF DEPOSITARY SHARES

     If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever CNAF redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by CNAF.

     After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by CNAF with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to CNAF after a period of two years from the date such funds are so deposited.

VOTING

     Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and CNAF will agree to take all

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

reasonable action which may be deemed necessary by the Preferred Stock Depositary to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

RECORD DATE

     Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of CNAF to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall, in each such instance, fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (y) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (z) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between CNAF and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under "Charges of Preferred Stock Depositary"), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

     Whenever so directed by CNAF, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to CNAF a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

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

CHARGES OF PREFERRED STOCK DEPOSITARY

     CNAF will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

MISCELLANEOUS

     The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office all reports and communications from CNAF which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

     Neither the Preferred Stock Depositary nor CNAF will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of CNAF under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither CNAF nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. CNAF and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

     The Preferred Stock Depositary may resign at any time or be removed by CNAF, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to CNAF, the Preferred Stock Depositary may terminate the Deposit Agreement. See "Amendment and Termination of Deposit Agreement" above.

                            DESCRIPTION OF WARRANTS

GENERAL

     CNAF may issue Warrants to purchase Debt Securities, Junior Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the "Underlying Warrant Securities"), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a "Warrant Agreement") to be entered into between CNAF and a warrant agent ("Warrant Agent"). The Warrant Agent will act solely as an agent of CNAF in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following describes certain general terms and provisions of the offered Warrants hereby. Further terms of the Warrants and the applicable Warrant Agreement will be described in the applicable prospectus supplement.

     The applicable prospectus supplement will describe the specific terms of any Warrants for which this Prospectus is being delivered, including the following:

     - the title of such Warrants;

     - the aggregate number of such Warrants;

     - the issue price or prices of the Warrants;

     - the currency or currencies, including composite currencies, in which the price of such Warrants may be payable;

     - the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants;

     - the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased;

     - the exercise date and expiration date for such Warrants;

     - whether such Warrants will be issued in registered form or bearer form;

     - if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time;

     - if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security;

     - if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be traded separately;

     - information with respect to book-entry procedures, if any;

     - if applicable, a discussion of certain United States federal income tax considerations; and

     - any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

                      DESCRIPTION OF PREFERRED SECURITIES

     Pursuant to the terms of the Trust Agreement for each CNA Capital Trust, the Issuer Trustee on behalf of such CNA Capital Trust will issue the Preferred Securities and the Common Securities (collectively, "Trust Securities"). The Preferred Securities of a particular issue will represent preferred beneficial interests in the CNA Capital Trust and the holders thereof will be entitled to a preference over the Common Securities of such CNA Capital Trust in certain circumstances with respect to distributions and amounts payable on redemption or liquidation over the Common Securities of such CNA Capital Trust, as well as other benefits as described in the corresponding Trust Agreement. Because the description below is only a summary, it does not contain the detailed information contained in each Trust Agreement, including certain of the definitions used in this prospectus or in the Trust Indenture Act. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the CNA Capital Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

GENERAL

     The Preferred Securities of a CNA Capital Trust will rank equal with, and payments will be made thereon in proportion with, the Common Securities of that CNA Capital Trust except as described under "--Subordination of Common Securities." Legal title to the Corresponding Junior Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by CNAF for the benefit of the holders of a CNA Capital Trust's Preferred Securities (the "Guarantee" for such Preferred Securities) will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related CNA Capital Trust does not have funds on hand available to make such payments. See "Description of Guarantees."

     The revenue of a CNA Capital Trust available for distribution to holders of Preferred Securities will be limited to payments under the corresponding Junior Debt Securities which such CNA Capital Trust purchased with the proceeds from the sale of its Common Securities and Preferred Securities. If CNAF fails to make a required payment in respect of such Junior Debt Securities, the applicable CNA Capital Trust will not have sufficient funds to make the related payments, including distributions in respect of its Preferred Securities.

DISTRIBUTIONS

     Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable prospectus supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), unless otherwise specified in the applicable prospectus supplement, payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date"). A "Business Day" shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed.

     Each CNA Capital Trust's Preferred Securities represent preferred beneficial interests in the applicable CNA Capital Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the prospectus supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable prospectus supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable prospectus supplement. The term "Distributions" as used herein includes any such additional Distributions unless otherwise stated.

     If provided in the applicable prospectus supplement, CNAF has the right under the Indenture, pursuant to which it will issue the Corresponding Junior Debt Securities, to defer the payment of interest at any time or from time to time on any series of the Corresponding Junior Debt Securities for a period which will be specified in such prospectus supplement relating to such series (each, an "Extension Period"), provided that no Extension Period may extend beyond the stated maturity of the Corresponding Junior Debt Securities. Because of any such extension, Distributions on the corresponding Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum described in the prospectus supplement for such Preferred Securities) by the CNA Capital Trust which issued such Preferred Securities during any such Extension Period. During such Extension Period CNAF may not, and may not permit any subsidiary of CNAF to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of CNAF's capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of CNAF that rank pari passu with or junior in interest to the Corresponding Junior Debt Securities or (iii) make any guarantee payments with respect to any guarantee by CNAF of debt securities of any subsidiary of CNAF if such guarantee ranks pari passu with or junior in interest to the Corresponding Junior Debt Securities (other than (a) dividends or distributions in common stock of CNAF, (b) payments under any Guarantee

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

and (c) purchases of common stock related to the issuance of common stock under any of CNAF's benefit plans for its directors, officers or employees).

     The revenue of each CNA Capital Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Debt Securities in which the CNA Capital Trust will invest the proceeds from the issuance and sale of its Trust Securities. See "Description of Junior Debt Securities--Corresponding Junior Debt Securities." If CNAF does not make interest payments on such Corresponding Junior Debt Securities, the Property Trustee will not have funds available to pay Distributions on the Related Preferred Securities. The payment of Distributions (if and to the extent the CNA Capital Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by CNAF to the extent set forth herein under "Description of Guarantees."

     Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such CNA Capital Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant distribution date. If any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable prospectus supplement.

REDEMPTION OR EXCHANGE

     Mandatory Redemption.

     Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Debt Securities, whether at maturity or upon earlier redemption as provided in the Junior Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Common Securities and Preferred Securities of the CNA Capital Trust, upon not less than 30 nor more than 60 days' notice, at a redemption price (the "Redemption Price") equal to the aggregate liquidation amount of such Common Securities and Preferred Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the "Redemption Date") and the related amount of the premium, if any, paid by CNAF upon the concurrent redemption of such Corresponding Junior Debt Securities. See "Description of Junior Debt Securities--Redemption." If less than all of any series of Corresponding Junior Debt Securities are to be repaid or redeemed on a Redemption Date, then unless there is a Junior Debt Related Event of Default then continuing, the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities. The amount of premium, if any, paid by CNAF upon the redemption of all or any part of any series of any Corresponding Junior Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities unless there is a Junior Debt Related Event of Default then continuing.

     Special Event Redemption or Distribution of Corresponding Junior Debt Securities.

     If a Special Event in respect of a series of Preferred Securities and Common Securities shall occur and be continuing, CNAF has the right to redeem the Corresponding Junior Debt Securities in whole (but not in part) and thereby cause a mandatory redemption of such Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time (so long as it would not be a taxable event to the holders of Preferred Securities under federal law), CNAF has the right to terminate the related CNA Capital Trust and, after satisfaction of the liabilities of creditors of such CNA Capital Trust as provided by applicable law, cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust. If CNAF does not elect either option described above, the

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

applicable series of Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the Corresponding Junior Debt Securities.

     Extension of Maturity of Corresponding Junior Debt Securities.

     If provided in the applicable prospectus supplement, CNAF shall have the right to extend or shorten the maturity of any series of Corresponding Junior Debt Securities at the time that CNAF exercises its right to elect to terminate the related CNA Capital Trust and cause such Corresponding Junior Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the CNA Capital Trust, provided that it can extend the maturity only if certain conditions specified in the applicable prospectus supplement are met at the time such election is made and at the time of such extension.

     "Additional Sums" means the additional amounts as may be necessary so that the amount of Distributions then due and payable by a CNA Capital Trust on the outstanding Preferred Securities and Common Securities of the CNA Capital Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such CNA Capital Trust has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of any series of Common Securities or Preferred Securities, securities of such series having a liquidation amount equal to that portion of the principal amount of Corresponding Junior Debt Securities to be contemporaneously redeemed in accordance with the Junior Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related CNA Capital Trust, Corresponding Junior Debt Securities having a principal amount equal to the liquidation amount of the Trust Securities of the holder to whom such Corresponding Junior Debt Securities are distributed.

     After the liquidation date fixed for any distribution of Corresponding Junior Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company ("DTC") or its nominee, if the record holder of any series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Debt Securities having a principal amount equal to the liquidation amount of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

     There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of a CNA Capital Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Debt Securities that the investor may receive on dissolution and liquidation of a CNA Capital Trust, may trade at a different price from the purchase price for those Preferred Securities.

REDEMPTION PROCEDURES

     Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Debt Securities. Redemptions of the Preferred Securities shall be made
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

and the Redemption Price shall be payable on each Redemption Date only to the extent that the related CNA Capital Trust has funds on hand available for the payment of such Redemption Price. See also "--Subordination of Common Securities."

     If a CNA Capital Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are legally available, with respect to any Preferred Securities held by DTC or its nominee, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. If such Preferred Securities are not in book-entry form, the Property Trustee, to the extent funds are legally available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the CNA Capital Trust or by CNAF pursuant to the Guarantee as described under "Description of Guarantees", distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the CNA Capital Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

     Subject to applicable law (including, without limitation, United States federal securities law), CNAF or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

     If less than all of the Preferred Securities and Common Securities issued by a CNAF Capital Trust are to be redeemed on a Redemption Date, then a Like Amount of such Preferred Securities and Common Securities shall be redeemed. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to the minimum liquidation amount or an integral multiple in excess thereof) of the liquidation amount of Preferred Securities of a larger denomination. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the liquidation amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of Preferred Securities which has been or is to be redeemed.

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

     Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address.

SUBORDINATION OF COMMON SECURITIES

     Payment of Distributions on, the Redemption Price of, and the Liquidation Distribution (as defined below) applicable to, each CNA Capital Trust's Preferred Securities and Common Securities, as applicable, shall be made proportionately based on the liquidation amount of such Preferred Securities and Common Securities; provided, however, that if on any Distribution Date, Redemption Date or liquidation date a Junior Debt Related Event of Default shall have occurred and be continuing, no payment of any Distribution on, Redemption Price of, or Liquidation Distribution applicable to any of the CNA Capital Trust's Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the CNA Capital Trust's outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price or Liquidation Distribution the full amount of such payment in respect of all of the CNA Capital Trust's outstanding Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, Redemption Price of, or Liquidation Distribution applicable to the CNA Capital Trust's Preferred Securities then due and payable.

     In the case of a Junior Debt Related Event of Default, CNAF as holder of such CNA Capital Trust's Common Securities will be deemed to have waived any right to act with respect to any such Junior Debt Related Event of Default under the applicable Trust Agreement until the effect of all such Junior Debt Related Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such events of default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of CNAF as holder of the CNA Capital Trust's Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

LIQUIDATION DISTRIBUTION UPON TERMINATION

     Pursuant to each Trust Agreement, each CNA Capital Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of:

     - certain events of bankruptcy, dissolution or liquidation of CNAF (a "Bankruptcy Event");

     - the distribution of a Like Amount of the Corresponding Junior Debt Securities to the holders of its Trust Securities, if CNAF, as Depositor, has given written direction to the Property Trustee to terminate such CNA Capital Trust (which direction is optional and wholly within the discretion of CNAF, as Depositor) and such distribution would not result in a federal taxable event to holders of the Preferred Securities (a "Distribution Event");

     - the redemption of all of the CNA Capital Trust's Trust Securities following a Special Event;

     - redemption of all of the CNA Capital Trust's Preferred Securities as described under "Description of Preferred Securities--Redemption or Exchange--Mandatory Redemption"; and

     - the entry of an order for the dissolution of the CNA Capital Trust by a court of competent jurisdiction (a "Dissolution Event").

     If an early termination occurs from a Bankruptcy Event, a Distribution Event or a Dissolution Event, the CNA Capital Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the CNA Capital Trust available for distribution to holders, after satisfaction of liabilities to creditors of such CNA Capital Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the liquidation amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the "Liquidation Distribution"). If such Liquidation Distribution can be paid only in part because such CNA Capital Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such CNA Capital Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such CNA Capital Trust's Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Debt Related Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental Indenture may provide that if an early termination occurs as described in the fifth bullet point above, the Corresponding Junior Debt Securities may be subject to optional redemption in whole (but not in part).

EVENTS OF DEFAULT; NOTICE

     A Junior Debt Related Event of Default under the Junior Indenture (see "Description of Junior Debt Securities--Junior Debt Related Events of Default") will constitute an event of default with respect to the Preferred Securities.

     Within five Business Days after the occurrence of any Junior Debt Related Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such CNA Capital Trust's Preferred Securities, the Administrative Trustees and CNAF, as Depositor, unless such Event of Default shall have been cured or waived. CNAF, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

     If a Junior Debt Related Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities as described above under "--Subordination of Common Securities."

     Upon certain Junior Debt Related Events of Default, the holders of Preferred Securities may have the right to bring a Direct Action. See "Description of Junior Debt Securities--Enforcement of Certain Rights by Holders of Preferred Securities."

REMOVAL OF ISSUER TRUSTEES

     Unless a Junior Debt Related Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in CNAF as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

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

CO-TRUSTEES AND SEPARATE PROPERTY TRUSTEE

     Unless a Trust Related Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, CNAF, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Junior Debt Related Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

MERGERS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE CNA CAPITAL TRUSTS

     A CNA Capital Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other Person, except as described below. A CNA Capital Trust may, at the request of CNAF, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state; provided, that:

     - such successor entity either (a) expressly assumes all of the obligations of such CNA Capital Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - CNAF expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Debt Securities;

     - the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any;

     - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization;

     - such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect;

     - such successor entity has a purpose identical to that of the CNA Capital Trust;

     - prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, CNAF has received an opinion from independent counsel to the CNA Capital Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect,
       (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the CNA Capital Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (c) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust (or any successor entity) will continue to be classified as a grantor trust for United States federal income tax purposes; and

     - CNAF or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee.

     Notwithstanding the foregoing, a CNA Capital Trust shall not, except with the consent of holders of 100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the CNA Capital Trust or the successor entity to be classified as other than a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF EACH TRUST AGREEMENT

     Except as provided below and under "Description of Guarantees--Amendments and Assignment" and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

     Each Trust Agreement may be amended from time to time by CNAF, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the CNA Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the CNA Capital Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and CNAF with (i) the consent of holders representing a majority (based upon liquidation amounts) of the outstanding Preferred Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the CNA Capital Trust's status as a grantor trust for United States federal income tax purposes or the CNA Capital Trust's exemption from status as an "investment company" under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date, (ii) change any redemption, conversion or exchange provisions of the Trust Securities, (iii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date, (iv) change the purpose of the CNA Capital Trust, (v) authorize or issue any beneficial interest in the CNA Capital Trust other than the contemplated Trust Securities, (vi) change the conditions precedent for CNAF to elect to dissolve the CNA Capital Trust and distribute the Corresponding Junior Debt Securities or (vii) affect the limited liability of any holder of Preferred Securities.

     So long as any Corresponding Junior Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Junior Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Debt Securities, (ii) waive any past default that is waivable under the Junior Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Indenture or such Corresponding Junior Debt Securities where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate liquidation amount of all outstanding Preferred Securities; provided, however, that where a consent under the Junior Indenture would require the consent of each holder of Corresponding Junior Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Related Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the CNA Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

     No vote or consent of the holders of Preferred Securities will be required for a CNA Capital Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

     Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by CNAF, the Issuer Trustees or any affiliate of CNAF or any Issuer Trustees shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL PREFERRED SECURITIES

     The Preferred Securities of a series may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the Depositary identified in the applicable prospectus supplement. Unless otherwise indicated in the prospectus supplement for such series, the Depositary will be DTC. Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it

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

is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary for such Global Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Preferred Securities will be described in the applicable prospectus supplement. CNAF anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate liquidation amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by CNAF if such Preferred Securities are offered and sold directly by CNAF. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

     So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities of the series represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

     Payments of Distributions, Redemption Price and Liquidation Distributions in respect of individual Preferred Securities represented by a Global Preferred Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of CNAF, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     CNAF expects that the Depositary for a series of Preferred Securities or its nominee, upon receipt of any payment of Distributions, Redemption Price and Liquidation Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. CNAF also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     Unless otherwise specified in the applicable prospectus supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by CNAF within 90 days, CNAF will issue individual Preferred Securities of such series in exchange for the Global Preferred Security representing such series of Preferred Securities. In addition, CNAF may at any time and in its sole discretion, subject to any limitations described in the prospectus supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Preferred Security or Securities representing such series of Preferred Securities. Further, if CNAF so specifies with respect to the Preferred Securities of a series, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities of such series may, on terms acceptable to CNAF, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the prospectus supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name.

PAYMENT AND PAYING AGENCY

     Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any CNA Capital Trust's Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable prospectus supplement, the paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and CNAF. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and CNAF. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and CNAF) to act as Paying Agent.

REGISTRAR AND TRANSFER AGENT

     Unless otherwise specified in the applicable prospectus supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

     Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each CNA Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The CNA Capital Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of a Trust Related Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Junior Debt Related Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of

Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Junior Debt Related Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by CNAF and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the CNA Capital Trust's Common Securities and Preferred Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the CNA Capital Trusts in such a way that no CNA Capital Trust will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the Corresponding Subordinated Debt Securities will be treated as indebtedness of CNAF for United States federal income tax purposes. In this connection, CNAF and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each CNA Capital Trust or each Trust Agreement, that CNAF and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

     Holders of the Preferred Securities have no preemptive or similar rights.

     No CNA Capital Trust may borrow money or issue debt or mortgage or pledge any of its assets.

                           DESCRIPTION OF GUARANTEES

     A Guarantee will be executed and delivered by CNAF concurrently with the issuance by each CNA Capital Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee ("Guarantee Trustee") under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. The form of the Guarantee has been included as an exhibit to the Registration Statement.

     The following description summarizes the material terms of the Guarantees. This summary is qualified in its entirety by reference to the detailed provisions of the Guarantees, including the definitions of certain terms used in the description of the Guarantees in this prospectus, and those terms made a part of each of the Guarantees by the Trust Indenture Act. Reference in this summary to Preferred Securities means that CNA Capital Trust's Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related CNA Capital Trust's Preferred Securities.

GENERAL

     CNAF will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such CNA Capital Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related CNA Capital Trust (the "Guarantee Payments"), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such CNA Capital Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption, to the extent that such CNA Capital Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such CNA Capital Trust (unless the Corresponding Junior Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such CNA Capital Trust remaining available for distribution to holders of Preferred Securities after satisfaction of liabilities to creditors of such CNA Capital Trust as required by applicable law (in either case, the "Liquidation Distribution"). CNAF's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by CNAF to the holders of the applicable Preferred Securities or by causing the CNA Capital Trust to pay such amounts to such holders.

     Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related CNA Capital Trust's obligations under the Preferred Securities, but will apply only to the extent that such related CNA Capital Trust has funds sufficient to make such payments, and is not a guarantee of collection.

     If CNAF does not make required payments on the Corresponding Junior Debt Securities held by the CNA Capital Trust, the CNA Capital Trust will not have funds legally available and will not be able to pay the related amounts in respect of the Preferred Securities. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt of CNAF. See "--Status of the Guarantees." Except as otherwise provided in the applicable prospectus supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of CNAF, whether under the Indentures, the Junior Indenture, any other indenture that CNAF may enter into in the future or otherwise. See the prospectus supplement relating to any offering of Preferred Securities.

     CNAF's obligations described herein and in any accompanying prospectus supplement, through the applicable Guarantee, the applicable Trust Agreement, the Junior Debt Securities, the Junior Indenture and any supplemental indentures thereto, and the Expense Agreement, taken together, constitute a full, irrevocable and unconditional guarantee by CNAF of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust's obligations under the Preferred Securities. See "The CNA Capital Trusts," "Description of Preferred Securities," and "Description of Subordinated Debt Securities."

STATUS OF THE GUARANTEES

     Each Guarantee will constitute an unsecured obligation of CNAF and will rank subordinate and junior in right of payment to all Senior Debt.

     Each Guarantee will rank equally with all other Guarantees issued by CNAF. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the CNA Capital Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional Senior Debt that may be incurred by CNAF. CNAF expects from time to time to incur additional indebtedness constituting Senior Debt.

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

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes which do not materially adversely affect the rights of holders of the Preferred Securities (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate liquidation amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under "Description of the Preferred Securities--Voting Rights; Amendment of Each Trust Agreement." All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of CNAF and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

EVENTS OF DEFAULT

     An event of default under each Guarantee will occur upon the failure of CNAF to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate liquidation amount of the Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

     Any holder of the Preferred Securities may institute a legal proceeding directly against CNAF to enforce its rights under such Guarantee without first instituting a legal proceeding against the CNA Capital Trust, the Guarantee Trustee or any other person or entity.

     CNAF, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not CNAF is in compliance with all the conditions and covenants applicable to it under the Guarantee.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee, other than during the occurrence and continuance of a default by CNAF in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

TERMINATION OF THE GUARANTEES

     Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the Preferred Securities, upon full payment of the amounts payable upon liquidation of the related CNA Capital Trust or upon distribution of Corresponding Junior Debt Securities to the holders of the related Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

THE EXPENSE AGREEMENT

     Pursuant to the Expense Agreement entered into by CNAF under each Trust Agreement (the "Expense Agreement"), CNAF will irrevocably and unconditionally guarantee to each person or entity to whom the CNA Capital Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the CNA Capital Trust, other than obligations of the CNA Capital Trust to pay to the holders of any Preferred Securities or other similar interests in the CNA Capital

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

Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

                       DESCRIPTION OF PURCHASE CONTRACTS
                               AND PURCHASE UNITS

     CNAF and/or the CNA Capital Trusts may issue Purchase Contracts, representing contracts obligating holders to purchase from CNAF and/or the applicable CNA Capital Trust, and CNAF and/or the applicable CNA Capital Trust to sell to the holders, a specified quantity of Debt Securities, Junior Debt Securities Common Stock, Preferred Stock, Depositary Shares, Warrants or Preferred Securities at a future date or dates. The price of the securities subject to a Purchase Contract may be fixed at the time the Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Purchase Contracts. The Purchase Contracts may be issued separately or as a part of units ("Purchase Units") consisting of a Purchase Contract and either
(x) Debt Securities or Junior Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of a CNA Capital Trust, securing the holder's obligations to purchase the applicable securities under the Purchase Contracts. The Purchase Contracts may require CNAF to make periodic payments to the holders of the Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances CNAF may deliver newly issued prepaid purchase contracts ("Prepaid Securities") upon release to a holder of any collateral securing such holder's obligations under the original Purchase Contract.

     The applicable prospectus supplement will describe the terms of any Purchase Contracts or Purchase Units and, if applicable, Prepaid Securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Purchase Contracts or Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

                  RELATIONSHIP AMONG THE PREFERRED SECURITIES,
                    THE CORRESPONDING JUNIOR DEBT SECURITIES
                               AND THE GUARANTEES

FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the Preferred Securities (to the extent the CNA Capital Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by CNAF as and to the extent set forth under "Description of Guarantees." Taken together, CNAF's obligations under each series of Junior Debt Securities, the Junior Indenture, the related Trust Agreement, the related Expense Agreement, and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the CNA Capital Trust's obligations under the Preferred Securities. If and to the extent that CNAF does not make payments on any series of Corresponding Junior Debt Securities, such CNA Capital Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover any payment when the related CNA Capital Trust does not have sufficient funds therefor. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against CNAF for enforcement of such payment to such holder. The obligations of CNAF under each Guarantee are subordinate and junior in right of payment to all Senior Debt of CNAF.

SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on each series of Corresponding Junior Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Debt Securities will be equal to the sum of the aggregate liquidation amount of the Related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) CNAF shall pay for all and any costs, expenses and liabilities of such CNA Capital Trust except the CNA Capital Trust's obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the CNA Capital Trust will not engage in any activity that is not consistent with the limited purposes of such CNA Capital Trust.

     Notwithstanding anything to the contrary in the Junior Indenture, CNAF has the right to set-off any payment it is otherwise required to make thereunder to the extent CNAF has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

ENFORCEMENT RIGHTS OF HOLDERS OF PREFERRED SECURITIES

     A holder of any related Preferred Security may institute a legal proceeding directly against CNAF to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related CNA Capital Trust or any other person or entity.

     A default or event of default under any Senior Debt of CNAF would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of CNAF, the subordination provisions of the Junior Indenture provide that no payments may be made in respect of the Corresponding Junior Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Debt Securities would constitute a Junior Debt Related Event of Default and permit Direct Actions by the holders of Preferred Securities against CNAF to collect upon the corresponding Junior Debt Securities.

LIMITED PURPOSE OF CNA CAPITAL TRUSTS

     Each CNA Capital Trust's Preferred Securities evidence a beneficial interest in such CNA Capital Trust, and each CNA Capital Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Debt Securities. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Debt Security is that a holder of a Corresponding Junior Debt Security is entitled to receive from CNAF the principal amount of and interest accrued on Corresponding Junior Debt Securities held, while a holder of Preferred Securities is entitled to receive payment of Distributions and the Redemption Price from such CNA Capital Trust (or from CNAF under the applicable Guarantee) if and to the extent such CNA Capital Trust has funds available for such payment.

RIGHTS UPON TERMINATION

     Upon any voluntary or involuntary termination, winding-up or liquidation of any CNA Capital Trust involving the liquidation of the Corresponding Junior Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such CNA Capital

Trust, the Liquidation Distribution in cash. See "Description of Preferred Securities--Liquidation Distribution Upon Termination." Upon any voluntary or involuntary liquidation or bankruptcy of CNAF, the Property Trustee, as holder of the Corresponding Junior Debt Securities, would be a subordinated creditor of CNAF, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of CNAF receive payments or distributions. Since CNAF is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each CNA Capital Trust (other than the CNA Capital Trust's obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Debt Securities relative to other creditors and to stockholders of CNAF in the event of liquidation or bankruptcy of CNAF are expected to be substantially the same.

                              PLAN OF DISTRIBUTION

     CNAF and/or any CNA Capital Trust may sell any of the Offered Securities in any one or more of the following ways from time to time: (i) through agents;
(ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

     The prospectus supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to CNAF and/or a CNA Capital Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Offers to purchase Offered Securities may be solicited by agents designated by CNAF from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this prospectus is delivered will be named, and any commissions payable by CNAF and/or the applicable CNA Capital Trust to such agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

     If Offered Securities are sold by means of an underwritten offering, CNAF and/or the applicable CNA Capital Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the prospectus supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this prospectus is delivered to the public. If underwriters are used in the sale of the Offered Securities in respect of which this prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are used in the sale of the Offered Securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

     If a dealer is used in the sales of the Offered Securities in respect of which this prospectus is delivered, CNAF and/or the applicable CNA Capital Trust will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating thereto.

     Offers to purchase Offered Securities may be solicited directly by CNAF and/or the applicable CNA Capital Trust and the sale thereof may be made by CNAF and/or the applicable CNA Capital Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

     Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain liabilities, including liabilities under the Securities Act.

     Agents, underwriters and dealers may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

     Offered Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for CNAF and/or the applicable CNA Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with CNAF and/or the applicable CNA Capital Trust to indemnification or contribution by CNAF and/or the applicable CNA Capital Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for CNAF and its subsidiaries in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, CNAF and/or the applicable CNA Capital Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Offered Securities from CNAF and/or the applicable CNA Capital Trust at the public offering prices set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable prospectus supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to any such delayed delivery contracts accepted by CNAF and/or the applicable CNA Capital Trust.

                             VALIDITY OF SECURITIES

     Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for CNAF by Jonathan D. Kantor, Esq., Executive Vice President, Secretary and General Counsel of CNAF.

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

                                    EXPERTS

     The consolidated financial statements and the related consolidated financial statement schedules incorporated by reference in this prospectus from CNAF's Annual Report on Form 10-K for the year ended December 31, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which express an unqualified opinion and include an explanatory paragraph as to an accounting change) which have been incorporated herein by reference and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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